Form 10-K, Exhibit 13
period 1999-12-31
PULASKI BANCORP INC
filed 2000-03-29
CIK 1089624

                        PULASKI BANCORP, INC. AND SUBSIDIARY
             SELECTED FINANCIAL CONDITION AND OTHER DATA OF THE COMPANY


                                                  At December 31,
                                ----------------------------------------------------
                                 1999        1998       1997       1996       1995
                                --------   --------   --------   --------   --------
(In Thousands)
Financial Condition data:

Total amount of:

Assets                          $236,550   $199,792   $181,732   $160,722   $168,102
Loans receivable, net            134,522    100,894    102,212     96,258     95,605
Securities available for sale      5,906      5,642      5,367      5,034      4,842
Mortgage-backed securities        71,399     55,728     50,856     42,281     49,473
Investment securities              6,947      6,946     10,000      5,000      6,001
Deposits                         169,008    174,808    153,227    147,209    154,911
Advances and other borrowings     42,000        455      5,636       --         --
Stockholders' equity              23,783     22,806     21,689     12,445     12,134

                                         For the Year Ended December 31,
                                ------------------------------------------------
                                  1999      1998       1997     1996       1995
                                 -------   -------   -------   -------   -------
(In Thousands)
Operating data:

Interest income                  $14,391   $13,426   $12,702   $11,614   $11,463
Interest expense                   8,317     7,790     7,347     6,872     7,106
                                 -------   -------   -------   -------   -------
Net interest income                6,074     5,636     5,355     4,742     4,357
Provision for loan losses            113       114       168       107        87
Non-interest income                  562       295       178       145       104
Non-interest expenses              4,600     4,160     3,571     4,243     3,204
Income taxes                         738       626       673       195       416
                                 -------   -------   -------   -------   -------
Net income                       $ 1,185   $ 1,031   $ 1,121   $   342   $   754
                                 =======   =======   =======   =======   =======

                          PULASKI BANCORP, INC. AND SUBSIDIARY
               SELECTED FINANCIAL CONDITION AND OTHER DATA OF THE COMPANY

                                                At or For the Year Ended December 31,
                                          ---------------------------------------------
                                           1999      1998      1997     1996     1995
                                          ------    ------    ------    -----    -----
Selected Financial Ratios:

Return on average assets (1)                0.55%     0.54%     0.64%    0.59%    0.46%
Return on average equity (1)                5.11%     4.63%     6.01%    7.72%    6.42%
Average equity/average assets              10.85%    11.69%    10.64%    7.60%    7.15%
Interest rate spread                        2.49%     2.59%     2.80%    2.76%    2.50%
Net yield on average
 interest-earning assets                    2.94%     3.08%     3.18%    3.01%    2.74%
Non-interest expenses to
 average assets (1)                         2.15%     2.18%     2.04%    2.01%    1.95%
Efficiency ratios (1)                      69.32%    70.14%    64.55%   67.14%   71.82%
Equity/total assets                        10.05%    11.41%    11.93%    7.74%    7.22%
Capital ratios:
     Tangible                               9.67%    11.41%    11.93%    7.75%    7.21%
     Core                                   9.67%    11.41%    11.93%    7.75%    7.21%
     Risk-based                            20.95%    25.86%    28.28%   19.27%   19.36%
Non-performing loans
 to total assets                            0.29%     0.47%     0.49%    0.83%    0.78%
Non-performing loans
 to total loans receivable                  0.43%     0.80%     0.79%    1.29%    1.31%
Non-performing assets
 to total assets                            0.31%     0.53%     0.53%    0.92%    0.82%
Allowance for loan losses
 to non-performing loans                  167.95%   109.89%   102.47%   63.55%   64.88%
Average interest-earning
 assets/average
 interest-bearing liabilities               1.11x     1.12x     1.09x     1.06x    1.06x
Net interest income after
 provision for loan losses to
 non-interest expenses (1)                  1.30x     1.33x     1.45x     1.41x    1.33x


(1) Excludes for the year ended December 31, 1996, one-time SAIF special assessment of $962,000 and the related income tax benefit of $346,000.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Formation of Stock Holding Company

On July 12, 1999, Pulaski Savings Bank (the "Bank") reorganized into a two-tier mutual holding company structure pursuant to an Agreement and Plan of
Reorganization which was unanimously adopted by the Board of Directors on January 28, 1999 and approved by the shareholders of the Bank on April 23, 1999. Under the Plan of Reorganization, the Bank became a wholly owned subsidiary of Pulaski Bancorp, Inc. (the "Company"), a federally-chartered stock holding company, a majority of the Common Stock of which is now owned by the Pulaski Bancorp, M.H.C., the Bank's parent mutual holding company. In the Reorganization, each outstanding share of Bank common stock was converted into one share of Company common stock and the holders of Bank common stock became the holders of all of the outstanding shares of Company common stock. Accordingly, as a result of the reorganization, the Bank's minority stockholders became minority stockholders of the Company and the Bank's majority stockholder, the Mutual Holding Company, became the majority stockholder of the Company.

After the reorganization, the Bank has continued its business and operations as a wholly owned subsidiary of the Company and the consolidated capitalization, assets, liabilities, income and financial statements, and management of the Company immediately following the reorganization is substantially the same as those of the Bank immediately prior to consummation of the reorganization. The Charter and Bylaws of the Bank continue in effect, and have not been affected in any manner by the Reorganization. The name "Pulaski Savings Bank" continues to be utilized by the Bank. The corporate existence of the Bank has continued unaffected and unimpaired by the Reorganization except that all of its outstanding stock is now owned by the Company.

Discussion of Forward-Looking Statements

When used or incorporated by reference in disclosure documents, the words "anticipate", "estimate", "expect", "project", "target", "goal" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. These forward-looking statements speak only as of the date of the document. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

General

The Company's principal business is the ownership and operation of the Bank. The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to-four family, owner occupied residential mortgage loans and construction loans. In addition, in times of low loan demand, the Bank will invest in mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, commercial real estate loans, home equity and second mortgage loans and consumer loans.

                              PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between the interest earned on assets such as loans, mortgage-backed securities, investment securities and other interest-earning assets and the interest paid on liabilities such as deposits and borrowings. Net interest income is affected by many factors, including regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flow. Net interest income is also affected by the amount, composition and relative interest rates of the Bank's assets and liabilities and by the repricing of such assets and liabilities. The Bank is vulnerable to interest rate fluctuations to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. Such asset/liability structure may result in lower net interest income during periods of rising interest rates and may be beneficial in times of declining interest rates. The Bank's net income is also affected by provisions for loan losses, non-interest income, non-interest expenses and income taxes.

Comparison of Financial Condition at December 31, 1999 and 1998

The Company's assets at December 31, 1999 totalled $236.6 million, which represents an increase of $36.8 million or 18.4% as compared to $199.8 million at December 31, 1998 due to increases in mortgage-backed securities and loans receivable portfolios of $15.7 million and $33.6 million, respectively, partially offset by a decrease in cash and cash equivalents of $16.6 million.

Cash and cash equivalents decreased $16.6 million or 70.9% to $6.8 million at December 31, 1999 from $23.4 million at December 31, 1998, primarily reflecting a $16.3 million decrease in federal funds sold. The decrease was primarily used to fund loan originations and purchases.

Trading account securities at December 31, 1999 amounted to $2.8 million. The Bank did not have trading account securities at December 31, 1998.

Securities available for sale increased $264,000 or 4.7% to $5.9 million at December 31, 1999 compared with $5.6 million at December 31, 1998. The increase during the year ended December 31, 1999, resulted primarily from purchases of securities available for sale of $310,000, which were sufficient to offset an increase of unrealized loss on such portfolio of $46,000. Investment securities held to maturity at December 31, 1999 and 1998 amounted to $6.9 million. During the year ended December 31, 1999, proceeds from calls and maturities of such securities totalled $3.0 million and were offset by purchases of $3.0 million.

Mortgage-backed securities held to maturity increased $15.7 million or 28.2% to $71.4 million at December 31, 1999 as compared with $55.7 million at December 31, 1998. The increase during the year ended December 31, 1999 resulted primarily from purchases of such securities of $37.1 million, which were sufficient to offset principal repayments of $21.4 million.

Net loans amounted to $134.5 million and $100.9 million at December 31, 1999 and 1998, respectively, which represents an increase of $33.6 million or 33.3%. The increase during the year ended December 31, 1999 resulted primarily from loan originations and purchases exceeding loan principal repayments.

Real estate owned amounted to $50,000 and $131,000 at December 31, 1999 and 1998, respectively.

Deposits at December 31, 1999 decreased $5.8 million to $169.0 million when compared with $174.8 million at December 31, 1998. During the third quarter of 1999, the Bank sold its deposits held at its Harrison, New Jersey branch office in the amount of $5.7 million, resulting in a gain of $423,000.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


At December 31, 1999, borrowed money amounted to $42.0 million, representing advances from Federal Home Loan Bank of New York ("FHLB"). The Bank adopted a strategy where such advances were primarily used for the purchase of mortgage-backed securities held to maturity and the funding of loan originations and purchases to seek higher rate of return. The Bank did not have any outstanding advances from FHLB at December 31, 1998. At December 31, 1998, other borrowed money amounted to $455,000, which was paid-off during 1999.

Stockholders' equity amounted to $23.8 million and $22.8 million at December 31, 1999 and 1998, respectively. During the years ended December 31, 1999 and 1998, cash dividends of $309,000 and $283,000, respectively, were paid on the Bank's and Company's common stock. During the year ended December 31, 1999, the Company repurchased 27,600 shares of its common stock, at prices ranging from $8.00 to $8.31, for $224,000 under a stock repurchase program.


Comparison of Operating Results for The Years Ended December 31, 1999 and 1998

GENERAL

Net income increased by $154,000, or 14.9%, to $1.2 million during the year ended December 31, 1999 compared with $1.0 million for the year ended December 31, 1998. The increase in net income during the 1999 period resulted from increases in total interest income of $965,000 and non-interest income of $267,000, along with a decrease in provision for loan losses of $1,000, which more than offset increases in total interest expense, non-interest expenses and income taxes of $527,000, $439,000 and $113,000, respectively.

INTEREST INCOME

Interest income on loans during the year ended December 31, 1999 increased by $649,000, or 7.6%, to $9.2 million when compared to $8.5 million during 1998. The increase during the 1999 period resulted from an increase of $16.4 million or 16.3% in the average balance of loans outstanding to $117.1 million in 1999 from $100.7 million in 1998, sufficient to offset a decrease of 63 basis point in the yield earned on the loan portfolio to 7.85% in 1999 from 8.48% in 1998. Interest on mortgage-backed securities held to maturity increased $613,000, or 19.0%, during the year ended December 31, 1999 to $3.8 million compared to $3.2 million for 1998. During the year ended December 31, 1999, the average balance of mortgage-backed securities outstanding increased $11.7 million or 21.8% to $65.3 million in 1999 from $53.6 million in 1998, sufficient to offset a decrease of 14 basis point from 6.01% in 1998 to 5.87% in 1999 in the yield earned on the mortgage-backed securities portfolio. Interest earned on investment securities held to maturity decreased by $45,000, or 10.0%, to $406,000 for the year ended December 31, 1999, when compared to $451,000 for 1998. The decrease during 1999 resulted from a decrease of $1.4 million, or 17.3%, in the average balance of the investment securities portfolio, sufficient to offset an increase of 51 basis points in the yield earned on the investment securities portfolio from 5.75% in 1998 to 6.26% in 1999. Interest earned on securities available for sale amounted to $310,000 and $309,000 for the years ended December 31, 1999 and 1998, respectively. Interest on other interest-earning assets decreased $253,000, or 27.9%, to $655,000 during the year ended December 31, 1999, compared to $908,000 for 1998. Such decrease was attributable to a decrease of 44 basis points in the yield earned on other interest-earning assets from 6.06% in 1998 to 5.62% in 1999, along with a decrease of $3.3 million, or 22.0%, in the average balance of other interest-earning assets outstanding to $11.7 million in 1999 compared with $15.0 million in 1998. The decrease in other interest-earning assets was primarily the result of a decrease in federal funds sold.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



INTEREST EXPENSE

Interest on deposits decreased $160,000, or 2.1%, to $7.5 million during the year ended December 31, 1999 compared to $7.6 million for 1998. The decrease during 1999 was attributable to a decrease of 35 basis points in the Bank's average cost of interest-bearing deposits to 4.39% for 1999 from 4.74% for 1998, sufficient to offset an increase of $9.2 million, or 5.7%, to $170.3 million in 1999 from $161.1 million in 1998 in the average balance of interest-bearing deposits outstanding. Interest on borrowed money amounted to $846,000 and $159,000 during the years ended December 31, 1999 and 1998, respectively. The increase during 1999 was attributable to an increase of $12.8 million in the average borrowings outstanding, sufficient to offset a decrease of 87 basis points in the Bank's cost of borrowings to 5.54% for 1999 from 6.41% for 1998.

NET INTEREST INCOME

Net interest income for the year ended December 31, 1999, increased $438,000 or 7.8%, to $6.1 million for 1999 from $5.6 million for 1998. The net interest rate spread decreased from 2.59% in 1998 to 2.49% in 1999 and the interest rate margin decreased from 3.08% in 1998 to 2.94% in 1999. The decrease primarily resulted from a 37 basis points decrease in the yield on interest-earning assets to 6.98% in 1999 from 7.35% in 1998 which more than offset a decrease of 28 basis points in the cost of average interest-bearing liabilities from 4.76% in 1998 to 4.48% in 1999. The Company was able to increase net interest income despite shrinking margins by increasing net interest-earning assets, such as loans and mortgage-backed securities.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 1999 and 1998, the Bank provided $113,000 and $114,000, respectively, for loan losses. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.14 million at December 31, 1999, representing .73% of total loans and 167.9% of non-performing loans as compared to an allowance of $1.02 million at December 31, 1998, representing .88% of total loans and 109.9% of non-performing loans. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income increased by $267,000 or 90.5% to $562,000 during the year ended December 31, 1999 as compared to $295,000 for the year ended December 31, 1998. The increase in non-interest income during 1999 resulted from increases in fees and service charges of $63,000, a gain on sale of deposits of the Harrison branch of $423,000 and miscellaneous income of $2,000, which was sufficient to offset an increase in trading account losses of $221,000.

                              PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



During the years ended December 31, 1999 and 1998, the Bank purchased trading account securities of $7.1 million and $17.2 million, respectively, and proceeds from sales of such securities amounted $4.3 million and $17.3 million, respectively, resulting in realized gains on such sales of $41,000 and $123,000, respectively. Unrealized losses on trading account securities totalled $139,000 for the year ended December 31, 1999. During the year ended December 31, 1999 the Bank sold its deposits of $5.7 million held at its Harrison, New Jersey branch office at a gain of $423,000.

NON-INTEREST EXPENSES

Non-interest expenses increased $440,000, or 10.6%, to $4.6 million during the year ended December 31, 1999 compared to $4.2 million for the year ended December 31, 1998. Salaries and employee benefits, the major component of non-interest expenses, increased $158,000 or 6.4% during the year ended December 31, 1999, while occupancy, advertising, federal insurance premiums and miscellaneous expenses increased by $132,000, $100,000, $7,000 and $123,000, respectively, which increases were partially offset by decreases in equipment and loss on foreclosed real estate of $74,000 and $6,000, respectively. The increase in occupancy expense, advertising and miscellaneous expenses is largely the result of a new branch located at Bayville, New Jersey, which was opened during the second quarter of 1999 and a new branch located at Milltown, New Jersey, which was opened during the fourth quarter of 1999. Equipment expenses during the 1998 period included the cost incurred in connection with the change of the Bank's outside computer center.

INCOME TAXES

Income tax expense totaled $738,000 and $625,000 during the years ended December 31, 1999 and 1998, respectively. The increase in 1999 resulted primarily from an increase in pre-tax income of $267,000. The Bank's effective income tax rates were 38.4% and 37.7% during the year ended December 31, 1999 and 1998, respectively.


Comparison of Operating Results for The Years Ended December 31, 1998 and 1997

GENERAL

Net income decreased by $90,000 or 8.0%, to $1.0 million during the year ended December 31, 1998 compared with $1.1 million for the year ended December 31, 1997. The decrease in net income during the 1998 period was due to increases in total interest expense and non-interest expenses of $443,000 and $588,000, respectively, which more than offset increases in total interest income of $724,000 and non-interest income of $117,000 along with decreases in provision for loan losses and income taxes of $54,000 and $47,000, respectively.

INTEREST INCOME

Interest income on loans during the year ended December 31, 1998 increased by $202,000 or 2.4%, to $8.5 million when compared to $8.3 million during 1997. The increase during the year ended December 31, 1998 resulted from an increase of 11 basis points in the yield earned on the loan portfolio to 8.48% in 1998 from 8.37% in 1997 along with an increase of $1.1 million or 1.1% in the average balance of loans outstanding to $100.7 million in 1998 from $99.6 million in 1997.

                              PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Interest on mortgage-backed securities held to maturity increased $245,000, or 8.2%, during the year ended December 31, 1998 to $3.2 million compared to $3.0 million for the year ended December 31, 1997. During the year ended December 31, 1998, the average balance of mortgage-backed securities outstanding increased $8.0 million or 17.6% to $53.6 million in 1998 from $45.6 million in 1997 and more than offset the decrease of 52 basis points in the yield earned on the mortgage-backed securities portfolio from 6.53% in 1997 to 6.01% in 1998. Interest earned on investment securities held to maturity decreased by $75,000, or 14.3%, to $451,000 for the year ended December 31, 1998, when compared to $526,000 for 1997. The decrease during 1998 resulted from a decrease of $462,000, or 5.6%, in the average balance of the investment securities portfolio, along with a decrease of 58 basis points in the yield earned on the investment securities portfolio from 6.33% in 1997 to 5.75% in 1998. Interest earned on securities available for sale decreased by $4,000, or 1.3%, to $309,000 for the year ended December 31, 1998, when compared to $313,000 for 1997. The decrease during 1998 resulted from a decrease of 42 basis points in the yield earned on the securities available for sale portfolio from 6.01% in 1997 to 5.59% in 1998 sufficient to offset an increase of $311,000 or 6.0%, in the average balance of such portfolio. Interest on other interest-earning assets increased $356,000, or 64.5%, to $908,000 during the year ended December 31, 1998, compared to $552,000 for the year ended December 31, 1997. Such increase was attributable to an increase of 41 basis points in the yield earned on other interest-earning assets from 5.65% in 1997 to 6.06% in 1998, along with an increase of $5.2 million, or 53.5%, in the average balance of other interest-earning assets outstanding.

INTEREST EXPENSE

Interest on deposits increased $541,000, or 7.6%, to $7.6 million during the year ended December 31, 1998 compared to $7.1 million for 1997. The increase during 1998 was attributable to an increase of five basis points in the Bank's average cost of interest-bearing deposits to 4.74% for 1998 from 4.69% for 1997, along with an increase of $9.8 million, or 6.4%, to $161.1 million in 1998 from $151.3 million in 1997, in the average balance of interest-bearing deposits outstanding. Interest on borrowed money amounted to $159,000 and $257,000 during the years ended December 31, 1998 and 1997, respectively. Such decrease during 1998 was attributable to a decrease of $1.1 million, or 30.4% in the average borrowings outstanding, along with a decrease of 80 basis points in the Bank's cost of borrowings from 7.21% for 1997 to 6.41% for 1998.

NET INTEREST INCOME

Net interest income for the year ended December 31, 1998, increased $281,000, or 5.2%, to $5.6 million for 1998 from $5.4 million for 1997. The net interest rate spread decreased to 2.59% in 1998 from 2.80% in 1997 and the interest rate margin decreased to 3.08% in 1998 from 3.18% in 1997. These decreases primarily resulted from a 19 basis points decrease in the yield on interest-earning assets to 7.35% in 1998 from 7.54% in 1997 along with an increase of two basis points in the cost of average interest-bearing liabilities to 4.76% in 1998 from 4.74% in 1997. The Bank was able to increase net interest income despite shrinking margins by increasing net interest-earning assets.

                              PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



PROVISION FOR LOAN LOSSES

During the years ended December 31, 1998 and 1997, the Bank provided $114,000 and $168,000, respectively, for loan losses. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.02 million at December 31, 1998, representing .88% of total loans and 109.9% of non-performing loans compared to an allowance of $913,000 at December 31, 1997, representing .81% of total loans and 102.5% of non-performing loans. During the years ended December 31, 1998 and 1997, the Bank charged off loans aggregating $5,000 and $125,000, respectively. The Bank continually monitors the loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income increased by $117,000 or 65.7% to $295,000 during the year ended December 31, 1998 as compared to $178,000 for the year ended December 31, 1997. The increase in non-interest income during 1998 resulted from increases in fees and service charges of $43,000 and trading account income of $74,000. During 1998, and 1997, proceeds from sales of trading account securities totalled $17.3 million and $3.0 million, respectively, while the purchases of such securities totalled $17.2 million and $2.9 million, respectively, resulting in trading account income of $123,000 and $49,000, respectively.

NON-INTEREST EXPENSES

Non-interest expenses increased $588,000 or 16.5%, to $4.2 million during the year ended December 31, 1998 compared to $3.6 million for 1997. Salaries and employee benefits, the major component of non-interest expenses, increased $341,000 or 15.9% during the year ended December 31, 1998 while occupancy, equipment and miscellaneous expenses increased by $5,000, $250,000 and $23,000, respectively, which increases were partially offset by decreases in loss on foreclosed real estate, advertising and federal insurance premium of $11,000, $17,000 and $2,000, respectively. The increase in salaries and employee benefits during the 1998 period resulted primarily from the increase in Employee Stock Ownership Plan ("ESOP") expense of $58,000 recorded in accordance with Statement of Position ("SOP") 93-6, which was implemented in April 1997 and $124,000
related  to  the  Recognition  and  Retention  Plan  ("RRP"),   which  was  also
implemented during the year ended December 31, 1997. Excluding the effects of the ESOP and RRP, salaries and employee benefits increased $159,000 or 7.4%. The increase during the 1998 period in the equipment expense resulted primarily from the cost incurred in connection with the change of the Bank's outside computer service center.

INCOME TAXES
Income tax expense totalled $625,000 and $673,000 during the years ended December 31, 1998 and 1997, respectively. The decrease in 1998 resulted primarily from a decrease in pre-tax income of $137,000. The effective income tax rates were 37.7% and 37.5% during the years ended December 31, 1998 and 1997, respectively.

                              PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Liquidity and Capital Resources

The Company's primary sources of funds are deposits, amortization and prepayments of loan and mortgage-backed securities principal, FHLB advances, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturities of investment securities are a relatively predictable source of funds, deposit flow and loan and mortgage-backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition.

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may vary from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Bank's liquidity averaged 28.6% during December, 1999. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB, which provides liquidity to meet lending requirements. Federal funds sold and interest-bearing deposits in other banks at December 31, 1999 and 1998 amounted to $2.8 million and $21.0 million, respectively.

During the years ended December 31, 1999 and 1998, cash was generated by operating activities. The primary source of cash from operating activities during each period was net income.

The primary sources of investing activities are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchases of mortgage-backed securities through operations and financing activities, new loan production and the purchase of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities.

During the years ended December 31, 1999 and 1998, cash dividends paid on the Company's and the Bank's common stock amounted to $309,000 and $283,000, respectively. The mutual holding company waived its right to receive dividends. If the mutual holding company had not waived its right to receive dividends, the amount of such dividends, during the years ended December 31, 1999 and 1998, would have been $358,000 and $341,000, respectively.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At December 31, 1999, borrowed money amounted to $42.0 million. The Bank had no outstanding advances from the FHLB at December 31, 1998.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 1999, the Bank has outstanding commitments to originate, fund or purchase loans of $15.8 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 1999, totaled $97.4 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

                              PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



At December 31, 1999, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 9.67%, 9.67% and 20.95%, respectively, which is above the required levels of 1.5% for tangible capital, 4.0% for core capital and 8.0% for risk-based capital. The Bank qualifies as "well-capitalized" under the prompt corrective action regulations of the OTS.

Impact of Inflation and Changing Prices

The consolidated financial statements and the related data presented herein have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of the Bank and Company are monetary in nature. As a result, interest rates have a more significant impact on the performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services because such prices are affected by inflation to a larger extent than interest rates.

Impact of the Year 2000 Issue

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's or Company's computer programs that would have date sensitive software may recognize a date during "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things a temporary inability to process transactions, or engage in similar normal business activities.

As of March 1, 2000, a mission critical hardware and software has proved to be year 2000 compliant. We are presently contemplating modifications to update or replace some non-critical, non-compliant software; however, if such modifications or conversions are not completed, there would be no material impact on the operations of the Bank or Company. The cost of these improvements should not exceed $5,000.

The Bank and Company are not aware of any year 2000 issues existing with any of its significant suppliers and vendors. The third party data processing vendor of the Bank has been and will continue to be closely monitored for its year 2000 compliance.

At this time the Bank and Company are not aware of any problems that have led or will lead to a material loss of revenue related to year 2000 issue. To date, the Bank has incurred approximately $15,200 related to efforts in connection with its year 2000 project. This amount nor the projected amount of $5,000 as stated above do not include internal year 2000 related costs which are primarily payroll costs which are not separately tracked.

                               PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Management of Interest Rate Risk and Market Risk Analysis

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would result in a decrease in net interest income.

Because the Bank's interest-bearing liabilities which mature or reprice within shorter periods exceed its interest-earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally would have a positive effect on net interest income.

The Bank's current investment strategy is to maintain an overall securities portfolio that provides a source of liquidity and that contributes to the Bank's overall profitability and asset mix within given quality and maturity considerations. The securities portfolio is concentrated in U.S. Treasury and federal government agency securities providing high asset quality to the overall balance sheet mix. Securities classified as available for sale provide management with the flexibility to make adjustments to the portfolio given changes in the economic or interest rate environment, to fulfill unanticipated liquidity needs, or to take advantage of alternative investment opportunities.

         Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap". An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 1999, the Bank's cumulative one year interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets, was a negative 20.93%.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are expected to mature or reprice in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the related assets or liabilities. The Bank has assumed that its savings accounts, which totaled $25.8 million at December 31, 1999, are withdrawn at the following rates, 17.00%, 31.11%, 29.44%, 52.96%, 77.87% and
100.00% on the cumulative declining balance of such accounts during the periods shown. The Bank has further assumed that its interest-bearing demand accounts, which totaled $25.6 million at December 31, 1999, are withdrawn at the following rates, 37.00%, 53.76%, 31.11%, 60.63%, 84.50% and 100.00% on the cumulative declining balance of such accounts during the periods shown.

                           PULASKI BANCORP, INC.

                                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                  More Than    More Than     More Than     More Than
                                                     1 Year       1 Year to    3 Years      5 Years to   10 Years to    More Than
                                                     or Less       3 Years    to 5 Years     10 Years     20 Years       20 Years
                                                     ---------    ---------   ---------     ---------     ---------     ---------
Interest-earning assets:

      Loans (1)                                      $  32,421    $   5,096   $   2,996     $  19,626     $  18,109     $  58,203
                                                     ---------    ---------   ---------     ---------     ---------     ---------
      Mortgage-backed securities                        59,441        2,530       1,682          --           4,087         3,659
      Investments held to maturity                         947         --         1,000         5,000          --            --
      Other interest-earning assets (2)                 11,008         --          --            --           1,220         1,570
                                                     ---------    ---------   ---------     ---------     ---------     ---------
                Total interest-earning assets          103,817        7,626       5,678        24,626        23,416        63,432
                                                     ---------    ---------   ---------     ---------     ---------     ---------
Interest-bearing liabilities:

      Demand deposits                                    9,487        8,684       2,324         3,119         1,712           314
      Savings account                                    4,390        6,668       4,347         5,518         3,817         1,085
      Certificates of deposits                          97,446       15,236       2,265            --            --            --
      Borrowed money                                    42,000         --            --            --            --            --
                                                     ---------    ---------   ---------     ---------     ---------     ---------

                Total interest-bearing liabilities     153,323       30,588       8,936         8,637         5,529         1,399
                                                     ---------    ---------   ---------     ---------     ---------     ---------

Interest sensitivity gap per period                  $ (49,506)   $ (22,962)  $  (3,258)    $  15,989     $  17,887     $  62,033
                                                     =========    =========   =========     =========     =========     =========

Cumulative gap as a percent of total assets             (20.93)%    (30.64)%     (32.01)%     (25.25)%      (17.69)%         8.53%

Cumulative interest-sensitive assets as a
  percent of interest-sensitive liabilities              67.71%      60.60%        60.73%        70.35%       79.78%       109.68%

(1)  Excludes loans in process.
(2) Includes securities available for sale, trading account securities, federal funds sold and interest-bearing deposits with other institutions.

                                                           Total      Fair Value
                                                          ---------   ----------
Interest-earning assets:

      Loans (1)                                           $ 136,451   $ 134,145
      Mortgage-backed securities                             71,399      70,547
      Investments held to maturity                            6,947       6,697
      Other interest-earning assets (2)                      13,798      13,798

                Total interest-earning assets               228,595     225,187
                                                           ---------   ---------
Interest-bearing liabilities:

      Demand deposits                                         25,640      25,640
      Savings account                                         25,825      25,825
      Certificates of deposits                               114,947     115,070
      Borrowed money                                          42,000      42,019
                                                           ---------   ---------

                Total interest-bearing liabilities           208,412     208,554
                                                           ---------   ---------

Interest sensitivity gap per period                        $  20,183   $  16,633
                                                           =========   =========

Cumulative gap as a percent of total assets

Cumulative interest-sensitive assets as a percent of interest-sensitive liabilities

(1)  Excludes loans in process.

(2) Includes securities available for sale, trading account securities, federal funds sold and interest-bearing deposits with other institutions.

                              PULASKI BANCORP, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



         Net Portfolio Value. The Bank's interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces its analysis based upon data submitted on the Bank's quarterly Thrift Financial Reports. The following table sets forth the Bank's NPV as of December 31, 1999, as calculated by the OTS.

                                                                                          NPV as % of Portfolio
    Change in                               Net Portfolio Value                              Value of Assets
  Interest Rates              --------------------------------------------            ----------------------------
  In Basis Points                                  $                   %                NPV                %
   (Rate Shock)                Amount            Change             Change             Ratio            Change (1)
   ------------                ------            ------             ------             -----            ----------
                                                         (Dollars in Thousands)
        300                   $ 3,440          $ (17,690)            (83.72)%            1.60 %          (82.24)%
        200                     9,528            (11,602)            (54.91)             4.30            (52.28)
        100                    15,467             (5,662)            (26.80)             6.78            (24.75)
         0                     21,129               -                  -                 9.01              -
       (100)                   25,780              4,651              22.01             10.75             19.31
       (200)                   28,229              7,099              33.60             11.62             28.97
       (300)                   30,631              9,502              44.97             12.45             38.18


(1) Based on the portfolio value of the Bank's assets assuming no change in interest rates.


Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------






To The Board of Directors
Pulaski Bancorp, Inc. and Subsidiary



We have audited the accompanying consolidated statements of financial condition of Pulaski Bancorp, Inc. (the "Company") and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pulaski Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                                            /s/Radics & Co., LLC
                                                            --------------------
                                                               Radics & Co., LLC

February 11, 2000

                     PULASKI BANCORP, INC. AND SUBSIDIARY

                                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                          ----------------------------------------------
                                                                                                           December 31,
                                                                                                --------------------------------
Assets                                                                   Note(s)                    1999                1998
------                                                                   -------                -----------          -----------

Cash and amounts due from depository institutions                                               $ 3,966,072          $ 2,336,949
Interest-bearing deposits                                                                           454,547            2,377,613
Federal funds sold                                                                               2,350,000            18,650,000

              Cash and cash equivalents                                  1 and 16                 6,770,619           23,364,562

Term deposits                                                            3 and 16                   197,000              197,000
Trading account securities                                                  1                     2,790,500                   --
Securities available for sale                                          1, 4 and 16                5,906,451            5,642,498
Investment securities held to maturity                                 1, 5 and 16                6,947,017            6,946,353
Mortgage-backed securities held to maturity                            1, 6 and 16               71,399,443           55,728,490
Loans receivable                                                       1, 7 and 16              134,522,001          100,894,180
Real estate owned                                                           1                        49,822              130,626
Premises and equipment                                                   1 and 8                  4,037,888            3,862,532
Federal Home Loan Bank of New York stock                                    11                    2,100,000            1,446,200
Accrued interest receivable                                            1, 9 and 16                1,218,056              971,566
Other assets                                                           1, 13 and 14                 611,493              607,896
                                                                                              -------------        -------------

              Total assets                                                                    $ 236,550,290        $ 199,791,903
                                                                                              =============        =============

Liabilities and stockholders' equity
------------------------------------
Liabilities
-----------
Deposits                                                                10 and 16             $ 169,007,650        $ 174,808,024
Borrowed money                                                          11 and 16                42,000,000              454,805
Advance payments by borrowers for taxes                                                             919,231              773,361
Other liabilities                                                           13                      840,521              950,124
                                                                                              -------------        -------------

              Total liabilities                                                                 212,767,402          176,986,314
                                                                                              -------------        -------------
Commitments and contingencies                                               15                         -                    -

Stockholders' equity                                                  1,2,12,13, 14
--------------------                                                         and 17

Preferred stock; $.01 par value, 2,000,000 (1999) and
  5,000,000 (1998) shares authorized; issued and                                                                            -
  outstanding - none
Common stock; $.01 par value, 13,000,000 (1999) and
  10,000,000 (1998) shares authorized, 2,108,088 shares issued;
  2,080,488 shares (1999) and 2,108,088 (1998) outstanding                                           21,081               21,081
Paid-in capital                                                                                   9,833,349            9,854,730
Retained earnings - substantially restricted                                                     14,912,410           14,029,016
Unearned Recongnition Retention Plan ("RRP") shares                                                (428,702)            (581,054)
Unearned Employee Stock Ownership Plan ("ESOP")                                                    (278,439)            (495,144)
Accumulated other comprehensive income (loss)                                                       (52,480)             (23,040)
Treasury stock, at cost; 27,600 shares (1999)                                                      (224,331)                -
                                                                                              -------------        -------------
              Total stockholders' equity                                                         23,782,888           22,805,589

                                                                                              -------------        -------------

              Total liabilities and stockholders' equity                                      $ 236,550,290        $ 199,791,903
                                                                                              =============        =============

See notes to consolidated financial statements.
                                                                              17

                                           PULASKI BANCORP, INC. AND SUBSIDIARY
                                            CONSOLIDATED STATEMENTS OF INCOME
                                            ---------------------------------


                                                                                  Year Ended December 31,
                                                                          ----------------------------------------------
                                                           Note(s)           1999              1998              1997
                                                          ---------       -----------       -----------      -----------
Interest income:
      Loans                                                1 and 7        $ 9,187,993       $ 8,538,663      $ 8,337,426
      Mortgage-backed securities held to maturity             1             3,832,019         3,219,434        2,974,111
      Investment securities held to maturity                  1               406,383           450,467          526,176
      Securities available for sale                           1               309,953           309,032          312,910
      Other interest-earning assets                                          654,679           908,408           551,742
                                                                          -----------       -----------      -----------

           Total interest income                                          14,391,027        13,426,004        12,702,365
Interest expense:
      Deposits                                                10           7,471,264         7,630,618         7,089,813
      Borrowed money                                          11             845,478           159,380           257,507
                                                                          -----------       -----------      -----------

           Total interest expense                                          8,316,742         7,789,998         7,347,320
                                                                          -----------       -----------      -----------

Net interest income                                                        6,074,285         5,636,006         5,355,045
Provision for loan losses                                  1 and 7           113,000           114,000           167,789
                                                                          -----------       -----------      -----------

Net interest income after provision for loan losses                        5,961,285         5,522,006         5,187,256
                                                                          -----------       -----------      -----------
Non-interest income:
      Fees and service charges                                               216,510           153,454           110,679
      Trading account (loss) income                           1              (97,894)          122,716            49,040
      Gain on sale of deposits                                               422,554              -                 -
      Miscellaneous                                                           20,949            18,719            18,533
                                                                          -----------       -----------      -----------

           Total non-interest income                                         562,119           294,889           178,252
                                                                          -----------       -----------      -----------
Non-interest expenses:
      Salaries and employee benefits                          13            2,639,764         2,481,510        2,140,316
      Occupancy expense of premises                           1               431,907           300,416          295,589
      Equipment                                               1               397,220           470,648          220,998
      Loss on real estate owned                               1                   631             7,344           17,798
      Advertising                                                             107,906             8,192           25,325
      Federal insurance premium                                               101,835            95,347           97,526
      Miscellaneous                                           13              920,465           796,786          774,208
                                                                          -----------       -----------      -----------

           Total non-interest expenses                                      4,599,728         4,160,243        3,571,760
                                                                          -----------       -----------      -----------

Income before income taxes                                                  1,923,676         1,656,652        1,793,748
Income taxes                                               1 and 14           738,431           625,340          672,670
                                                                          -----------       -----------      -----------

Net income                                                                $ 1,185,245       $ 1,031,312      $ 1,121,078
                                                                          ===========       ===========      ===========

Net income per common share:                               1 and 13
      Basic/diluted                                                           $ 0.58            $ 0.51           $ 0.56
                                                                          ===========       ===========      ===========
Weighted average number of common shares
  outstanding:                                             1 and 13
      Basic/diluted                                                        2,043,181         2,018,095        1,999,537
                                                                          ===========       ===========      ===========

                                                PULASKI BANCORP, INC. AND SUBSIDIARY
                                           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                           -----------------------------------------------

                                                                                      Year Ended December 31,
                                                                          -----------------------------------------------
                                                                             1999              1998              1997
                                                                          -----------       -----------      -----------
Net income                                                                $ 1,185,245       $ 1,031,312      $ 1,121,078
Other comprehensive income (loss):
      Unrealized (loss) gain on securities available
       for sale, net of income taxes (benefit) of
       $(16,560), $(12,960) and $8,276, respectively                          (29,440)          (21,040)          12,724
                                                                          -----------       -----------      -----------

Comprehensive income                                                      $ 1,155,805       $ 1,010,272      $ 1,133,802
                                                                          ===========       ===========      ===========




See notes to consolidated financial statements.
                                                                              19

                                              PULASKI BANCORP, INC. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                  Unearned           Unearned
                                               Common           Paid-in          Retained           RRP                ESOP
                                               stock            Capital          Earnings          Shares             Shares
                                               -----            -------          --------          ------             ------
Balance - December 31, 1996                  $       --      $       --       $ 12,459,228     $       --       $       --
Net income for the year ending
  December 31, 1997                                  --              --          1,121,078             --               --
Unrealized gain on securities
  available for sale, net of income taxes            --              --               --               --               --
Net proceeds from initial public
  offering of common stock                         20,700       8,946,026             --               --           (761,760)
Common stock issued to RRP                            381         761,379             --          (761,760)             --
Cash dividend                                        --              --           (199,963)            --               --
Initial capitalization of
  Mutual Holding Company                             --              --           (100,000)            --               --
ESOP shares committed to
  be released                                        --            63,531             --               --            114,264
Amortization of unearned
  RRP shares                                         --              --               --            28,354             --
                                               ----------      ----------     ------------     -----------       -----------

Balance - December 31, 1997                        21,081       9,770,936       13,280,343        (733,406)         (647,496)
Net income for the year ending
  December 31, 1998                                  --              --          1,031,312             --               --
Unrealized (loss) on securities
 available for sale, net of income taxes             --              --               --               --               --
Cash dividend                                        --              --           (282,639)            --               --
ESOP shares committed to
  to be released                                     --            83,794             --               --            152,352
Amortization of unearned
 RRP shares                                          --              --               --           152,352             --
                                             ----------      ----------       ------------     -----------       -----------

Balance - December 31, 1998                        21,081       9,854,730       14,029,016        (581,054)         (495,144)

Net income for the year ending
  December 31, 1999                                  --              --          1,185,245             --               --
Unrealized (loss) on securities
 available for sale, net of income taxes             --              --               --               --            (29,440)
Cash dividend                                        --              --           (309,127)            --               --
ESOP shares committed to
  to be released                                     --         (21,381)             7,276             --            216,705
Amortization of unearned
 RRP shares                                          --              --               --           152,352              --
Treasury stock, at cost                              --              --               --               --               --
                                             ----------      ----------       ------------     -----------      -----------

Balance - December 31, 1999                  $   21,081     $ 9,833,349       $ 14,912,410     $  (428,702)     $  (278,439)
                   === ====                  ==========     ===========       ============     ===========      ===========

                                              Accumulated
                                                Other                                 Total
                                            Comprehensive         Treasury        Stockholders'
                                            Income (Loss)           Stock             Equity
                                            -------------           -----             ------
Balance - December 31, 1996                  $    (14,724)    $       --       $ 12,444,504
Net income for the year ending
  December 31, 1997                                  --               --          1,121,078
Unrealized gain on securities
  available for sale, net of income taxes          12,724             --             12,724
Net proceeds from initial public
  offering of common stock                           --               --          8,204,966
Common stock issued to RRP                           --
Cash dividend                                        --               --           (199,963)
Initial capitalization of
  Mutual Holding Company                             --               --           (100,000)
ESOP shares committed to
  be released                                        --               --            177,795
Amortization of unearned
  RRP shares                                         --               --             28,354
                                             ------------     -----------      ------------

Balance - December 31, 1997                        (2,000)            --         21,689,458
Net income for the year ending
  December 31, 1998                                  --               --          1,031,312
Unrealized (loss) on securities
 available for sale, net of income taxes          (21,040)            --            (21,040)
Cash dividend                                        --               --           (282,639)
ESOP shares committed to
  to be released                                     --               --            236,146
Amortization of unearned
 RRP shares                                          --               --            152,352

                                             ------------     -----------      ------------
Balance - December 31, 1998                       (23,040)            --         22,805,589

Net income for the year ending
  December 31, 1999                                  --               --          1,185,245
Unrealized (loss) on securities
 available for sale, net of income taxes          (29,440)            --            (29,440)
Cash dividend                                        --               --           (309,127)
ESOP shares committed to
  to be released                                     --               --            202,600
Amortization of unearned
 RRP shares                                          --               --            152,352
Treasury stock, at cost                              --           (224,331)        (224,331)
                                             ------------     -----------      ------------

Balance - December 31, 1999                  $    (52,480)    $   (224,331)    $ 23,782,888
                                             ============     ============     ============


See notes to consolidated financial statements.
                                                                              20

                                            PULASKI BANCORP, INC. AND SUBSIDIARY
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year Ended December 31,
                                                                        --------------------------------------------------
                                                                          1999                 1998                1997
                                                                        -----------         -----------        -----------
Cash flows from operating activities:
     Net income                                                        $ 1,185,245         $ 1,031,312        $ 1,121,078
     Adjustments to reconcile net income to net cash
       (used in) provided by operating activities:
         Depreciation and amortization of premises
           and equipment                                                   270,239             217,028            174,399
         Amortization of premiums and accretion of
           discounts, net                                                    5,929             137,705             14,440
         Accretion of deferred loan fees                                  (247,540)           (571,215)          (329,059)
         Provision for loan losses                                         113,000             114,000            167,789
         Purchases of trading account securities                        (7,074,557)        (17,215,974)        (2,930,441)
         Proceeds from sales of trading account securities               4,289,672          17,338,690          2,979,481
         Realized gain on sale of trading account securities               (41,011)           (122,716)           (49,040)
         Unrealized loss on trading account securities                     138,905                -               -
         Gain on sale of deposits                                         (422,554)               -               -
         (Gain) loss on sale of real estate owned                           (3,225)              2,382             14,029
         (Increase) decrease in accrued interest receivable               (246,490)             62,862           (179,495)
         Deferred income taxes (benefit)                                   (93,270)              8,934            (12,660)
         Decrease (increase) in other assets                                12,963            (129,543)           312,607
         (Decrease) increase in accrued interest payable
           on deposits                                                    (210,538)             42,903             24,937
         (Decrease) increase in other liabilities                          (16,333)            613,594            109,078
         Amortization of cost of stock contributed to RRP                  152,352             152,352             28,354
         Shares committed to be released ESOP                              202,600             236,146            177,795
                                                                       -----------         -----------        -----------

         Net cash (used in) provided by opreating activities            (1,984,613)          1,918,460          1,623,292
                                                                       -----------         -----------        -----------

                                                                                        Year Ended December 31,
                                                                       --------------------------------------------------
                                                                          1999                 1998                1997
                                                                       -----------         -----------        -----------
Cash flows from investing activities:
     Proceeds from maturities of term deposits                                 -               197,000            395,965
     Purchases of term deposits                                                -              (197,000)           -
     Purchases of securities available for sale                           (309,953)           (309,032)          (312,911)
     Proceeds from calls of investment securities
       held to maturity                                                  2,000,000           6,000,000          1,000,000
     Proceeds from maturities of investment securities
       held to maturity                                                  1,000,000           4,000,000            -
     Purchases of investment securities held to maturity                (3,000,000)         (6,946,250)        (6,000,000)
     Principal repayments on mortgage-backed securities
       held to maturity                                                 21,367,610          26,665,711         10,128,329
     Purchases of mortgage-backed securities held
       to maturity                                                     (37,148,665)        (31,676,403)       (18,717,561)
     Purchases of loans                                                (12,278,685)           (216,000)          (498,000)
     Net change in loan receivable                                     (21,254,415)          1,862,363         (5,361,608)
     Proceeds from sales of real estate owned                              133,851              66,647            130,560
     Capitalized costs on real estate owned                                (10,003)             (2,184)            (1,493)
     Additions to premises and equipment                                  (445,595)           (432,921)          (128,082)
     Purchase of Federal Home Loan Bank of New
       York stock                                                         (653,800)              -               -
                                                                       -----------         -----------        -----------

         Net cash (used in) investing activities                       (50,599,655)           (988,069)       (19,364,801)
                                                                       -----------         -----------        -----------

See notes to consolidated financial statements.

                                   PULASKI BANCORP, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        Year Ended December 31,
                                                          ----------------------------------------------
                                                              1999             1998             1997
                                                          ------------     ------------     ------------
Cash flows from financing activities:
     Net proceeds from initial public offering of
       common stock                                       $       --       $       --       $  8,966,726
     Net increase in deposits                                   78,585       21,538,617        5,992,497
     Cash paid for sale of deposits                         (5,245,867)            --               --
     Proceeds from borrowed money                           42,000,000             --          5,000,000
     Repayments of borrowed money                             (454,805)      (5,181,265)        (125,690)
     Net increase (decrease) in advance payments
      by borrowers for taxes                                   145,870          (70,251)           2,664
     Capitalization of Mutual Holding Company                     --               --           (100,000)
     Cash dividend paid                                       (309,127)        (282,639)        (199,963)
     Purchase of treasury stock                               (224,331)            --               --
                                                          ------------     ------------     ------------

        Net cash provided by financing activities           35,990,325       16,004,462       19,536,234
                                                          ------------     ------------     ------------

Net (decrease) increase in cash and cash
     equivalents                                           (16,593,943)      16,934,853        1,794,725
Cash and cash equivalents - beginning                       23,364,562        6,429,709        4,634,984
                                                          ------------     ------------     ------------

Cash and cash equivalents - ending                        $  6,770,619     $ 23,364,562     $  6,429,709
                                                          ============     ============     ============


Supplemental disclosure of cash flow information:
     Cash paid during the year for:
        Income taxes                                      $    635,588     $    711,740     $    530,383
        Interest                                             8,488,175        7,747,095        7,273,772

Supplemental schedule of noncash investing activities:
     Unrealized (loss) gain on securities available
      for sale, net of deferred income taxes                   (29,440)         (21,040)          12,724
     Transfer of loans receivable to real estate owned          39,819          128,538           67,440
     Funds borrowed to finance common stock
       purchased by the ESOP                                      --               --            761,760
     Contributions of common stock to the RRP                     --               --            761,760



See notes to consolidated financial statements.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

         Basis of financial statement presentation
         -----------------------------------------

         The consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles, include the accounts of Pulaski Bancorp, Inc. (the "Company") and its wholly owned subsidiary, Pulaski Savings Bank (the "Bank"), a federally chartered stock institution. All significant intercompany accounts and transactions have been eliminated in the consolidation.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of consolidated financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the Bank's market area.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

         Business
         --------

         The Company's primary business is the operation of the Bank. The Bank provides the usual products and services of banking such as deposits and mortgage, consumer and commercial loans. Approximately 53% of the issued and outstanding stock of the Company is owned by Pulaski Bancorp, M.H.C., a mutual holding company. (See Note 2 to consolidated financial statements.)

         Cash and cash equivalents
         -------------------------

         Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with original maturities of three months or less, and federal funds sold. Generally, federal funds sold are sold for one-day periods.

         Investment and mortgage-backed securities
         -----------------------------------------

         Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in the accumulated other comprehensive income (loss) component of stockholders' equity.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------------------

         Investment and mortgage-backed securities (Cont'd.)
         ---------------------------------------------------

         Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the statements of income.

         Loans receivable
         ----------------

         Loans receivable is stated at unpaid principal balances less an allowance for loan losses and deferred loan fees and costs. Interest is calculated by use of the actuarial method. An allowance is established for the loss of uncollected interest on loans, other than passbook or certificate loans, which are more than ninety days delinquent as to principal or interest. Such interest ultimately collected is credited to income in the period of recovery.

         Loan origination fees and certain direct loan origination costs are deferred and accreted, by use of the level-yield method, as an adjustment of yield over the contractual lives of the related loans.

         Allowance for loan losses
         -------------------------

         An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. The Bank utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and estimated fair value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the allowance for loan losses may be necessary.

         Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
------------------------------------------------

         Allowance for loan losses (Cont'd.)
         -----------------------------------

         All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

         Concentration of risk
         ---------------------

         The lending activities are concentrated in loans secured by real estate located in the State of New Jersey.

         Real estate owned
         -----------------

         Real estate owned consists of real estate acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is initially recorded at the lower of cost or fair value at the date of acquisition and, thereafter, carried at the lower of such initially recorded amount or fair value less estimated selling costs. Costs incurred in developing or preparing properties for sale are capitalized. Expenses of holding properties are charged to operations as incurred. Gains or losses from sales of such properties are recognized as incurred.

         Premises and equipment
         ----------------------

         Premises and equipment are comprised of land, at cost, and buildings, building improvements, leasehold improvements and furnishings and equipment, at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

                    Buildings and improvement        10 to 40 years
                    Furnishings and equipment        5 to 10 years
                    Leasehold improvements           Shorter of useful
                                                     life or term of lease

         Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to operations in the period incurred.

         Income taxes
         ------------

         The Company and its subsidiary file a consolidated federal income tax return. Income taxes are allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns are filed.

         Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Company's tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
------------------------------------------------

         Income taxes (Cont'd.)
         ----------------------

         Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which more likely than not will not be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

         Accounting for stock based compensation
         ---------------------------------------

         In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("Statement") No. 123 "Accounting for Stock-Based Compensation". Statement No. 123 establishes financial accounting and reporting standards for stock-based employees compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, Statement No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

         Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

         The Company has elected to account for stock-based compensation under APB 25 and the pro forma disclosures of net income and earnings per share required by Statement No. 123 have been included in Note 13 to consolidated financial statements.

         Net income per common share
         ---------------------------

         Basic net income per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP and the RRP. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of potential common shares, if dilutive, calculated using the treasury stock method.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
----------------------------------------------

         Net income per share (Cont'd.)
         ------------------------------

         Basic and diluted net income per common share were computed in 1997 by dividing net income for the year ended December 31, 1997 by the weighted average number of shares of common stock outstanding, although the Bank converted to Stock form on April 2, 1997.

         During the years ended December 31, 1999, 1998 and 1997, diluted net income per share did not differ from basic net income per share as there were no contracts or securities excercisable or which could be converted into common stock which had a dilutive effect. Stock options, unearned RRP shares and ESOP shares not committed to be released existed at December 31, 1999, 1998 and 1997 (see Note 13 to consolidated financial statements).

         Interest rate risk
         ------------------

         The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to purchase securities and to make loans secured by real estate and, to a lesser extent, consumer loans. The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Bank's interest sensitive assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

         Impact of new accounting standards
         ----------------------------------

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
--------------------------------------------------------

         Impact of new accounting standards (Cont'd.)
         --------------------------------------------

         At the date of initial application of SFAS No. 133, an entity may transfer any held-to-maturity security into the available-for-sale category or the trading category. An entity will then be able in the future to designate a security transferred into the available-for-sale category as the hedged item, or its variable interest payments as the cash flow hedged transactions, in a hedge of the exposure to changes in market interest rates, changes in foreign currency exchange rates, or changes in the overall fair value. (SFAS No. 133 precludes a held-to-maturity security from being designated as the hedged item in a fair value hedge of market interest rate risk or the risk of changes in its overall fair value and precludes the variable cash flows of a held-to-maturity security from being designated as the hedged transaction in a cash flow hedge of market interest rate risk). SFAS No. 133 provides that such transfers from the held-to-maturity category at the date of initial adoption shall not call into question an entity's intent to hold other debt securities to maturity in the future.

         SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, the quarter ended March 31, 2001 for the Company and subsidiary. Initial application shall be as of the beginning of an entity's fiscal quarter. Earlier application of all of the provisions of SFAS No. 133 is permitted only as of the beginning of a fiscal quarter. Earlier application of selected provisions or
         retroactive   application  of  provisions  of  SFAS  No.  133  are  not
         permitted.

         Management of the Company and subsidiary has not yet determined when SFAS No. 133 will be implemented, but does not believe the ultimate implementation of SFAS No. 133 will have a material impact on their consolidated financial position or results of operations.

         Reclassification
         ----------------

         Certain amounts for prior periods have been reclassified to conform to the current period's presentation.


2.   REORGANIZATION AND STOCKHOLDERS' EQUITY
--------------------------------------------

On December 11, 1996, the Board of Directors of the Bank unanimously adopted the Plan of Reorganization from a Federal Mutual Savings Bank to a Federal Mutual Holding Company (the "Plan"). Pursuant to the Plan, the Bank reorganized from a federally-chartered mutual Savings Bank into a Federal Mutual Holding Company and concurrently converted to a federally-chartered capital stock Savings Bank. The Plan was approved by both the Office of Thrift Supervision (the "OTS") and by the Bank's depositors and borrowers with outstanding loans as of November 16, 1995, which remained outstanding as of the voting record date (the "Members").

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   REORGANIZATION AND STOCKHOLDERS' EQUITY (Cont'd.)
------------------------------------------------------

As part of the Plan, Pulaski Bancorp, M.H.C. (the "Holding Company") was formed and a minority stock offering was completed on April 2, 1997, whereby 952,200 shares were sold to the public at a price of $10 per share, for net proceeds of $9.0 million, which represented a minority ownership of 46% of the Bank. At December 31, 1999 and 1998, the total minority ownership was 46% and 47%, respectively.

On January 28, 1999, the Board of Directors of the Bank adopted a Plan of Reorganization whereby the Bank would become a wholly-owned subsidiary of the Company. On April 23, 1999, the stockholders of the Bank approved the Plan of Reorganization and the formation of Pulaski Bancorp, Inc. The Company issued 2,108,088 shares of common stock to the existing stockholders of the Bank in exchange for the common stock of the Bank on a one for one share basis and became the owner of 100% of the common stock of the Bank. The Holding Company maintained 46% of the Company's common stock. Such reorganization does not materially impact the financial condition or operations of the Bank and/or the Company.

During the year ended December 31, 1999, the Company repurchased, in the open market, 27,600 shares of its common stock at an aggregate cost of $224,000. These repurchases are reflected as treasury stock in the consolidated statements of financial condition. The Company has received regulatory approval to repurchase, and intends to repurchase, subject to market conditions and other factors, an additional 120,943 shares of its outstanding common stock.

3.   TERM DEPOSITS
------------------

                                                        December 31,
                                    ------------------------------------------------------
                                              1999                        1998
                                    ------------------------       -----------------------
                                                   Weighted                      Weighted
                                                    Average                      Average
                                      Amount         Rate           Amount         Rate
                                      ------         ----           ------         ----
Due within one year                $   197,000        5.82%      $      --            --
Due after one through two years           --            --           197,000        5.82%
                                   -----------                   -----------

                                   $   197,000        5.82%      $   197,000        5.82%
                                   ===========                   ===========

4.   SECURITIES AVAILABLE FOR SALE
----------------------------------

                                            December 31, 1999
                       ------------------------------------------------------------
                                             Gross Unrealized
                                        --------------------------        Carrying
                           Cost            Gains           Losses           Value
                        -----------     -----------       --------      -----------
Equity securities:
       Mutual Fund      $ 5,988,451     $      -          $ 82,000      $ 5,906,451
                        ===========     ===========       ========      ===========
                                             December 31, 1998
                         -----------------------------------------------------------
                                             Gross Unrealized
                                       -----------------------------      Carrying
                           Cost           Gains          Losses             Value
                         ----------     ---------         ---------     -----------
Equity securities:
       Mutual Fund      $ 5,678,498     $      -          $ 36,000      $ 5,642,498
                        ===========     ===========       ========      ===========

There were no sales of securities available for sale during the years ended December 31, 1999, 1998 and 1997.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.   INVESTMENT SECURITIES HELD TO MATURITY
-------------------------------------------

                                                                                December 31, 1999
                                                         --------------------------------------------------------------
                                                                                Gross Unrealized
                                                          Carrying         --------------------------       Estimated
                                                            Value            Gain            Losses         Fair Value
                                                         ----------       ----------       ----------       -----------
U.S. Government Agencies securities:
       Maturing after one year through five years        $1,000,000       $     --         $   38,594       $  961,406
       Maturing after five years through ten years        5,000,000             --            192,034        4,807,966
Trust preferred                                             947,017             --             19,607          927,410
                                                         ----------       ---------        ----------       ----------

                                                         $6,947,017       $     --         $  250,235       $6,696,782
                                                         ==========       =========        ==========       ==========


                                                                                December 31, 1998
                                                          ---------------------------------------------------------------
                                                             Carrying            Gross Unrealized           Estimated
                                                                           -----------------------------
                                                              Value           Gains          Losses         Fair Value
                                                          ---------------  ------------   --------------  ---------------

U.S. Government Agencies securities:
       Maturing within one year                             $ 1,000,000       $     -         $     -       $ 1,000,000
       Maturing after five years through ten years            5,000,000         2,500            7,750        4,994,750
Trust preferred                                                 946,353             -            1,283          945,070

                                                            $ 6,946,353       $ 2,500         $  9,033      $ 6,939,820
                                                            ===========       =======         ========      ===========

There were no sales of investment securities held to maturity during the years ended December 31, 1999, 1998 and 1997.

6.    MORTGAGE-BACKED SECURITIES HELD TO MATURITY
-------------------------------------------------

                                                                   December 31, 1999
                                              ----------------------------------------------------------
                                                                   Gross Unrealized
                                              Carrying       ----------------------------    Estimated
                                                Value            Gains         Losses        Fair Value
                                             -----------     -----------     -----------     -----------
Government National Mortgage Association     $14,272,475     $   106,640     $   357,326     $14,021,789
Federal National Mortgage Association         20,033,644          29,588         417,371      19,645,861
Federal Home Loan Mortgage Corporation        36,686,065          11,370         220,446      36,476,989
Small Business Administration                    407,259            --             4,636         402,623
                                             -----------     -----------     -----------     -----------

                                             $71,399,443     $   147,598     $   999,779     $70,547,262
                                             ===========     ===========     ===========     ===========
                                                                   December 31, 1998
                                              ----------------------------------------------------------
                                                                   Gross Unrealized
                                              Carrying       ----------------------------    Estimated
                                                Value            Gains         Losses        Fair Value
                                             -----------     -----------     -----------     -----------
Government National Mortgage Association     $10,426,823     $   169,974     $      --       $10,596,797
Federal National Mortgage Association         29,874,277         165,343          26,922      30,012,698
Federal Home Loan Mortgage Corporation        14,894,840          77,822          12,206      14,960,456
Small Business Administration                    532,550            --             1,723         530,827
                                             -----------     -----------     -----------     -----------

                                             $55,728,490     $   413,139     $    40,851     $56,100,778
                                             ===========     ===========     ===========     ===========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.    MORTGAGE-BACKED SECURITIES HELD TO MATURITY (Cont'd.)
-----------------------------------------------------------

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1999, 1998 and 1997. At December 31, 1999 and 1998, mortgage-backed securities held to maturity with carrying values of approximately $366,000 and $454,000, respectively, were pledged to secure public funds on deposit.


7.    LOANS RECEIVABLE
----------------------

                                                           December 31,
                                                  ------------------------------
                                                      1999             1998
                                                  ------------     -------------
Real estate mortgage:
        One-to-four family                        $ 99,743,852     $ 77,555,405
        Multi-family dwellings                       2,500,609        2,903,116
        Non-residential                              6,967,956        3,689,413
        VA guaranteed                                  292,531          414,360
        FHA insured                                     75,072          140,276
                                                  ------------     ------------
                                                   109,580,020       84,702,570
                                                  ------------     ------------
Real estate construction and land acquisition       36,900,620       23,897,946
                                                  ------------     ------------

Consumer:
        Second mortgages                             6,575,574        4,830,822
        Equity lines of credit                       3,027,747        2,168,478
        Passbook or certificate                        126,669          285,663
                                                  ------------     ------------
                                                     9,729,990        7,284,963

                                                  ------------     ------------
                Total loans                        156,210,630      115,885,479
                                                  ------------     ------------

Less:   Loans in process                            19,759,682       13,142,922
        Deferred loan fees                             793,947          826,377
        Allowance for loan losses                    1,135,000        1,022,000
                                                  ------------     ------------
                                                    21,688,629       14,991,299
                                                  ------------     ------------
                                                  $134,522,001     $100,894,180
                                                  ============     ============

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    LOANS RECEIVABLE (Cont'd.)
--------------------------------

The Bank has entered into lending transactions, in the ordinary course of business, with executive officers and directors of the Company and Bank and to their associates on the same terms as those prevailing for comparable transactions with other borrowers. A summary of activity related to such loans is as follows:

                                                              Year Ended
                                                              December 31,
                                                       -------------------------
                                                       1999               1998
                                                       ------             ------
                                                           (In Thousands)
Balance - beginning                                    $ 352              $ 466
New loans                                               --                 --
Repayments                                               (10)              (114)
                                                       -----              -----

Balance - ending                                       $ 342              $ 352
                                                       =====              =====

The following is an analysis of the allowance for loan losses:

                                                               Year Ended December 31,
                                                      ---------------------------------------------
                                                         1999             1998             1997
                                                      -----------     -----------      -----------
Balance - beginning                                   $ 1,022,000     $   913,000      $   844,000
Provision charged to operations                           113,000         114,000          167,789
Recoveries of loans previously charged off                   --              --             25,884
Loans charged off                                            --            (5,000)        (124,673)
                                                      -----------     -----------      -----------

Balance - ending                                      $ 1,135,000     $ 1,022,000      $   913,000
                                                      ===========     ===========      ===========

Nonaccrual loans totalled $676,000, $930,000 and $891,000 at December 31, 1999, 1998 and 1997, respectively. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received or, if the ultimate collectibility of principal is in doubt, applied as principal reductions. The amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $51,000, $54,000 and $7,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

Impaired loans and related amounts recorded in the allowance for loan losses are as follows:


                                                              December 31,
                                                        ------------------------
                                                         1999             1998
                                                        --------        --------
Recorded investment in impaired loans:
          With recorded allowances                      $277,179        $184,258
          Without recorded allowances                    183,248         598,183

               Total impaired loans                      460,427         782,441
Related allowance for loan losses                         41,000          54,000
                                                        --------        --------

               Net impaired loans                       $419,427        $728,441
                                                        ========        ========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.    LOANS RECEIVABLE  (Cont'd.)
---------------------------------

The average recorded investment in impaired loans was $465,000, $596,000 and $522,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Interest income recognized on such loans totalled approximately $28,000, $42,000 and $63,000 during the years ended December 31, 1999, 1998 and 1997, respectively. Interest income recognized on impaired loans, except for approximately $20,000 and $1,400 in 1998 and 1997, respectively, was recorded on the cash basis.

8.    PREMISES AND EQUIPMENT
----------------------------

                                                          December 31,
                                                   -----------------------------
                                                     1999                1998
                                                   ----------         ----------
Land                                               $  613,561         $  613,561
                                                   ----------         ----------
Buildings and improvements                          3,769,185          3,613,000
Less accumulated depreciation                       1,028,028            901,650
                                                   ----------         ----------
                                                    2,741,157          2,711,350
                                                   ----------         ----------
Future office site                                     63,698             21,950
                                                   ----------         ----------
Leashold improvements                                  82,305               --
Less accumulated amortization                           3,914               --
                                                   ----------         ----------
                                                       78,391               --
                                                   ----------         ----------
Furnishings and equipment                           1,225,184          1,059,827
Less accumulated depreciation                         684,103            544,156
                                                   ----------         ----------
                                                      541,081            515,671
                                                   ----------         ----------

                                                   $4,037,888         $3,862,532
                                                   ==========         ==========

9.    ACCRUED INTEREST RECEIVABLE
---------------------------------

                                                             December 31,
                                                      --------------------------
                                                         1999            1998
                                                      ----------      ----------
Loans                                                 $  673,166      $  519,206
Mortgage-backed securities held to maturity              459,024         374,771
Other interest-earning assets                             85,866          77,589
                                                      ----------      ----------

                                                      $1,218,056      $  971,566
                                                      ==========      ==========

                                       PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.      DEPOSITS
-----------------

                                                                           December 31,
                                                -----------------------------------------------------------------
                                                           1999                                     1998
                                                --------------------------            ---------------------------
                                                Weighted                              Weighted
                                                 Average                               Average
                                                   Rate             Amount              Rate              Amount
                                                   ----             ------              ----              ------
Demand accounts:
       Non-interest-bearing                          --%        $   2,596,191              --%        $  4,227,532
       Interest-bearing                            3.17%           25,639,560            3.08%          19,980,915
                                                                 ------------                         ------------
                                                   2.88%           28,235,751            2.54%          24,208,447

Savings and club accounts                          2.34%           25,825,091            2.32%          25,957,626
Certificates of deposit                            5.04%          114,946,808            5.35%         124,641,951
                                                                 ------------                         ------------

                                                   4.27%         $169,007,650            4.51%        $174,808,024
                                                                 ============                         ============

The scheduled maturities of certificates of deposit are as follows:

                                                       December 31,
                                               ---------------------------------
                                                   1999                 1998
                                               ------------          -----------
One year or less                               $ 97,446,008         $ 99,668,551
After one to two years                           13,027,900           20,072,700
After two to three years                          2,208,100            2,088,600
After three years                                 2,264,800            2,812,100
                                               ------------         ------------

                                               $114,946,808         $124,641,951
                                               ============         ============

At December 31, 1999 and 1998, certificates of deposits with a denomination of more than $100,000 amounted to approximately $11,383,000 and $9,692,000, respectively.

Interest expense on deposits consists of:

                                           Year Ended December 31,
                                   ----------------------------------------
                                       1999            1998          1997
                                   ----------     -----------    ----------
Demand accounts                    $  727,804     $  496,013     $  279,032
Savings and club accounts             606,401        584,858        652,958
Certificates of deposit             6,137,059       6,549,747     6,157,823
                                   ----------     -----------    -----------

                                   $7,471,264     $ 7,630,618    $ 7,089,813
                                   ==========     ===========    ===========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.   BORROWED MONEY

                                                                                            December 31,
                                                          -----------------------------------------------------------------
                                                               1999                                      1998
                                                           ---------------------------        -----------------------------
                                                            Weighted                           Weighted
                                                           Average Rate         Amount        Average Rate         Amount
                                                           ------------         ------        ------------         ------
ESOP loan payable                                               --           $        --           8.25%        $   454,805
Overnight line of credit advance due January 3, 2000          5.10%           10,000,000             --                 --
Advances from Federal Home Loan Bank
  maturing on February 28, 2000                               6.37%           18,000,000             --                 --
Securities sold under agreement to repurchase
  maturing February 1, 2000                                   5.96%           14,000,000             --                 --
                                                                             -----------                        -----------

                                                              5.93%          $42,000,000           8.25%        $   454,805
                                                                             ===========                        ===========

The Bank has an overnight line of credit with FHLB subject to the terms and conditions of the lenders overnight advance program under which $10,224,000 and $18,785,000 was unused at December 31, 1999 and 1998, respectively. Advances under this line of credit, which expires on October 30, 2000, are made for one day periods. The advances are secured by stock of the FHLB in the amount of $2,100,000 and $1,446,200 at December 31, 1999 and 1998, respectively.

Information concerning securities sold under agreement to repurchase at December 31, 1999 (in thousands) is summarized as follows:


   Investment and mortgage-backed securities held to maturity underlying the agreement at year end:
       Carrying value                                                   $ 24,138
       Estimated fair value                                             $ 24,125

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.   REGULATORY CAPITAL
------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per generally accepted accounting principles ("GAAP") and regulatory capital and information as to the Bank's capital levels at the dates presented:

                                                                December 31,
                                                         -----------------------
                                                          1999             1998
                                                         -------         -------
                                                               (In Thousands)
GAAP, core and tangible capital                          $22,880         $22,806
Add:  general valuation allowance                          1,068             968
                                                         -------         -------

Total regulatory capital                                 $23,948         $23,774
                                                         =======         =======

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.      REGULATORY CAPITAL (Cont'd.)
---------------------------

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                        Minimum Capital             Prompt Corrective
                                                   Actual                Requirements               Actions Provisions
                                           ---------------------      -----------------------      ---------------------
                                            Amount       Ratio        Amount           Ratio        Amount       Ratio
                                            ------       -----        ------           -----        ------       -----
                                                                       (Dollars in Thousands)
December 31, 1999
-----------------

Total Capital
 (to risk-weighted assets)                 $23,948        20.95%      $ 9,146           8.00%      $ 11,433       10.00%

Tier 1 Capital
 (to risk-weighted assets)                  22,880        20.01%          -             -             6,860        6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                 22,880         9.67%        9,462           4.00%        11,828        5.00%

Tangible Capital
 (to adjusted total assets)                 22,880         9.67%        3,548           1.50%          -              -


December 31, 1998
-----------------

Total Capital
 (to risk-weighted assets)                 $23,774        25.86%      $ 7,356           8.00%        $9,195       10.00%

Tier 1 Capital
 (to risk-weighted assets)                  22,806        24.80%          -           -               5,517        6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                 22,806        11.41%        7,992           4.00%         9,990        5.00%

Tangible Capital
 (to adjusted total assets)                 22,806        11.41%        2,997           1.50%            -          -

As of June 30, 1999, the most recent notification from the OTS, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  BENEFIT PLANS
------------------

Retirement Plan
---------------

The Bank has a non-contributory pension plan covering all eligible employees. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. The following table sets forth the plan's funded status:

                                                                             December 31,
                                                                    ----------------------------
                                                                       1999             1998
                                                                    -----------      -----------
Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested benefits
        of $1,861,302 (1999) and $1,539,658 (1998)                  $ 1,867,160      $ 1,792,835
                                                                    ===========      ===========

Projected benefit obligation - beginning                            $ 2,333,977      $ 2,003,055
      Service cost                                                      114,067          107,144
      Interest cost                                                     159,532          136,102
      Actuarial loss                                                    120,367           92,265
      Settlements                                                      (165,716)          (4,589)
                                                                    -----------      -----------

Projected benefit obligation - ending                                 2,562,227        2,333,977
                                                                    -----------      -----------

Plan assets at fair value - beginning                                 2,135,192        1,854,668
      Actual return on plan assets                                      119,023          114,908
      Contributions                                                     200,597          170,205
      Settlements                                                      (165,716)          (4,589)
                                                                    -----------      -----------

Plan assets at fair value - ending                                    2,289,096        2,135,192
                                                                    -----------      -----------

Projected benefit obligation in excess of fair value                   (273,131)        (198,785)
Unrealized net loss                                                     380,790          243,260
Unrecognized transition obligation                                       11,642           14,554
                                                                    -----------      -----------

Prepaid pension cost included in other assets                       $   119,301      $    59,029
                                                                    ===========      ===========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



13.  BENEFIT PLANS (Cont'd.)
----------------------------

The following table sets forth the components of net periodic pension cost:

                                                              Year Ended December 31,
                                                     ---------------------------------------
                                                       1999           1998           1997
                                                     ---------      ---------      ---------
Net periodic pension cost include the following:
     Service cost                                    $ 114,067      $ 107,144      $  96,960
     Interest cost                                     159,532        136,102        122,989
     Expected return on plan assets                   (145,307)      (126,885)      (116,771)
     Amortization of unrecognized net loss               9,121          1,771           --
     Amortization of transition obligation               2,912          2,912          2,912
                                                     ---------      ---------      ---------

                                                     $ 140,325      $ 121,044      $ 106,090
                                                     =========      =========      =========

                                                          Year Ended December 31,
                                                       ---------------------------
                                                        1999      1998       1997
                                                        ----      ----       ----
Discount rate                                           6.5%       6.5%       6.5%
Expected long-term rate of return                       6.5%       6.5%       6.5%
Rate of increase in compensation levels                 4.0%       4.0%       4.0%

Directors' Consultation and Retirement Plan ("DCRP")
----------------------------------------------------

The Bank has an unfunded retirement plan for non-employee directors. The benefits are payable based on term of service as a director. The discount rate and expected long-term rate of return used in computing the actuarial present value of the projected benefit obligation was 6.5%. The increase in future compensation levels used was 5.0%.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.      BENEFIT PLANS (Cont'd.)
--------------------------------

The following table sets forth the DCRP's status and components of net periodic cost:

                                                            December 31,
                                                  ------------------------------
                                                     1999                 1998
                                                  --------              --------
Actuarial present value of benefit obligations:
Vested                                            $327,382              $290,146
Non-vested                                          42,852                81,194
                                                  --------              --------

                                                  $370,234              $371,340
                                                  ========              ========

                                                                      December 31,
                                                                ------------------------
                                                                  1999            1998
                                                                ---------      ---------
Projected benefit obligation - beginning                        $ 380,737      $ 331,625

Service cost                                                       49,542         24,915
Interest cost                                                      20,021         21,717
Actuarial (gain) loss                                             (72,724)         2,480
                                                                ---------      ---------
Projected benefit obligation - ending                             377,576        380,737
                                                                ---------      ---------

Plan assets at fair value                                            --             --
                                                                ---------      ---------

Projected benefit obligation in excess of fair value             (377,576)      (380,737)
Unrealized net (gain) loss                                        (50,807)         2,480
Unrecognized transition obligation                                207,355        224,634
                                                                ---------      ---------

Accrued liability included in other liabilities                $ (221,028)     $(153,623)
                                                               ==========      =========


                                                            Year Ended December 31,
                                                       --------------------------------
                                                         1999        1998        1997
                                                       --------    --------     -------
Net periodic pension cost include the following:
   Service cost                                         $49,542     $24,915     $55,586
   Interest cost                                         20,021      21,717      16,847
   Amortization of transition cost                       17,279      17,279      17,279
   Amortization of unrealized gain                      (19,437)        --           --
                                                       --------    --------     -------

                                                       $ 67,405    $ 63,911     $89,712
                                                       ========    ========     =======

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.      BENEFIT PLANS (Cont'd.)
--------------------------------

Savings Plan
------------

The Bank sponsors a Savings and Investment Plan (the "Savings Plan"), pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation. The Bank will match 25% of the first 6% of each employee's contribution. The Savings Plan expense amounted to approximately $17,000, $15,000 and $16,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

ESOP
----

Effective upon the consummation of the reorganization, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of
21. The ESOP used $761,760 in proceeds from a term loan obtained from a third-party financial institution to purchase 76,176 shares of Bank common stock in the initial public offering. The term loan principal is payable over twenty equal quarterly installments through March 31, 2002. Concurrent with the re-organization on July 12, 1999, the ESOP exchanged all the stock of the Bank with the common stock of the Company and refinanced the outstanding loan from the third party financial institution with the Company on substantially the same terms and conditions. Interest on the term loan is payable quarterly, at a floating rate of 0.5% over the prime rate. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid on the common stock owned by the ESOP.

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the ESOP, in the year of allocation.

The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the statements of financial condition. As shares are committed to be released from collateral, compensation expense equal to the current market price of the shares is recorded, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $203,000, $236,000 and $178,000 for the year ended December 31, 1999, 1998 and 1997, respectively.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.      BENEFIT PLANS (Cont'd.)
--------------------------------

ESOP (Cont'd.)
--------------

The ESOP shares were as follows:

                                                              December 31,
                                                       -------------------------
                                                          1999            1998
                                                       --------         --------
Allocated shares                                         48,332           30,695
Unreleased shares                                        27,844           45,481

Total ESOP shares                                        76,176           76,176
                                                       --------         --------

Fair value of unreleased shares                        $229,713         $454,810
                                                       ========         ========

Stock-based Incentive Plan
--------------------------

In October 1997, the Bank adopted the 1997 Stock-based Incentive Plan (the "Incentive Plan"). Under the Incentive Plan, stock awards are granted for the benefit of directors, officers and key employees in the form of the RRP. These awards are exercisable at the rate of 20% per year over 5 years. In October 1997, 38,088 shares of Bank's common stock, having a market value of $761,760, were contributed to the Incentive Plan by the Bank from its authorized but unissued common stock. $150,000, $152,000 and $28,000 of expense related to the Incentive Plan was recorded during the years ended December 31, 1999, 1998 and 1997, respectively. Concurrent with the reorganization in 1999, the Company adopted the Incentive Plan and the RRP exchanged all its shares of common stock of the Bank for shares of common stock of the Company.

Pursuant to the Incentive Plan, the Bank adopted, during 1997, a stock option plan (the "Option Plan") for the benefit of directors, officers, and other key employees. Options granted under the Option Plan are exercisable over a period not to exceed ten years from the date of grant. Under the Option Plan, the exercise price of each option equals the market price of the common stock on the date of grant. The Company adopted the Incentive Plan and it was amended to substitute shares of common stock of the Company for shares of common stock of the Bank. The following table summarizes the options granted and exercised under the Option Plan:

                                                          Number      Exercise Price
                                                         of Shares        Per Share
                                                         ---------        ---------
Balance at December 31, 1996                                  --          $     --

          Granted in 1997                                   95,220            20.00
          Exercised                                           --                --
                                                            ------
Balance at December 31, 1997, 1998 and 1999                 95,220        $   20.00
                                                            ======        =========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  BENEFIT PLANS (Cont'd.)
----------------------------

Stock-based Incentive Plan (Cont'd.)
------------------------------------

As permitted by Statement No. 123, compensation cost for stock option's granted has been recognized based on the intrinsic value method instead of the fair value based method. The weighted average fair value of options granted during 1997, all of which have exercise prices equal to the market price of the common stock as of the grant date, is estimated using the Black-Sholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

     Weighted average grant - date fair value per share                 $7.70
     Expected common stock dividend yield                                1.50%
     Expected volatility                                                30.71%
     Expected option life                                             7 years
     Risk-free interest rate                                             6.11%

Had the fair value based method been used, net income for the years ended December 31, 1999, 1998 and 1997 would have decreased to approximately $1,091,000, $937,000 and $1,103,000, respectively, and net income per share, both basic and diluted, would have been reduced to $0.53, $0.46 and $0.55, respectively.


14.  INCOME TAXES
-----------------

The Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, the tax bad debt deduction must be either based on direct charge offs and/or calculated under the experience method. Retained earnings at December 31, 1999, includes approximately $2.0 million of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than to absorb bad debts, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:

                                                 Year Ended December 31,
                                        ---------------------------------------
                                           1999           1998          1997
                                        ---------      ---------      ---------
Current tax expense:
     Federal income                     $ 768,059      $ 571,150      $ 633,882
     State income                          63,642         45,256         51,448
                                        ---------      ---------      ---------

                                          831,701        616,406        685,330
                                        ---------      ---------      ---------
Deferred tax (benefit) expense:
     Federal income                       (85,493)         8,190        (11,606)
     State income                          (7,777)           744         (1,054)
                                        ---------      ---------      ---------

                                          (93,270)         8,934        (12,660)
                                        ---------      ---------      ---------

                                        $ 738,431      $ 625,340      $ 672,670
                                        =========      =========      =========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  INCOME TAXES (Cont'd.)
---------------------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes.

                                                   Year Ended December 31,
                                              ----------------------------------
                                                1999         1998         1997
                                              --------     --------     --------
Federal income tax                            $654,050     $563,262     $609,874
Increases in taxes resulting from:
     New Jersey savings institution tax,
       net of federal income tax effect         36,871       30,360       33,260
     Other items, net                           47,510       31,718       29,536
                                              --------     --------     --------

Effective income tax                          $738,431     $625,340     $672,670
                                              ========     ========     ========

Income  taxes  payable of  $104,874  at December  31,  1999,  is included in the consolidated statements of financial condition under the caption "Other liabilities". Income tax refundable of $91,240 at December 31, 1998 is included in the consolidated statement of financial condition under the caption "Other assets". The income tax effects of existing temporary differences that give rise to significant portions of net deferred income tax assets are as follows:

                                                                   December 31,
                                                             ------------------------
                                                               1999          1998
                                                             --------      ---------
Deferred income tax assets:
     Deferred loan fees                                       $164,795     $176,463
     Deferred compensation                                      59,485       44,632
     Reserve for uncollected interest                           21,843       31,057
     Benefit plans                                              46,855       29,777
     Allowance for loan losses in excess of bad debt
       reserves                                                216,523      136,448
     Unrealized loss on available for sale securities           29,520       12,960
                                                              --------     --------

                                                               539,021      431,337
Deferred income tax liabilities:
     Depreciation                                               77,312       79,458
                                                              --------     --------

Deferred income tax assets, net, included in other assets     $461,709     $351,879
                                                              ========     ========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



15.   COMMITMENTS AND CONTINGENCIES
-----------------------------------

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. The Bank had the following outstanding commitments:

                                                                          December 31,
                                                                  ---------------------------
                                                                     1999            1998
                                                                  -----------     -----------
Loan origination commitments expiring in three months or less     $10,186,000     $10,311,000
                                                                  ===========     ===========

Loan participation purchase commitments                           $ 1,513,000     $ 3,366,000
                                                                  ===========     ===========

Unused home equity lines of credit                                $ 4,096,000     $ 3,255,000
                                                                  ===========     ===========

To purchase mortgage-backed securities                            $      --       $ 1,009,000
                                                                  ===========     ===========


At December 31, 1999, of the $10,186,000 in outstanding loan origination commitments, $7,310,000 were for one through two year construction loans with interest rates which will float at either 1.00% or 1.50% above the prime rate, $1,547,000 were for fixed rate mortgage loans with interest rates ranging from 6.50% to 7.875%, $1,000,000 were for adjustable rate mortgage loans with initial rates ranging from 5.125% to 6.50 and $329,000 were for second mortgages with fixed interest rates ranging from 7.09% to 7.75%.

At December 31, 1999, the loan participation purchase commitments represent commitments to purchase participation interests in loans where the interest rate will be set at the funding date based upon the Federal Home Loan Bank of New York C.I.P. advance rate plus a margin.

The undisbursed funds from approved lines of credit under a homeowners equity lending program, unless they are specifically cancelled by notice from the Bank, represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed under this program is from .25% below the prime rate to 1.75% above the prime rate.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held may vary but primarily includes one-to-four family residential properties.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.   COMMITMENTS AND CONTINGENCIES (Cont'd.)
---------------------------------------------

Rentals under long-term operating leases for certain branch offices amounted to approximately $87,000, $11,000 and $11,000 for the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, the minimum rental commitments under all non-cancellable leases with initial or remaining terms of more than one year are as follows:

         Year Ending                                     Minimum
         December 31,                                      Rate
         ------------                                      ----

         2000                                          $  137,000
         2001                                             142,000
         2002                                             147,000
         2003                                             151,000
         2004                                             155,000
         Thereafter                                     1,165,000
                                                       ----------

                                                       $1,897,000
                                                       ==========

The Company and Bank also have, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company and Bank are parties to various litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on consolidated financial position or operations.


16. ESTIMATED FAIR VALUES OF CONSOLIDATED FINANCIAL INSTRUMENTS
---------------------------------------------------------------

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments.

         Cash and cash equivalents and accrued interest receivable
         ---------------------------------------------------------

         The carrying amounts for cash and cash equivalents and accrued interest receivable approximate fair value.

         Term deposits
         -------------

         The fair value of term deposits is estimated by discounting future cash flows, using rates which are currently available for term deposits of similar remaining maturities.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



16. ESTIMATED FAIR VALUES OF CONSOLIDATED FINANCIAL INSTRUMENTS (Cont'd.)
-------------------------------------------------------------------------

         Securities
         ----------

         The fair values for trading account securities and for investment and mortgage-backed securities available for sale and held to maturity, as well as commitments to purchase such securities, are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

         Loans receivable
         ----------------

         The fair value of loans receivable is estimated by discounting future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

         Deposits
         --------

         For demand,  savings and club  accounts,  fair value  approximates  the carrying amount reported in the financial statements. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

         Borrowed money
         --------------

         The fair value of borrowed money is estimated by discounting future cash flows, using the current rates available for borrowings with similar remaining maturities.

         Commitments to extend credit
         ----------------------------

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16. ESTIMATED FAIR VALUES OF CONSOLIDATED FINANCIAL INSTRUMENTS (Cont'd.)
-------------------------------------------------------------------------

The carrying amounts and estimated fair values of financial instruments are as follows (in thousands):

                                                                    December 31,
                                               ------------------------------------------------------
                                                        1999                           1998
                                                -----------------------        ----------------------
                                                Carrying     Estimated         Carrying     Estimated
                                                  Value      Fair Value          Value     Fair Value
                                                --------     ----------         --------   ----------
Financial assets
----------------

Cash and cash equivalents                       $  6,771     $  6,771         $ 23,365     $ 23,365
Term deposits                                        197          197              197          197
Trading account securities                         2,791        2,791             --           --
Securities available for sale                      5,906        5,906            5,642        5,642
Investment securities held to maturity             6,947        6,697            6,946        6,940
Mortgage-backed securities held to maturity       71,399       70,547           55,728       56,101
Loans receivable                                 134,522      133,137          100,894      103,526
Accrued interest receivable                        1,218        1,218              972          972

Financial liabilities
---------------------

Deposits                                         169,008      169,131          174,808      175,413
Borrowed money                                    42,000       42,019              455          455

Commitments
-----------

To originate or purchase loans                    11,699       11,699           13,677       13,677
Unused lines of credit                             4,096        4,096            3,255        3,255
To purchase mortgage-backed securities              --           --              1,009        1,009

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advance payments by borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17.   DIVIDENDS AND RESTRICTIONS THEREON
----------------------------------------

The Holding Company waived its right to receive dividends declared by the Bank and the Company during the years ended December 31, 1999, 1998 and 1997. The OTS requires that retained earnings be restricted by the amount of such waived dividends. Such restricted amounts aggregated $950,000, $593,000 and $252,000 at December 31, 1999, 1998 and 1997, respectively.

OTS regulations impose limitations upon all capital distributions by a savings institution including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. The rule effective through the first quarter of 1999 established three tiers of institutions based primarily on an institution's capital level. An institution that exceeded all capital requirements before and after a proposed capital distribution ("Tier 1 Association") and had not been advised by the OTS that it was in need of more than normal supervision, could, after prior notice but without obtaining approval of the OTS, make capital distributions during the calendar year equal to the greater of (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half the excess capital over its capital requirements at the beginning of the calendar year or (ii) 75% of its net income for the previous four quarters. Any additional capital distributions required prior regulatory approval.

Effective April 1, 1999, the OTS's capital distribution regulation changed. Under the new regulation, an application to and the prior approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with OTS. If an application is not required, the institution must still provide prior notice to OTS of the capital distribution. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.


18.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

The Company operates its wholly owned subsidiary, the Bank. The earnings of the Bank are recognized under the equity method of accounting. The following are the condensed financial statements for the company (Parent company only) as of and for the period ended December 31, 1999. The Company had no earnings prior to July 12, 1999.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.  PARENT ONLY FINANCIAL INFORMATION  (Con't.)
------------------------------------------------

Condensed statement of financial condition
------------------------------------------
                                                                 December 31, 1999
                                                                 -----------------
Assets
------

Cash and amounts due from financial institution                      $   786,507
Investment in Pulaski Savings Bank                                    22,880,438
Loan receivable                                                          278,439
Other assets                                                              13,255
                                                                     -----------

     Total assets                                                    $23,958,639
                                                                     ===========

Liabilities and stockholders' equity
------------------------------------

Other liabilities                                                    $   175,751
Stockholders' equity                                                  23,782,888
                                                                     -----------

     Total liabilities and stockholders' equity                      $23,958,639
                                                                     ===========
Condensed statement of income
-----------------------------
                                                     From Inception
                                                   (July 12, 1999) to
                                                      December 31,
                                                          1999
                                                      ---------
Interest income                                       $  18,537
Equity earnings in subsidiary                           829,122
                                                      ---------

                                                        847,659
                                                      ---------
Expenses                                                 41,660
                                                      ---------
Net income before income tax (benefit)                  805,999
Income tax (benefit)                                     (7,862)
                                                      ---------

Net income                                            $ 813,861
                                                      =========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



18.  PARENT ONLY FINANCIAL INFORMATION  (Con't.)
------------------------------------------------

Condensed statement of cash flows
---------------------------------
                                                                    From Inception
                                                                 (July 12, 1999) to
                                                                     December 31,
                                                                         1999
                                                                    ------------
Cash flows from operating activities
------------------------------------

Net income                                                          $   813,861
Equity earnings in the subsidiary                                      (829,122)
(Increase) in other assets                                              (13,255)
Increase in other liabilities                                           175,751
                                                                    -----------

   Net cash provided by operating activities                            147,235
                                                                    -----------

Cash flows from investing activities
------------------------------------

Net increase in loans receivable                                       (278,439)
Dividends from subsidiary                                             1,300,000
                                                                    -----------

   Net cash provided by investing activities                          1,021,561
                                                                    -----------

Cash flows from financing activities
------------------------------------

Dividend paid                                                          (157,958)
Purchase of treasury stock                                             (224,331)
                                                                    -----------

   Net cash used on financing activities                               (382,289)
                                                                    -----------

Net increase in cash and cash equivalents                               786,507
Cash and cash equivalents - beginning                                      --
                                                                    -----------

Cash and cash equivalents - ending                                  $   786,507
                                                                    ===========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.    QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------

                                              Year Ended December 31, 1999
                                       -------------------------------------------
                                         First     Second       Third      Fourth
                                       Quarter(1)  Quarter(1)   Quarter    Quarter
                                         ------     ------     ------     ------
                                            (In thousands, except per share data)
Interest income                          $3,320     $3,354     $3,685     $4,032
Interest expense                          1,920      1,906      2,129      2,362
                                         ------     ------     ------     ------

Net interest income                       1,400      1,448      1,556      1,670
Provision for loan losses                    25         36         25         27
Non-interest income                          68         18        450         26
Non-interest expenses                     1,082      1,152      1,148      1,218
Income taxes                                163        105        305        165
                                         ------     ------     ------     ------

Net income                               $  198     $  173     $  528     $  286
                                         ======     ======     ======     ======

Basic and diluted net income per
  common share                           $ 0.10     $ 0.08     $ 0.26     $ 0.14
                                         ======     ======     ======     ======
                                              Year Ended December 31, 1998
                                       -------------------------------------------
                                         First     Second       Third      Fourth
                                       Quarter(1)  Quarter(1)   Quarter    Quarter
                                         ------     ------     ------     ------
                                            (In thousands, except per share data)
Interest income                          $3,337     $3,388     $3,382     $3,319
Interest expense                          1,923      1,945      1,923      1,999
                                         ------     ------     ------     ------
Net interest income                       1,414      1,443      1,459      1,320
Provision for loan losses                    34         29         26         25
Non-interest income                          66         74         55        100
Non-interest expense                        971      1,217      1,053        919
Income taxes                                185        109        159        173
                                         ------     ------     ------     ------

Net income                               $  290     $  162     $  276     $  303
                                         ======     ======     ======     ======

Basic and diluted net income per
  common share                           $ 0.14     $ 0.08     $ 0.14     $ 0.15
                                         ======     ======     ======     ======

(1) Quarterly financial data (unaudited) for Pulaski Savings Bank prior to re-organization.

                      PULASKI BANCORP, INC. AND SUBSIDIARY


                               Board of Directors
--------------------------------------------------------------------------------

Edward J. Mizerski
    Chairman of the Board and retired banker

Peter C. Pietrucha
    Vice Chairman of the Board and attorney at law

Thomas Bentkowski
    President and Chief Executive Officer

Eugene J. Bogucki, M.D.
    Retired physician and surgeon

Anthony C. Majeski
    Certified Public Accountant and retired banker

Walter F. Rusak
    Principal of Grove Street School, K-5, Irvington,
    New Jersey

                               Officers
--------------------------------------------------------------------------------

Thomas Bentkowski................................... President & CEO
Lee Wagstaff.........................Vice President, Treasurer & CFO
Valerie Kaminski.................... Vice President, Secretary & COO
Kevin Aylward..................... Vice President & Mortgage Officer
Patrick Paolella................................Vice President & HRO
Lynn Carnevale............................. Assistant Vice President
Rose Ricciardi..............................Assistant Vice President
Angela Turi.................................Assistant Vice President
Valerie Nabb.................................... Assistant Secretary
Kristen Bourgeau.................................Assistant Treasurer
Marion Cottrell..................................Assistant Treasurer
Anna Fairfax.....................................Assistant Treasurer
Rana Hanclich....................................Assistant Treasurer
Kimberly Weichhan................................Assistant Treasurer
Ruth Wozniewicz..................................Assistant Treasurer
E. Cynthia Wyres.................................Assistant Treasurer

                         Stockholder Inquiries
--------------------------------------------------------------------------------

Patrick Paolella, Vice President
Pulaski Bancorp, Inc.
130 Mountain Avenue
Springfield, New Jersey  07081
(973) 564-9000

                  Annual Report on Form 10-K

--------------------------------------------------------------------------------
       A copy of the Company's report on Form 10-K, is available without charge by written request addressed as set forth under Stockholder Inquiries.

                            Counsel
       --------------------------------------------------
       Alfred R. Kinney
       2040 Millburn Avenue - Suite 101
       Maplewood, New Jersey  07040

                        Special Counsel
       --------------------------------------------------


       Muldoon, Murphy & Faucette LLP
       5101 Wisconsin Avenue, N.W.
       Washington, D.C.  20016

                                Independent Auditors
       --------------------------------------------------

       Radics & Co., LLC
       55 U.S. Highway 46 East
       Pine Brook, New Jersey  07058

                                 Stock Transfer Agent
       --------------------------------------------------

       Registrar and Transfer Co.
       10 Commerce Drive
       Cranford, New Jersey  07016
       (908) 497-2300

                                 Market Makers
       --------------------------------------------------

       Friedman, Billings, Ramsey & Co., Inc.

       Sandler O'Neill & Partners

       Ryan, Beck & Co., Inc.

       Herzog, Heine, Geduld, Inc.

                              PULASKI BANCORP, INC.

                   Market For Common Stock and Related Matters
          -------------------------------------------------------------

                  Pulaski Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities Dealers automated quotations small cap market system under the symbol "PLSK". At March 1, 2000, 1,980,588 shares of the Company's outstanding common stock were held by approximately 412 persons or entities.

                  The following table sets forth the high and low closing sales prices per common shares for the periods indicted. Such prices do not necessarily reflect retail markups, markdowns or commissions.

                                                     Closing Prices
                                              ---------------------------
Quarter Ended                                    High            Low
                                              -----------     -----------
Pulaski Savings Bank:
March 31, 1998                                    20 1/2          18 1/4
June 30, 1998                                     19 3/4          15 7/8
September 30, 1998                                    16          10 7/8
December 31, 1998                                     12           9 3/4
March 31, 1999                                    11 1/4           9 3/8
June 30, 1999                                    9 13/16          8 1/32

Pulaski Bancorp, Inc.:
September 30, 1999                                 8 3/4          8 3/16
December 31, 1999                                  8 1/2           6 3/4

                                                        Dividends
                                                          Paid
                                                          ----

Pulaski Savings Bank:
March 31, 1998                                            $0.075
June 30, 1998                                              0.075
September 1998                                             0.075
December 1998                                              0.080
March 31, 1999                                             0.080
June 30, 1999                                              0.080

Pulaski Bancorp, Inc.:
September 30, 1999                                         0.080
December 31, 1999                                          0.080

                  Future dividend policy will be determined by the Board of Directors after giving consideration to the Company's financial condition, results of operations, tax status, economic conditions and other factors. The Board may also consider the payment of stock dividends from time to time, in addition to, or in lieu of cash dividends.