Form 10KSB, Exhibit 13
period 2000-12-31
PULASKI BANCORP INC
filed 2001-03-30
CIK 1089624

                                                                             PULASKI BANCORP, INC. AND SUBSIDIARY
                                                                           SELECTED FINANCIAL CONDITION AND OTHER
                                                                                              DATA OF THE COMPANY


                                                                        At December 31,
                                              --------------------------------------------------------------------
                                                2000          1999           1998           1997            1996
                                              --------       --------      ---------      ---------       --------
(In Thousands)

Financial Condition data:

Total amount of:

Assets                                        $244,529       $236,550      $ 199,792      $ 181,732       $160,722
Loans receivable, net                          152,287        134,522        100,894        102,212         96,258
Securities available for sale                    6,327          5,906          5,642          5,367          5,034
Mortgage-backed securities                      60,614         71,399         55,728         50,856         42,281
Investment securities                            6,948          6,947          6,946         10,000          5,000
Deposits                                       189,333        169,008        174,808        153,227        147,209
Advances and other borrowings                   29,000         42,000            455          5,636            -
Stockholders' equity                            24,395         23,783         22,806         21,689         12,445


                                                              For the Year Ended December 31,
                                              ---------------------------------------------------------------------
                                                2000           1999          1998            1997           1996
                                              --------       --------      ---------      ---------       --------
(In Thousands)

Operating data:

Interest income                                $17,915        $14,391        $13,426        $12,702        $11,614
Interest expense                                10,517          8,317          7,790          7,347          6,872

Net interest income                              7,398          6,074          5,636          5,355          4,742
Provision for loan losses                           91            113            114            168            107
Non-interest income                                674            562            295            178            145
Non-interest expenses                            4,965          4,600          4,160          3,571          4,243
Income taxes                                     1,120            738            626            673            195
                                              --------       --------      ---------      ---------       --------

Net income                                    $ 1,896        $ 1,185        $ 1,031        $ 1,121          $ 342
                                              ========       ========       ========       ========         =====



                                                           At or For the Year Ended December 31,
                                               ------------------------------------------------------------------
                                                2000           1999          1998            1997           1996
                                               ------         ------         ------         ------          -----


Selected Financial Ratios:

Return on average assets (1)                     0.79%          0.55%          0.54%          0.64%          0.59%
Return on average equity (1)                     7.95%          5.11%          4.63%          6.01%          7.72%
Average equity/average assets                    9.88%         10.85%         11.69%         10.64%          7.60%
Interest rate spread                             2.73%          2.49%          2.59%          2.80%          2.76%
Net yield on average
 interest-earning assets                         3.18%          2.94%          3.08%          3.18%          3.01%
Non-interest expenses to
 average assets (1)                              2.06%          2.15%          2.18%          2.04%          2.01%
Efficiency ratios (1)                           64.91%         69.32%         70.14%         64.55%         67.14%
Equity/total assets                              9.98%         10.05%         11.41%         11.93%          7.74%
Capital ratios:
     Tangible                                    9.81%          9.67%         11.41%         11.93%          7.75%
     Core                                        9.81%          9.67%         11.41%         11.93%          7.75%
     Risk-based                                 18.41%         20.95%         25.86%         28.28%         19.27%
Non-performing loans
 to total assets                                 0.13%          0.29%          0.47%          0.49%          0.83%
Non-performing loans
 to total loans receivable                       0.18%          0.43%          0.80%          0.79%          1.29%
Non-performing assets
 to total assets                                 0.13%          0.31%          0.53%          0.53%          0.92%
Allowance for loan losses
 to non-performing loans                       386.41%        167.95%        109.89%        102.47%         63.55%
Average interest-earning
 assets/average
 interest-bearing liabilities                    1.10x          1.11x          1.12x          1.09x          1.06x
Net interest income after
 provision for loan losses to
 non-interest expenses (1)                       1.47x          1.30x          1.33x          1.45x          1.41x

(1) Excludes for the year ended December 31, 1996, one-time SAIF special assessment of $962,000 and the related income tax benefit of $346,000.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Pulaski Bancorp, Inc. ("the Company"), is the stock holding company for Pulaski Savings Bank ("the Bank"). The Company is headquartered in Springfield, New Jersey and its principal business currently consists of the operations of the Bank. Pulaski Bancorp, M.H.C., a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated July 12, 1999, owns 58% of the Company's outstanding common stock at December 31, 2000. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's non-interest income and expense. The Bank's non-interest income consists primarily of fees and other service charges. The Bank's non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expenses, the cost of foreclosed real estate operations, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

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

Comparison of Financial Condition at December 31, 2000 and 1999

The Company's assets at December 31, 2000, totalled $244.5 million, which represents an increase of $7.9 million or 3.3% as compared to $236.6 million at December 31, 1999, primarily due to an increase in loans receivable of $17.8 million partially offset by a decrease in mortgage-backed securities of $10.8 million.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Cash and cash equivalents increased $2.9 million or 42.6% to $9.7 million at December 31, 2000, from $6.8 million at December 31, 1999, primarily reflecting a $3.1 million increase in interest-bearing deposits.

The Company did not have trading account securities at December 31, 2000. Trading account securities at December 31, 1999, amounted to $2.8 million. Proceeds from sales of the trading account securities were placed in interest-bearing securities during the year ended December 31, 2000.

Securities available for sale increased $421,000 or 7.1% to $6.3 million at December 31, 2000, compared with $5.9 million at December 31, 1999. The increase during the year ended December 31, 2000, resulted primarily from purchases of securities available for sale of $390,000, along with a decrease of unrealized loss on such portfolio of $31,000. Investment securities held to maturity at December 31, 2000 and 1999, amounted to $6.9 million.

Mortgage-backed securities held to maturity decreased $10.8 million or 15.1% to $60.6 million at December 31, 2000, as compared with $71.4 million at December 31, 1999. The decrease during the year ended December 31, 2000, resulted primarily from principal repayments of $10.7 million.

Net loans amounted to $152.3 million and $134.5 million at December 31, 2000 and 1999, respectively, which represents an increase of $17.8 million or 13.2%. The increase during the year ended December 31, 2000, resulted primarily from loan originations and purchases exceeding loan principal repayments. The increase in loans was funded primarily from increase in deposits.

Deposits at December 31, 2000, increased $20.3 million or 12.0% to $189.3 million when compared with $169.0 million at December 31, 1999.

At December 31, 2000 and 1999, borrowed money amounted to $29.0 million and $42.0 million, respectively, representing advances from Federal Home Loan Bank of New York ("FHLB"). During 1999, the Bank had adopted a strategy where such advances were primarily used for the purchase of mortgage-backed securities held to maturity and the funding of loan originations and purchases to seek a higher rate of return.

Stockholders' equity amounted to $24.4 million and $23.8 million at December 31, 2000 and 1999, respectively. During the years ended December 31, 2000 and 1999, cash dividends of $275,000 and $309,000, respectively, were paid on the Bank's and Company's common stock. During the years ended December 31, 2000 and 1999, the Company repurchased 154,643 shares and 27,600 shares, respectively, of its common stock, at prices ranging from $7.94 to $9.69, for $1.3 million and $224,000, respectively, under a stock repurchase program.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Operating Results for The Years Ended December 31, 2000 and 1999

GENERAL

Net income increased by $711,000, or 60.0%, to $1.9 million during the year ended December 31, 2000, compared with $1.2 million for the year ended December 31, 1999. The increase in net income during the 2000 period resulted from increases in total interest income of $3.5 million and non-interest income of $112,000, along with a decrease in provision for loan losses of $22,000, which more than offset increases in total interest expense, non-interest expenses and income taxes of $2.2 million, $365,000 and $382,000, respectively.

INTEREST INCOME

Interest income on loans during the year ended December 31, 2000, increased by $2.9 million, or 32.0%, to $12.1 million when compared to $9.2 million during 1999. The increase during the 2000 period resulted from an increase of $28.7 million or 24.5% in the average balance of loans outstanding from $117.1 million in 1999 to $145.8 million in 2000, along with an increase of 47 basis points in the yield earned on the loan portfolio from 7.85% in 1999 to 8.32% in 2000.

Interest on mortgage-backed securities held to maturity increased $642,000, or 16.8%, during the year ended December 31, 2000, to $4.5 million compared to $3.8 million for 1999. During the year ended December 31, 2000, the average balance of mortgage-backed securities outstanding increased $212,000 from $65.3 million in 1999 from $65.5 million in 2000, along with an increase of 96 basis points to 6.83% in 2000 from 5.87% in 1999 in the yield earned on the mortgage-backed securities portfolio.

Interest earned on investment securities held to maturity increased by $43,000, or 10.6%, from $406,000 for the year ended December 31, 1999, when compared to $449,000 for 2000. The increase during 2000 resulted from an increase of $462,000 in the average balance of the investment securities portfolio, along with an increase of 20 basis points in the yield earned on the investment securities portfolio to 6.46% in 2000 from 6.26% in 1999. Interest earned on securities available for sale amounted to $390,000 and $310,000 for the years ended December 31, 2000 and 1999, respectively.

Interest on other interest-earning assets decreased $181,000, or 27.6%, from $655,000 during the year ended December 31, 1999, to $474,000 for 2000. Such decrease was attributable to a decrease of $3.4 million, or 29.0%, in the average balance of other interest-earning assets outstanding from $11.7 million in 1999 to $8.3 million in 2000, sufficient to offset an increase of 11 basis points in the yield earned on other interest-earning assets from 5.62% in 1999 to 5.73% in 2000.

INTEREST EXPENSE

Interest on deposits increased $650,000, or 8.7%, to $8.1 million during the year ended December 31, 2000 compared to $7.5 million for 1999. The increase during 2000 was attributable to an increase of 27 basis points in the average cost of interest-bearing deposits from 4.39% for 1999 to 4.66% for 2000 along with an increase of $4.1 million, or 2.4%, from $170.3 million in 1999 to $174.4 million in 2000 in the average balance of interest-bearing deposits outstanding. Interest on borrowed money amounted to $2.4 million and $846,000 during the years ended December 31, 2000 and 1999, respectively. The increase during 2000 was attributable to an increase of $21.8 million in the average borrowings outstanding, along with an increase of 92 basis points in the cost of borrowings from 5.54% for 1999 to 6.46% for 1999.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME

Net interest income for the year ended December 31, 2000, increased $1.3 million or 21.8%, to $7.4 million for 2000 from $6.1 million for 1999. The net interest rate spread increased from 2.49% in 1999 to 2.73% in 2000 and the interest rate margin increased from 2.94% in 1999 to 3.18% in 2000. The increase primarily resulted from a 73 basis points increase in the yield on interest-earning assets from 6.97% in 1999 to 7.70% in 2000 which more than offset an increase of 49 basis points in the cost of average interest-bearing liabilities from 4.48% in 1999 to 4.97% in 2000.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2000 and 1999, the Bank provided $91,000 and $113,000, respectively, for loan losses. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.2 million at December 31, 2000, representing .69% of total loans and 386.4% of non-performing loans as compared to an allowance of $1.1 million at December 31, 1999, representing .73% of total loans and 167.9% of non-performing loans. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

NON-INTEREST INCOME

Non-interest income increased by $112,000 or 19.9% from $562,000 during the year ended December 31, 1999 to $674,000 for the year ended December 31, 2000. The increase in non-interest income during 2000 resulted from an increase in fees and service charges of $9,000, an increase in trading account income of $523,000 and an increase in miscellaneous income of $2,000, which were sufficient to offset a decrease in gain on sale of deposits of the Harrison branch of $423,000, which occurred in 1999.

During the years ended December 31, 2000 and 1999, the Bank purchased trading account securities of $3.6 million and $7.1 million, respectively, and proceeds from sales of such securities amounted $6.9 million and $4.3 million, respectively, resulting in realized gains on such sales of $286,000 and $41,000, respectively. Unrealized gains on trading account securities totalled $139,000 in 2000 while unrealized losses on trading account securities totalled $139,000 for the year ended December 31, 1999. During the year ended December 31, 1999 the Bank sold its deposits of $5.7 million held at its Harrison, New Jersey branch office at a gain of $423,000.

NON-INTEREST EXPENSES

Non-interest expenses increased $364,000, or 7.9%, to $5.0 million during the year ended December 31, 2000 compared to $4.6 million for the year ended December 31, 1999. Salaries and employee benefits, the major component of non-interest expenses, increased $339,000 or 12.8% during the year ended December 31, 2000, while occupancy, equipment and loss on foreclosed real estate increased by $125,000, $13,000, and $3,000, respectively, which increases were partially offset by decreases in advertising, federal insurance premium and miscellaneous expenses of $14,000, $67,000 and $34,000, respectively. The increase in salaries and employee benefits was primarily a result of additional personnel. The decrease in federal insurance expense resulted from a decrease in premium charged by Federal Insurance Deposit Corporation.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INCOME TAXES

Income tax expense totaled $1.1 million and $738,000 during the years ended December 31, 2000 and 1999, respectively. The increase in 2000 resulted primarily from an increase in pre-tax income of $1.1 million. The effective income tax rates were 37.1% and 38.4% during the years ended December 31, 2000 and 1999, respectively.

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

The Bank is required to maintain minimum levels of liquid assets as defined by the Office of Thrift Supervision ("OTS") regulations. This requirement, which may vary from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Bank's liquidity averaged 22.0% during December, 2000. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB, which provides liquidity to meet lending requirements. Federal funds sold and interest-bearing deposits in other banks at December 31, 2000 and 1999, amounted to $5.5 million and $2.8 million, respectively.

The primary sources of investing activities are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchases of mortgage-backed securities through operations and financing activities, new loan production and the purchase of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities.

During the years ended December 31, 2000 and 1999, cash dividends paid on the Company's and the Bank's common stock amounted to $275,000 and $309,000, respectively. Pulaski Bancorp, M.H.C. waived its right to receive dividends. If Pulaski Bancorp, M.H.C. had not waived its right to receive dividends, the amount of such dividends, during the years ended December 31, 2000 and 1999, would have been $369,000 and $358,000, respectively.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At December 31, 2000 and 1999, borrowed money amounted to $29.0 million and $42.0 million, respectively.

                             PULASKI BANCORP, INC.
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2000, the Bank has outstanding commitments to originate, fund or purchase loans of $13.4 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2000, totaled $120.0 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2000, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 9.81%, 9.81% and 18.41%, respectively, which is above the required levels of 1.5% for tangible capital, 4.0% for core capital and 8.0% for risk-based capital. The Bank qualifies as "well-capitalized" under the prompt corrective action regulations of the OTS.

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

                        [leterhead PULASKI BANCORP. INC.]


                      MANAGEMENT RESPONSIBILITY STATEMENT

Management of Pulaski Bancorp, Inc. and its subsidiary is responsible for the preparation of the financial statements and all other financial information included in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All financial information included in this report agrees in all material aspects with the financial statements. In preparing the financial statements, management makes informed estimates and judgements with consideration given to materiality, about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities and formal procedures and polices consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived. Management reviews and modifies its system of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants and internal auditors. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors (the "Board") is responsible for determining that management fulfills its responsibilities in the preparation of financial statements and the control of operations. The Board appoints the independent certified public accountants and internal auditors. The Board meets with management, the independent certified pubic accountants and reviews the work of the internal auditors, and approves the overall scope of audit work, related fee arrangements, and reviews audit reports and findings.


/s/Thomas Bentkowski
-------------------
Thomas Benthowski - President

/s/John T. Robertson
--------------------
John T. Robertson - Executive Vice President

/s/Lee Wagstaff
---------------
Lee Wagstaff - Treasurer

January 26,2001

                         [letterhead RADICS & CO., LLC]

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------






To The Board of Directors
Pulaski Bancorp, Inc. and Subsidiary



We have audited the accompanying consolidated statements of financial condition of Pulaski Bancorp, Inc. (the "Company") and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the financial position of Pulaski Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                            /s/Radics & Co., LLC
                                                            --------------------
                                                               Radics & Co., LLC
January 26, 2001

                                                PULASKI BANCORP, INC. AND SUBSIDIARY
                                           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                           ----------------------------------------------




                                                                                                            December 31,
                                                                                               -----------------------------------
Assets                                                                   Note(s)                    2000                  1999
------                                                                 -----------             -------------         -------------
Cash and amounts due from depository institutions                                               $ 4,193,914           $ 3,966,072
Interest-bearing deposits                                                                         3,546,318               454,547
Federal funds sold                                                                                1,950,000             2,350,000
                                                                                              -------------         -------------
              Cash and cash equivalents                                  1 and 16                 9,690,232             6,770,619

Term deposits                                                            3 and 16                    99,000               197,000
Trading account securities                                               1 and 16                        --             2,790,500
Securities available for sale                                          1, 4 and 16                6,326,981             5,906,451
Investment securities held to maturity                                 1, 5 and 16                6,947,582             6,947,017
Mortgage-backed securities held to maturity                            1, 6 and 16               60,614,491            71,399,443
Loans receivable                                                       1, 7 and 16              152,287,340           134,522,001
Real estate owned                                                           1                            --                49,822
Premises and equipment                                                   1 and 8                  4,060,664             4,037,888
Federal Home Loan Bank of New York stock                                    11                    2,350,000             2,100,000
Accrued interest receivable                                            1, 9 and 16                1,437,088             1,218,056
Other assets                                                           1, 13 and 14                 715,747               611,493
                                                                                              -------------         -------------
              Total assets                                                                    $ 244,529,125         $ 236,550,290
                                                                                              =============         =============

Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                                10 and 16             $ 189,332,804         $ 169,007,650
Borrowed money                                                          11 and 16                29,000,000            42,000,000
Advance payments by borrowers for taxes                                                             958,747               919,231
Other liabilities                                                           13                      842,931               840,521
                                                                                              -------------         -------------
              Total liabilities                                                                 220,134,482           212,767,402
                                                                                              -------------         -------------
Commitments and contingencies                                           15 and 16                        --                    --

Stockholders' equity                                                  1,2,12,13, 14
--------------------
                                                                          and 17
Preferred stock; $.01 par value, 2,000,000 shares
  authorized; issued and outstanding - none
Common stock; $.01 par value, 13,000,000 shares
  authorized, 2,108,088 shares issued; 1,925,845
  shares (2000) and 2,080,488 (1999) outstanding                                                     21,081                21,081
Paid-in capital                                                                                   9,805,369             9,833,349
Retained earnings - substantially restricted                                                     16,542,655            14,912,410
Unearned Recognition Retention Plan ("RRP") shares                                                 (276,350)             (428,702)
Unearned Employee Stock Ownership Plan ("ESOP")                                                    (101,936)             (278,439)
Accumulated other comprehensive (loss)                                                              (51,000)              (52,480)
Treasury stock, at cost; 182,243 shares (2000) and
  27,600 shares (1999)                                                                           (1,545,176)             (224,331)
                                                                                              -------------         -------------
              Total stockholders' equity                                                         24,394,643            23,782,888
                                                                                              -------------         -------------
              Total liabilities and stockholders' equity                                      $ 244,529,125         $ 236,550,290
                                                                                              =============         =============

See notes to consolidated financial statements.

                                          PULASKI BANCORP, INC. AND SUBSIDIARY
                                            CONSOLIDATED STATEMENTS OF INCOME
                                            ---------------------------------


                                                                                           Year Ended December 31,
                                                                                       --------------------------------
                                                                          Note(s)           2000             1999
                                                                         -----------   ---------------  ---------------
Interest income:
      Loans                                                               1 and 7         $12,128,529      $ 9,187,993
      Mortgage-backed securities held to maturity                            1              4,474,505        3,832,019
      Investment securities held to maturity                                 1                448,605          406,383
      Securities available for sale                                          1                389,530          309,953
      Other interest-earning assets                                                           473,570          654,679
                                                                                          -----------      -----------

           Total interest income                                                           17,914,739       14,391,027
                                                                                          -----------      -----------
Interest expense:
      Deposits                                                               10             8,121,324        7,471,264
      Borrowed money                                                         11             2,395,552          845,478
                                                                                          -----------      -----------

           Total interest expense                                                          10,516,876        8,316,742
                                                                                          -----------      -----------

Net interest income                                                                         7,397,863        6,074,285
Provision for loan losses                                                 1 and 7              91,000          113,000
                                                                                          -----------      -----------

Net interest income after provision for loan losses                                         7,306,863        5,961,285
                                                                                          -----------      -----------
Non-interest income:
      Fees and service charges                                                                226,239          216,510
      Trading account income (loss)                                          1                424,884          (97,894)
      Gain on sale of deposits                                                                     --          422,554
      Miscellaneous                                                                            22,575           20,949
                                                                                          -----------      -----------

           Total non-interest income                                                          673,698          562,119
                                                                                          -----------      -----------
Non-interest expenses:
      Salaries and employee benefits                                         13             2,978,624        2,639,764
      Occupancy expense of premises                                          1                557,218          431,907
      Equipment                                                              1                409,503          397,220
      Loss on real estate owned                                              1                  3,434              631
      Advertising                                                                              93,940          107,906
      Federal insurance premium                                                                35,484          101,835
      Miscellaneous                                                          13               886,016          920,465
                                                                                          -----------      -----------

           Total non-interest expenses                                                      4,964,219        4,599,728
                                                                                          -----------      -----------

Income before income taxes                                                                  3,016,342        1,923,676
Income taxes                                                              1 and 14          1,120,375          738,431
                                                                                          -----------      -----------

Net income                                                                                $ 1,895,967      $ 1,185,245
                                                                                          ===========      ===========

Net income per common share:                                              1 and 13
      Basic/diluted                                                                            $ 0.98           $ 0.58
                                                                                            =========        =========
Dividends declared per common share                                          17                $ 0.33           $ 0.32
                                                                                            =========        =========

Weighted average number of common shares
  outstanding:                                                            1 and 13
      Basic/diluted                                                                         1,928,530        2,043,181
                                                                                            =========        =========

See notes to consolidated financial statements.


                                          PULASKI BANCORP, INC. AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                     -----------------------------------------------



                                                                                             Year Ended December 31,
                                                                                          ----------------------------
                                                                                            2000             1999
                                                                                          -----------      -----------
Net income                                                                                $ 1,895,967      $ 1,185,245
Other comprehensive income (loss):
      Unrealized gain (loss) on securities available
       for sale, net of income taxes (benefit) of $29,520
       and  $(16,560), respectively                                                             1,480          (29,440)
                                                                                          -----------      -----------

Comprehensive income                                                                      $ 1,897,447      $ 1,155,805
                                                                                          ===========      ===========



See notes to consolidated financial statements.

                                               PULASKI BANCORP, INC. AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    ----------------------------------------------------------


                                                                                                   Unearned           Unearned
                                                Common           Paid-in           Retained           RRP                ESOP
                                                stock            Capital           Earnings          Shares             Shares
                                             ------------     ------------      ------------      ------------      ------------
Balance - December 31, 1998                  $     21,081     $  9,854,730      $ 14,029,016      $   (581,054)     $   (495,144)

Net income for the year ending
  December 31, 1999                                  --               --           1,185,245              --                --
Unrealized (loss) on securities
 available for sale, net of income taxes             --               --                --                --             (29,440)
Cash dividend                                        --               --            (309,127)             --                --
ESOP shares committed to
  to be released                                     --            (21,381)            7,276              --             216,705
Amortization of unearned
 RRP shares                                          --               --                --             152,352              --
Treasury stock, at cost                              --               --                --                --                --
                                             ------------     ------------      ------------      ------------      ------------

Balance - December 31, 1999                        21,081        9,833,349        14,912,410          (428,702)         (278,439)

Net income for the year ending
  December 31, 2000                                  --               --           1,895,967              --                --
Unrealized gain on securities
 available for sale, net of income taxes             --               --                --                --                --
Cash dividend                                        --               --            (275,410)             --                --
ESOP shares committed to
  to be released                                     --            (27,980)            9,688              --             176,503
Amortization of unearned
 RRP shares                                          --               --                --             152,352              --
Treasury stock, at cost                              --               --                --                --                --
                                             ------------     ------------      ------------      ------------      ------------

Balance - December 31, 2000                  $     21,081     $  9,805,369      $ 16,542,655      $   (276,350)     $   (101,936)
                                             ============     ============      ============      ============      ============

                                                Accumulated
                                                   Other                            Total
                                              Comprehensive      Treasury        Stockholders'
                                                  (Loss)           Stock            Equity
                                             ------------      ------------      ------------
Balance - December 31, 1998                  $    (23,040)     $       --        $ 22,805,589

Net income for the year ending
  December 31, 1999                                  --                --           1,185,245
Unrealized (loss) on securities
 available for sale, net of income taxes          (29,440)             --             (29,440)
Cash dividend                                        --                --            (309,127)
ESOP shares committed to
  to be released                                     --                --             202,600
Amortization of unearned
 RRP shares                                          --                --             152,352
Treasury stock, at cost                              --            (224,331)         (224,331)
                                             ------------      ------------      ------------

Balance - December 31, 1999                       (52,480)         (224,331)       23,782,888

Net income for the year ending
  December 31, 2000                                  --                --           1,895,967
Unrealized gain on securities
 available for sale, net of income taxes            1,480              --               1,480
Cash dividend                                        --                --            (275,410)
ESOP shares committed to
  to be released                                     --                --             158,211
Amortization of unearned
 RRP shares                                          --                --             152,352
Treasury stock, at cost                              --          (1,320,845)       (1,320,845)
                                             ------------      ------------      ------------

Balance - December 31, 2000                  $    (51,000)     $ (1,545,176)     $ 24,394,643
                                             ============      ============      ============



See notes to consolidated financial statements.

                                         PULASKI BANCORP, INC. AND SUBSIDIARY
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        -------------------------------------


                                                                                         Year Ended December 31,
                                                                                      ------------------------------
                                                                                       2000                  1999
                                                                                      ----------         -----------
Cash flows from operating activities:
     Net income                                                                      $ 1,895,967         $ 1,185,245
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
         Depreciation and amortization of premises
           and equipment                                                                 265,058             270,239
         Amortization of premiums and accretion of
           discounts, net                                                                (29,143)              5,929
         Accretion of deferred loan fees                                                (457,817)           (247,540)
         Provision for loan losses                                                        91,000             113,000
         Purchases of trading account securities                                      (3,635,942)         (7,074,557)
         Proceeds from sales of trading account securities                             6,921,709           4,289,672
         Realized gain on sales of trading account securities                           (285,979)            (41,011)
         Unrealized (gain) loss on trading account securities                           (138,905)            138,905
         Gain on sale of deposits                                                            --             (422,554)
         (Gain) on sale of real estate owned                                              (3,981)             (3,225)
         (Increase) in accrued interest receivable                                      (219,032)           (246,490)
         Deferred income taxes (benefit)                                                  16,017             (93,270)
         (Increase) decrease in other assets                                            (149,791)             12,963
         Increase (decrease) in accrued interest payable
           on deposits                                                                   857,865            (210,538)
         Increase (decrease) in other liabilities                                          2,410             (16,333)
         Amortization of cost of stock contributed to RRP                                152,352             152,352
         ESOP shares committed to be released                                            158,211             202,600
                                                                                      ----------         -----------

         Net cash provided by (used in) operating activities                           5,439,999          (1,984,613)
                                                                                      ----------         -----------

Cash flows from investing activities:
     Proceeds from maturities of term deposits                                           197,000                 --
     Purchases of term deposits                                                          (99,000)                --
     Purchases of securities available for sale                                         (389,530)           (309,953)
     Proceeds from calls of investment securities
       held to maturity                                                                      --             2,000,000
     Proceeds from maturities of investment securities
       held to maturity                                                                      --             1,000,000
     Purchases of investment securities held to maturity                                     --            (3,000,000)
     Principal repayments on mortgage-backed securities
       held to maturity                                                               10,743,147          21,367,610
     Purchases of mortgage-backed securities held
       to maturity                                                                           --          (37,148,665)
     Purchases of loans                                                               (6,611,451)        (12,278,685)
     Net change in loan receivable                                                   (10,808,676)        (21,254,415)
     Proceeds from sales of real estate owned                                             82,879             133,851
     Capitalized costs on real estate owned                                               (7,471)            (10,003)
     Additions to premises and equipment                                                (287,834)           (445,595)
     Purchase of Federal Home Loan Bank of New
       York stock                                                                       (250,000)           (653,800)
                                                                                      ----------         -----------

         Net cash (used in) investing activities                                      (7,430,936)        (50,599,655)
                                                                                      ----------         -----------

See notes to consolidated financial statements.

                                        PULASKI BANCORP, INC. AND SUBSIDIARY
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        -------------------------------------


                                                                                        Year Ended December 31,
                                                                                   --------------------------------
                                                                                      2000               1999
                                                                                     -----------        -----------
Cash flows from financing activities:
     Net increase in deposits                                                       $19,467,289           $ 78,585
     Cash paid for sale of deposits                                                           -         (5,245,867)
     Net (decrease) increase in short-term borrowed money                           (13,000,000)        42,000,000
     Repayments of long-term borrowed money                                                  --           (454,805)
     Net increase in advance payments
      by borrowers for taxes                                                             39,516            145,870
     Cash dividends                                                                    (275,410)          (309,127)
     Purchases of treasury stock                                                     (1,320,845)          (224,331)
                                                                                    -----------        -----------

        Net cash provided by financing activities                                     4,910,550         35,990,325
                                                                                    -----------        -----------

Net  increase (decrease) in cash and cash
     equivalents                                                                      2,919,613        (16,593,943)
Cash and cash equivalents - beginning                                                 6,770,619         23,364,562
                                                                                    -----------        -----------

Cash and cash equivalents - ending                                                  $ 9,690,232        $ 6,770,619
                                                                                    ===========        ===========


Supplemental disclosure of cash flow information:
    Cash paid during the year for:
        Income taxes                                                                $ 1,195,697          $ 635,588
        Interest                                                                      9,623,981          8,488,175

Supplemental schedule of noncash investing activities:
     Transfer of loans receivable to real estate owned                                   21,605             39,819



See notes to consolidated financial statements.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


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

         Business
         --------

         The Company's primary business is the operation of the Bank. The Bank provides the usual products and services of banking such as deposits and mortgage, consumer and commercial loans. At December 31, 2000 and 1999, approximately 58% and 54%, respectively, of the issued and outstanding stock of the Company is owned by Pulaski Bancorp, M.H.C., a mutual holding company.

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------------------

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------------------

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

         Accounting for stock based compensation
         ---------------------------------------

         The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" which establishes financial accounting and reporting standards for stock-based employees compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, SFAS No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

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

         The Company has elected to account for stock-based compensation under APB 25 and the pro forma disclosures of net income and earnings per share required by SFAS No. 123 have been included in Note 13 to consolidated financial statements.

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
--------------------------------------------------------

         Net income per share (Cont'd.)
         ------------------------------

         During the years ended December 31, 2000 and 1999, diluted net income per share did not differ from basic net income per share as there were no contracts or securities excercisable or which could be converted into common stock which had a dilutive effect. Stock options, unearned RRP shares and ESOP shares not committed to be released existed at December 31, 2000 and 1999.

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

         Impact of new accounting standards
         ----------------------------------

         The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
         (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



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

         The implementation of SFAS No. 133 did not have a material impact on consolidated financial position or results of operations.

         Reclassification

         Certain amounts for prior periods have been reclassified to conform to the current period's presentation.


2.   REORGANIZATION AND STOCKHOLDERS' EQUITY
--------------------------------------------

On January 28, 1999, the Board of Directors of the Bank adopted a Plan of Reorganization whereby the Bank would become a wholly-owned subsidiary of the Company. On April 23, 1999, the stockholders of the Bank approved the Plan of Reorganization and the formation of Pulaski Bancorp, Inc. On July 12, 1999, the Company issued 2,108,088 shares of common stock to the existing stockholders of the Bank in exchange for the common stock of the Bank on a one for one share basis and became the owner of 100% of the common stock of the Bank. As a result of the reorganization, the Bank's minority stockholders became minority stockholders of the Company and the Bank's majority stockholder, Pulaski Bancorp, M.H.C., became the Company's majority stockholder. The reorganization did not materially impact the financial condition or operations of the Bank and/or the Company.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



2.   REORGANIZATION AND STOCKHOLDERS' EQUITY (Cont'd.)
------------------------------------------------------

During the year ended December 31, 2000 and 1999, the Company repurchased, in the open market, 154,643 and 27,600 shares, respectively, of its common stock at an aggregate cost of $1,321,000 and $224,000, respectively. These repurchases are reflected as treasury stock in the consolidated statements of financial condition.



3.   TERM DEPOSITS
------------------

                                                           December 31,
                                    ----------------------------------------------------------
                                               2000                          1999
                                    -------------------------      --------------------------
                                                    Weighted                        Weighted
                                                     Average                         Average
                                      Amount           Rate           Amount           Rate
                                      ------           ----           ------           ----
Due within one year                 $     --             --        $   197,000         5.82%
Due after one through two years         99,000         6.77%         --                  --
                                    ----------                     -----------

                                    $   99,000         6.77%       $   197,000         5.82%
                                    ==========                     ===========




4.   SECURITIES AVAILABLE FOR SALE
----------------------------------


                                                         December 31, 2000
                                   ------------------------------------------------------------
                                                          Gross Unrealized
                                                  -----------------------------     Carrying
                                      Cost           Gains            Losses          Value
                                   -----------     ----------        --------      ------------
Equity securities:
       Mutual Fund                 $  6,377,981    $       --        $ 51,000      $ 6,326,981
                                   ============    ==========        ========      ===========
                                                         December 31, 1999
                                   ------------------------------------------------------------
                                                          Gross Unrealized
                                                  -----------------------------     Carrying
                                      Cost           Gains            Losses          Value
                                   -----------     ----------        --------      ------------
Equity securities:
       Mutual Fund                 $  5,988,451    $       --         $ 82,000      $ 5,906,451
                                   ============    ==========         ========      ===========


There were no sales of securities available for sale during the years ended December 31, 2000 and 1999.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

5.       INVESTMENT SECURITIES HELD TO MATURITY
-----------------------------------------------

                                                                                   December 31, 2000
                                                          ---------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Carrying        ---------------------------        Estimated
                                                               Value           Gain               Losses       Fair Value
                                                             -----------     ---------           -------       ----------
U.S. Government Agencies securities:
       Maturing after one year through five years            $ 1,000,000     $      --            $ 4,790       $  995,210
       Maturing after five years through ten years             5,000,000            --             50,380        4,949,620
Trust preferred maturing after twenty years                      947,582            --             37,372          910,210
                                                             -----------     ---------            -------       ----------

                                                             $ 6,947,582     $      --            $92,542       $6,855,040
                                                             ===========     =========            =======       ==========

                                                                                   December 31, 1999
                                                            --------------------------------------------------------------
                                                                                    Gross Unrealized
                                                              Carrying      -----------------------------      Estimated
                                                                Value          Gain               Losses       Fair Value
                                                            -----------     ----------          ---------      ----------
U.S. Government Agencies securities:
       Maturing after one year through five years           $ 1,000,000     $       --          $  38,594      $  961,406
       Maturing after five years through ten years            5,000,000             --            192,034       4,807,966
Trust preferred maturing after twenty years                     947,017             --             19,607         927,410
                                                            -----------     ----------          ---------      ----------

                                                            $ 6,947,017     $       --          $ 250,235      $6,696,782
                                                            ===========     ==========          =========      ==========


There were no sales of investment securities held to maturity during the years ended December 31, 2000 and 1999.

6.       MORTGAGE-BACKED SECURITIES HELD TO MATURITY
----------------------------------------------------


                                                                              December 31, 2000
                                                         --------------------------------------------------------------
                                                                              Gross Unrealized
                                                           Carrying        -------------------------        Estimated
                                                            Value            Gains           Losses         Fair Value
                                                         ------------      ---------       ---------       ------------
Government National Mortgage Association                 $ 12,087,788       $ 76,766        $ 28,918       $ 12,135,636
Federal National Mortgage Association                      15,042,104         53,911          94,003         15,002,012
Federal Home Loan Mortgage Corporation                      8,983,073         12,422          74,369          8,921,126
Collateralized mortgage obligation issued
  by U.S. Government Agencies                              24,107,430         74,589              --         24,182,018
Small Business Administration                                 394,096             --           3,417            390,679
                                                         ------------      ---------       ---------       ------------

                                                         $ 60,614,491      $ 217,688       $ 200,707       $ 60,631,471
                                                         ============      =========       =========       ============


                                                                              December 31, 1999
                                                         --------------------------------------------------------------
                                                                               Gross Unrealized
                                                          Carrying         -------------------------        Estimated
                                                            Value            Gains           Losses         Fair Value
                                                         ------------      ---------       ---------       ------------
Government National Mortgage Association                 $ 14,272,475      $ 106,640       $ 357,326       $ 14,021,789
Federal National Mortgage Association                      20,033,644         29,588         417,371         19,645,861
Federal Home Loan Mortgage Corporation                     12,548,383         11,370         208,022         12,351,731
Collateralized mortgage obligation issued
  by U.S. Government Agencies                              24,137,682              -          12,424         24,125,258
Small Business Administration                                 407,259              -           4,636            402,623
                                                         ------------      ---------       ---------       ------------

                                                         $ 71,399,443      $ 147,598       $ 999,779       $ 70,547,262
                                                        =============      =========       =========       ============

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



6.    MORTGAGE-BACKED SECURITIES HELD TO MATURITY (Cont'd.)
-------------------------------------------------

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2000 and 1999. At December 31, 2000 and 1999, mortgage-backed securities held to maturity with carrying values of approximately $347,000 and $366,000, respectively, were pledged to secure public funds on deposit.


7.    LOANS RECEIVABLE
----------------------


                                                                  December 31,
                                                       ---------------------------------
                                                            2000                1999
                                                       -------------       -------------
Real estate mortgage:
        One-to-four family                              $ 98,095,325        $ 99,743,852
        Multi-family dwellings                             2,960,018           2,500,609
        Non-residential                                   15,205,058           6,967,956
        VA guaranteed                                        139,177             292,531
        FHA insured                                           31,689              75,072
                                                       -------------       -------------

                                                         116,431,267         109,580,020
                                                       -------------       -------------

Real estate construction and land acquisition             44,000,121          36,900,620
                                                       -------------       -------------

Consumer:
        Second mortgages                                   7,718,376           6,575,574
        Equity lines of credit                             3,958,450           3,027,747
        Passbook or certificate                              198,243             126,669
        Cash reserve                                           1,833                  --
        Automobile                                            43,562                  --
                                                       -------------       -------------

                                                          11,920,464           9,729,990
                                                       -------------       -------------

                Total loans                              172,351,852         156,210,630
                                                       -------------       -------------

Less:   Loans in process                                  18,128,956          19,759,682
        Deferred loan fees                                   741,556             793,947
        Allowance for loan losses                          1,194,000           1,135,000
                                                       -------------       -------------

                                                          20,064,512          21,688,629
                                                       -------------       -------------

                                                       $ 152,287,340       $ 134,522,001
                                                       =============       =============


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

7.    LOANS RECEIVABLE (Cont'd.)
--------------------------------

The Bank has entered into lending transactions, in the ordinary course of business, with executive officers and directors of the Company and Bank and to their associates on the same terms as those prevailing for comparable transactions with other borrowers. A summary of activity related to such loans is as follows:


                                                             Year Ended
                                                            December 31,
                                                       ----------------------
                                                        2000            1999
                                                       ------          ------
                                                           (In Thousands)
             Balance - beginning                        $ 342          $ 352
             New loans                                     20              -
             Repayments                                   (86)           (10)
                                                        -----          -----

             Balance - ending                           $ 276          $ 342
                                                        =====          =====

The following is an analysis of the allowance for loan losses:


                                                            Year Ended December 31,
                                                         ----------------------------
                                                           2000             1999
                                                         -----------      -----------
              Balance - beginning                        $ 1,135,000      $ 1,022,000
              Provision charged to operations                 91,000          113,000
              Loans charged off                              (32,000)              --
                                                         -----------      -----------

              Balance - ending                           $ 1,194,000      $ 1,135,000
                                                         ===========      ===========


Nonaccrual loans totalled $309,000 and $676,000 at December 31, 2000 and 1999, respectively. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received or, if the ultimate collectibility of principal is in doubt, applied as principal reductions. The amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $7,000 and $51,000 for the years ended December 31, 2000 and 1999, respectively.

Impaired loans and related amounts recorded in the allowance for loan losses are as follows:

                                                              December 31,
                                                       --------------------------
                                                         2000              1999
                                                       ---------        ---------
Recorded investment in impaired loans:
          With recorded allowances                     $ 125,128        $ 277,179
          Without recorded allowances                    380,932          183,248
                                                       ---------        ---------

               Total impaired loans                      506,060          460,427
Related allowance for loan losses                         26,000           41,000
                                                       ---------        ---------

               Net impaired loans                      $ 480,060        $ 419,427
                                                       =========        =========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


7.    LOANS RECEIVABLE  (Cont'd.)
---------------------------------

The average recorded investment in impaired loans was $516,000 and $465,000 for the years ended December 31, 2000 and 1999, respectively. Interest income recognized on such loans totalled approximately $60,000 and $28,000 during the years ended December 31, 2000 and 1999, respectively, of which approximately $54,000 and $20,000 in 2000 and 1999, respectively, was recorded on the cash basis.



8.    PREMISES AND EQUIPMENT
----------------------------



                                                               December 31,
                                                     ------------------------------
                                                        2000                 1999
                                                     ----------         -----------

Land                                                 $ 613,561           $ 613,561
                                                     ----------         -----------

Buildings and improvements                            3,769,185           3,769,185
Less accumulated depreciation                         1,157,067           1,028,028
                                                     ----------         -----------

                                                      2,612,118           2,741,157
                                                     ----------         -----------

Future office site                                      272,493              63,698
                                                     ----------         -----------

Leasehold improvements                                   82,298              82,298
Less accumulated amortization                            11,238               3,907
                                                     ----------         -----------

                                                         71,060              78,391
                                                     ----------         -----------

Furnishings and equipment                             1,300,316           1,225,184
Less accumulated depreciation                           808,884             684,103
                                                     ----------         -----------

                                                        491,432             541,081
                                                     ----------         -----------

                                                     $4,060,664         $ 4,037,888
                                                     ==========         ===========


9.    ACCRUED INTEREST RECEIVABLE
---------------------------------

                                                                   December 31,
                                                         -----------------------------
                                                           2000                 1999
                                                         ----------          ---------
Loans                                                    $ 923,900           $ 673,166
Mortgage-backed securities held to maturity                424,639             459,024
Other interest-earning assets                               88,549              85,866
                                                        ----------          ----------

                                                        $1,437,088          $1,218,056
                                                        ==========          ==========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.      DEPOSITS
-----------------


                                                                          December 31,
                                                 ---------------------------------------------------------------
                                                             2000                                1999
                                                 --------------------------          ---------------------------
                                                 Weighted                            Weighted
                                                 Average                             Average
                                                   Rate             Amount             Rate              Amount
                                                   ----             ------             ----              ------
Demand accounts:
       Non-interest-bearing                           --%         $ 3,889,586             --%          $ 2,596,191
       Interest-bearing                             3.20%          28,953,278           3.17%           25,639,560
                                                                -------------                        -------------

                                                    2.82%          32,842,864           2.88%           28,235,751

Savings and club accounts                           2.36%          23,964,205           2.34%           25,825,091
Certificates of deposit                             5.97%         132,525,735           5.04%          114,946,808
                                                                -------------                        -------------

                                                    4.96%       $ 189,332,804           4.27%        $ 169,007,650
                                                                =============                        =============


The scheduled maturities of certificates of deposit are as follows:

                                                             December 31,
                                                 -----------------------------------
                                                      2000                   1999
                                                 -------------          ------------
              One year or less                   $ 120,010,835          $ 97,446,008
              After one to two years                 8,892,600            13,027,900
              After two to three years               2,481,600             2,208,100
              After three years                      1,140,700             2,264,800
                                                 -------------          ------------

                                                 $ 132,525,735          $114,946,808
                                                 =============          ============

At December 31, 2000 and 1999, certificates of deposits with a denomination of more than $100,000 amounted to approximately $15,408,000 and $11,383,000, respectively.

Interest expense on deposits consists of:

                                                             December 31,
                                                 -----------------------------------
                                                      2000                   1999
                                                 -------------          ------------
Demand accounts                                  $     906,689          $    727,804
Savings and club accounts                              590,470               606,401
Certificates of deposit                              6,624,165             6,137,059
                                                 -------------           -----------

                                                 $   8,121,324           $ 7,471,264
                                                 =============           ===========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


11.   BORROWED MONEY
--------------------


                                                                                  December 31,
                                                      --------------------------------------------------------------------------
                                                                     2000                                       1999
                                                      -------------------------------         ----------------------------------
                                                        Weighted                                Weighted
                                                      Average Rate             Amount         Average Rate               Amount
                                                      ------------             ------         ------------               ------

Overnight line of credit advance                              -             $           -          5.10%             $ 10,000,000
Advances from Federal Home Loan Bank
  maturing within one year                                 6.67%               17,000,000          6.37%               18,000,000
Securities sold under agreement to repurchase
  maturing within one year                                 6.60%               12,000,000          5.96%               14,000,000
                                                                             ------------                            ------------

                                                           6.62%             $ 29,000,000          5.93%             $ 42,000,000
                                                                             ============                            ============



The Bank has an overnight line of credit with FHLB subject to the terms and conditions of the lenders overnight advance program under which $24,310,800 and $10,224,000 was unused at December 31, 2000 and 1999, respectively. At December 31, 2000, advances under this line of credit, which expires on October 30, 2001, are made for one day periods. The advances are secured by stock of the FHLB in the amount of $2,350,000 and $2,100,000 at December 31, 2000 and 1999,
respectively.


                                                                                                  December 31,
                                                                                       ------------------------------
                                                                                         2000                  1999
                                                                                       ---------             --------
                                                                                          (Dollars In Thousands)
              FHLB borrowings:

              Average balance outstanding during the year                              $ 37,154              $ 10,286
              Average interest rate during the year                                        6.44   %              5.49 %
              Maximum balance outstanding at any month end                             $ 39,900              $ 22,000

              Investment  and   mortgage-backed   securities  held  to  maturity
               underlying the agreements to repurchase at year end:
                  Carrying value                                                       $ 24,107              $ 24,138
                  Estimated fair value                                                 $ 24,182              $ 24,125

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.   REGULATORY CAPITAL  (Cont'd.)
-----------------------------------

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


                                                            December 31,
                                                      ----------------------
                                                       2000            1999
                                                      -------        -------
                                                          (In Thousands)
GAAP, core and tangible capital                       $23,996        $22,880
Add:  general valuation allowance                       1,168          1,068
                                                      -------        -------

Total regulatory capital                              $25,164        $23,948
                                                      =======        =======

                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                              Minimum Capital              Prompt Corrective
                                                    Actual                     Requirements               Actions Provisions
                                            ----------------------       -----------------------        --------------------
                                             Amount         Ratio         Amount         Ratio          Amount         Ratio
                                            --------       -------        ------         -----          ------         -----
December 31, 2000                                                         (Dollars in Thousands)
-----------------
Total Capital
 (to risk-weighted assets)                  $25,164         18.41%        $10,935          8.00%        $13,669         10.00%

Tier 1 Capital
 (to risk-weighted assets)                   23,996         17.55%             --            --           8,201          6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                  23,996          9.81%          9,781          4.00%         12,226          5.00%

Tangible Capital
 (to adjusted total assets)                  23,996          9.81%          3,668          1.50%             --            --


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.   REGULATORY CAPITAL  (Cont'd.)
-----------------------------------



                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                               Minimum Capital            Prompt Corrective
                                                  Actual                       Requirements               Actions Provisions
                                            --------------------           ---------------------         ---------------------
                                            Amount         Ratio           Amount          Ratio         Amount          Ratio
                                            ------         -----           ------          ----          ------          -----
December 31, 1999                                                       (Dollars in Thousands)
-----------------
Total Capital
 (to risk-weighted assets)                  $23,948         20.95%        $ 9,146          8.00%        $11,433         10.00%

Tier 1 Capital
 (to risk-weighted assets)                   22,880         20.01%             --            --           6,860          6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                  22,880          9.67%          9,462          4.00%         11,828          5.00%

Tangible Capital
 (to adjusted total assets)                  22,880          9.67%          3,548          1.50%             --            --


As of June 30, 1999, the most recent notification from the Office of Thrift Supervision ("OTS"), the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



13.  BENEFIT PLANS
------------------

Retirement Plan
---------------

The Bank has a non-contributory pension plan covering all eligible employees. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. The following table sets forth the plan's funded status:


                                                                                          December 31,
                                                                                --------------------------------
                                                                                    2000                 1999
                                                                                -----------          -----------
Projected benefit obligation - beginning                                        $ 2,562,227          $ 2,333,977
      Service cost                                                                  121,059              114,067
      Interest cost                                                                 176,132              159,532
      Actuarial loss                                                                147,501              120,367
      Settlements                                                                  (213,886)            (165,716)
                                                                                -----------          -----------

Projected benefit obligation - ending                                             2,793,033            2,562,227
                                                                                -----------          -----------

Plan assets at fair value - beginning                                             2,289,096            2,135,192
      Actual return on plan assets                                                  119,848              119,023
      Contributions                                                                 190,093              200,597
      Settlements                                                                  (213,886)            (165,716)
                                                                                -----------          -----------

Plan assets at fair value - ending                                                2,385,151            2,289,096
                                                                                -----------          -----------

Projected benefit obligation in excess of fair value                               (407,882)            (273,131)
Unrealized net loss                                                                 543,941              380,790
Unrecognized transition obligation                                                    8,730               11,642
                                                                                -----------          -----------

Prepaid pension cost included in other assets                                   $   144,789          $   119,301
                                                                                ===========          ===========


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.  BENEFIT PLANS (Cont'd.)
------------------

The following table sets forth the components of net periodic pension cost:

                                                                 Year Ended December 31,
                                                            ----------------------------
                                                               2000              1999
                                                            ---------          ---------
      Net periodic pension cost include the following:
           Service cost                                     $ 121,059          $ 114,067
           Interest cost                                      176,132            159,532
           Expected return on plan assets                    (155,246)          (145,307)
           Amortization of unrecognized net loss               19,748              9,121
           Amortization of transition obligation                2,912              2,912
                                                            ---------          ---------

                                                            $ 164,605          $ 140,325
                                                            =========          =========

Assumptions used to develop the net periodic pension cost were:

                                                             Year Ended December 31,
                                                            ------------------------
                                                             2000              1999
                                                            -----              ----
Discount rate                                                6.5%              6.5%
Expected long-term rate of return                            6.5%              6.5%
Rate of increase in compensation levels                      4.0%              4.0%

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.      BENEFIT PLANS (Cont'd.)
--------------------------------

The following table sets forth the DCRP's status and components of net periodic cost:


                                                                   December 31,
                                                             ------------------------------
                                                               2000                 1999
                                                             ---------            ---------

Projected benefit obligation - beginning                     $ 377,576            $ 380,737

      Service cost                                              36,819               49,542
      Interest cost                                             23,741               20,021
      Actuarial (gain) loss                                    (12,329)             (72,724)
                                                             ---------            ---------

Projected benefit obligation - ending                          425,807              377,576
                                                             ---------            ---------

Plan assets at fair value                                           --                   --
                                                             ---------            ---------

Projected benefit obligation in excess of fair value          (425,807)            (377,576)
Unrealized net (gain)                                          (44,128)             (50,807)
Unrecognized transition obligation                             190,076              207,355
                                                              --------            ---------

Accrued liability included in other liabilities              $(279,859)           $(221,028)
                                                             ==========           =========


                                                                  Year Ended December 31,
                                                                -------------------------
                                                                  2000             1999
                                                                --------         --------
Net periodic cost includes the following:
      Service cost                                              $ 36,819         $ 49,542
      Interest cost                                               23,741           20,021
      Amortization of:
          Transition cost                                         17,279           17,279
          Unrealized gain                                        (19,008)         (19,437)
                                                                --------         --------

                                                                $ 58,831         $ 67,405
                                                                ========         ========

                                                                  Year Ended December 31,
                                                                -------------------------
                                                                  2000             1999
                                                                --------         --------
Assumptions used to develop the net periodic cost were:

      Discount rate                                                6.5%             6.5%
      Rate of increase in compensation levels                      4.0%             4.0%



                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.      BENEFIT PLANS (Cont'd.)
--------------------------------

Savings Plan
------------

The Bank sponsors a Savings and Investment Plan (the "Savings Plan"), pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation. The Bank will match 25% of the first 6% of each employee's contribution. The Savings Plan expense amounted to approximately $18,000 and $17,000 for the years ended December 31, 2000 and 1999, respectively.

ESOP
----

An ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $761,760 in proceeds from a term loan obtained from a third-party financial institution to purchase 76,176 shares of Bank common stock in the initial public offering of the Bank. The term loan principal is payable over twenty equal quarterly installments through March 31, 2002. Concurrent with the re-organization on July 12, 1999, the ESOP exchanged all the stock of the Bank with the common stock of the Company and refinanced the outstanding loan from the third party financial institution with the Company on substantially the same terms and conditions. Interest on the term loan is payable quarterly, at a floating rate of 0.5% over the prime rate. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid on the common stock owned by the ESOP.

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the ESOP, in the year of allocation.

The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the statements of financial condition. As shares are committed to be released from collateral, compensation expense equal to the current market price of the shares is recorded, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $158,000 and $203,000 for the year ended December 31, 2000 and 1999, respectively.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.      BENEFIT PLANS (Cont'd.)
--------------------------------

ESOP (Cont'd.)
--------------

The ESOP shares were as follows:


                                                                    December 31,
                                                            ---------------------------
                                                              2000               1999
                                                            --------           --------

           Allocated shares                                   62,609             46,282
           Shares released                                     3,373              2,050
           Unreleased shares                                  10,194             27,844
                                                            --------          ---------

           Total ESOP shares                                  76,176             76,176
                                                            ========          =========

           Fair value of unreleased shares                  $ 97,480          $ 229,713
                                                            ========          =========


Stock-Based Incentive Plan

The Bank has a Stock-Based Incentive Plan (the "Incentive Plan"), under which stock awards are granted for the benefit of directors, officers and key employees in the form of the Incentive Plan. These awards are exercisable at the rate of 20% per year over 5 years. In October 1997, 38,088 shares of Bank's common stock, having a market value of $761,760, were contributed to the Incentive Plan by the Bank from its authorized but unissued common stock. Expense of $152,000 related to the Incentive Plan was recorded during both of the years ended December 31, 2000 and 1999, respectively. Concurrent with the reorganization in 1999, the Company adopted the Incentive Plan and the Incentive Plan exchanged all its shares of common stock of the Bank for shares of common stock of the Company.

Pursuant to the Incentive Plan, the Bank granted stock options for the benefit of directors, officers, and other key employees. Options granted under the Incentive Plan are exercisable over a period not to exceed ten years from the date of grant. Under the Incentive Plan, the exercise price of each option equals the market price of the common stock on the date of grant. The Incentive Plan was amended in 1999 to substitute shares of common stock of the Company for shares of common stock of the Bank. There were 95,220 options, all of which were granted during 1997, outstanding at December 31, 2000 and 1999, having an exercise price of $20.00 per share. None of the options were exercised during the years ended December 31, 2000 and 1999.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13.  BENEFIT PLANS (Cont'd.)
----------------------------

Stock-based Incentive Plan (Cont'd.)
------------------------------------

As permitted by SFAS No. 123, compensation cost for stock option's granted has been recognized based on the intrinsic value method instead of the fair value based method. The weighted average fair value of options granted during 1997, all of which have exercise prices equal to the market price of the common stock as of the grant date, was estimated using the Black-Sholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

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


Had the fair value based method been used, net income for the years ended December 31, 2000 and 1999, would have decreased to approximately $1,802,000 and $1,091,000, respectively, and net income per share, both basic and diluted, would have been reduced to $0.93 and $0.53, respectively.


14.  INCOME TAXES
-----------------

The Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, the tax bad debt deduction must be either based on direct charge offs and/or calculated under the experience method. Retained earnings at December 31, 2000, included approximately $2.0 million of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than to absorb bad debts, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:


                                                       Year Ended December 31,
                                                    ---------------------------
                                                       2000              1999
                                                    ----------        ---------
       Current tax expense:
            Federal income                          $1,020,664        $ 768,059
            State income                                83,694           63,642
                                                    ----------        ---------

                                                     1,104,358          831,701
                                                    ----------        ---------
       Deferred tax expense (benefit):
            Federal income                              14,895          (85,493)
            State income                                 1,122           (7,777)
                                                    ----------        ---------

                                                        16,017          (93,270)
                                                    ----------         ---------

                                                    $1,120,375         $738,431
                                                    ===========        =========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

14.  INCOME TAXES (Cont'd.)
---------------------------

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes.


                                                                                  Year Ended December 31,
                                                                                ---------------------------
                                                                                   2000              1999
                                                                                ----------        ---------
       Federal income tax                                                       $1,025,556        $ 654,050
       Increases in taxes resulting from:
            New Jersey savings institution tax,
              net of federal income tax effect                                      55,979           36,871
            Other items, net                                                        38,840           47,510
                                                                                ----------        ---------

       Effective income tax                                                     $1,120,375        $ 738,431
                                                                                ==========        =========


The income tax effects of existing temporary differences that give rise to significant portions of net deferred income tax assets are as follows:


                                                                                         December 31,
                                                                                 ---------------------------
                                                                                    2000             1999
                                                                                 ---------        ---------
       Deferred income tax assets:
            Deferred loan fees                                                    $ 67,167        $ 164,795
            Deferred compensation                                                   74,749           59,485
            Reserve for uncollected interest                                         3,898           21,843
            Benefit plans                                                           56,136           46,855
            Allowance for loan losses in excess of bad debt
              reserves                                                             295,518          216,523
            Unrealized loss on available for sale securities                            --           29,520
                                                                                 ---------        ---------

                                                                                   497,468          539,021
       Deferred income tax liabilities:
            Depreciation                                                            81,296           77,312
                                                                                 ---------        ---------

       Deferred income tax assets, net, included in other assets                 $ 416,172        $ 461,709
                                                                                 ==========       =========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



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


                                                                                                December 31,
                                                                                    ---------------------------------
                                                                                      2000                   1999
                                                                                    ------------        -------------
        Loan origination commitments expiring in three months or less               $ 4,413,600         $ 10,186,000
                                                                                    ============        ============

        Loan participation purchase commitments                                     $ 4,111,000          $ 1,513,000
                                                                                    ============         ===========

        Unused home equity lines of credit                                          $ 4,866,000          $ 4,096,000
                                                                                    ============         ===========



At December 31, 2000, of the $4,413,600 in outstanding loan origination commitments, $2,757,500 were for one through two year construction loans with interest rates which will float at either 1.00% or 1.50% above the prime rate, $297,100 were for fixed rate mortgage loans with interest rates ranging from 7.125% to 7.875%, $875,000 were for adjustable rate commercial loans with an initial interest rate of 9.75% and $484,000 were for second mortgages with interest rates ranging from 7.59% to 8.75%.

At December 31, 2000, the loan participation purchase commitments represent commitments to purchase participation interests in loans where the interest rate will be set at the funding date based upon the Federal Home Loan Bank of New York C.I.P. advance rate plus a margin of .375% to .50%.

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


15.   COMMITMENTS AND CONTINGENCIES (Cont'd.)
---------------------------------------------

Rentals under long-term operating leases for certain branch offices amounted to approximately $145,000 and $87,000 for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, the minimum rental commitments under all non-cancellable leases with initial or remaining terms of more than one year were as follows:

         Year Ending                                      Minimum
         December 31,                                      Rate
         ------------                                  ----------

         2001                                          $  142,000
         2002                                             147,000
         2003                                             151,000
         2004                                             155,000
         2005                                             160,000
         Thereafter                                     1,004,000
                                                       ----------

                                                       $1,759,000
                                                       ==========


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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



16. ESTIMATED FAIR VALUES OF CONSOLIDATED FINANCIAL INSTRUMENTS (Cont'd.)
-------------------------------------------------------------------------

The carrying amounts and estimated fair values of financial instruments are as follows (in thousands):

                                                                                December 31,
                                                         -----------------------------------------------------------
                                                                  2000                             1999
                                                         --------------------------       --------------------------
                                                         Carrying        Estimated        Carrying        Estimated
                                                           Value         Fair Value         Value         Fair Value
                                                         --------        ---------        --------        ---------
Financial assets
----------------
Cash and cash equivalents                                 $ 9,690         $ 9,690          $ 6,771          $ 6,771
Term deposits                                                  99              99              197              197
Trading account securities                                     --              --            2,791            2,791
Securities available for sale                               6,327           6,327            5,906            5,906
Investment securities held to maturity                      6,948           6,855            6,947            6,697
Mortgage-backed securities held to maturity                60,614          60,631           71,399           70,547
Loans receivable                                          152,287         151,577          134,522          133,137
Accrued interest receivable                                 1,437           1,437            1,218            1,218

Financial liabilities
---------------------
Deposits                                                  189,333         189,414          169,008          169,131
Borrowed money                                             29,000          29,008           42,000           42,019

Commitments
-----------
To originate or purchase loans                              8,495           8,495           11,699           11,699
Unused lines of credit                                      4,866           4,866            4,096            4,096


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



17.   DIVIDENDS AND RESTRICTIONS THEREON
----------------------------------------

Pulaski Bancorp, M.H.C. waived its right to receive dividends declared by the Bank and the Company during the years ended December 31, 2000 and 1999. The OTS requires that retained earnings be restricted by the amount of such waived dividends. Such restricted amounts aggregated $1,319,000 and $950,000 at December 31, 2000 and 1999, respectively.

OTS regulations impose limitations upon all capital distributions by a savings institution including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulation, an application to and the prior approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with OTS. If an application is not required, the institution must still provide prior notice to OTS of the capital distribution. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.



18.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

The Company operates its wholly owned subsidiary, the Bank. The earnings of the Bank are recognized under the equity method of accounting. The Company had no earnings prior to July 12, 1999.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



18.  PARENT ONLY FINANCIAL INFORMATION  (Con't.)
------------------------------------------------

     Condensed statements of financial condition
     -------------------------------------------

                                                                                             December 31,
                                                                                   ----------------------------------
                                                                                        2000                 1999
                                                                                    ------------         ------------
        Assets
        ------
        Cash and amounts due from financial institution                             $    299,605         $    786,507
        Investment in Pulaski Savings Bank                                            23,995,647           22,880,438
        Loan receivable                                                                  101,936              278,439
        Other assets                                                                      20,213               13,255
                                                                                    ------------         ------------

             Total assets                                                           $ 24,417,401         $ 23,958,639
                                                                                    ============         ============


        Liabilities and stockholders' equity
        ------------------------------------

        Other liabilities                                                           $     22,758         $    175,751
        Stockholders' equity                                                          24,394,643           23,782,888
                                                                                    ------------         ------------

             Total liabilities and stockholders' equity                             $ 24,417,401         $ 23,958,639
                                                                                    ============         ============

     Condensed statements of income
     ------------------------------

                                                                                                          From Inception
                                                                                      Year Ended        (July 12, 1999) to
                                                                                    December 31,          December 31,
                                                                                         2000                  1999
                                                                                     -----------             ---------

        Interest income                                                                 $ 29,007             $ 18,537
        Equity earnings in subsidiary                                                  1,933,166              829,122
                                                                                     -----------             ---------

                                                                                       1,962,173              847,659

        Expenses                                                                          84,869               41,660
                                                                                      -----------             ---------

        Net income before income tax (benefit)                                         1,877,304              805,999
        Income tax (benefit)                                                             (18,663)              (7,862)
                                                                                     -----------             ---------

        Net income                                                                   $ 1,895,967             $ 813,861
                                                                                     ===========             =========


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.  PARENT ONLY FINANCIAL INFORMATION (Cont'd)
-----------------------------------------------
     Condensed Statements of Cash Flows
     ----------------------------------

                                                                                                        From Inception
                                                                                      Year Ended      (July 12, 1999) to
                                                                                     December 31,         December 31,
                                                                                         2000                 1999
                                                                                     -----------          ------------
        Cash flows from operating activities
        ------------------------------------
        Net income                                                                   $ 1,895,967            $  813,861
        Equity earnings in the subsidiary                                             (1,933,166)             (829,122)
        (Increase) in other assets                                                        (6,958)              (13,255)
        (Decrease) increase in other liabilities                                        (152,993)              175,751
                                                                                     -----------          ------------

           Net cash (used in) provided by operating activities                          (197,150)              147,235
                                                                                     -----------          ------------

        Cash flows from investing activities
        ------------------------------------

        Net decrease (increase) in loans receivable                                      176,503              (278,439)
        Dividends from subsidiary                                                      1,130,000             1,300,000
                                                                                     -----------          ------------

           Net cash provided by investing activities                                   1,306,503             1,021,561
                                                                                     -----------          ------------

        Cash flows from financing activities
        ------------------------------------

        Dividend paid                                                                   (275,410)             (157,958)
        Purchase of treasury stock                                                    (1,320,845)             (224,331)
                                                                                     -----------          ------------

           Net cash used on financing activities                                      (1,596,255)             (382,289)
                                                                                     -----------          ------------

        Net (decrease) increase in cash and cash equivalents                            (486,902)              786,507
        Cash and cash equivalents - beginning                                            786,507                    --
                                                                                     -----------          ------------

        Cash and cash equivalents - ending                                           $   299,605          $    786,507
                                                                                     ===========          ============


        Supplemental schedule of non-cash investing activities
        ------------------------------------------------------

        Issuance of common stock                                                     $        --             $  21,081
        Paid-in capital                                                                       --             9,850,183
        Equity earnings in subsidiary                                                         --            14,249,231
                                                                                     -----------          ------------

        Investment in subsidiary                                                     $        --          $ 24,120,495
                                                                                     ===========          ============


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



19.    QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------



                                                                           Year Ended December 31, 2000
                                                                -------------------------------------------------
                                                                First         Second        Third         Fourth
                                                                Quarter       Quarter       Quarter       Quarter
                                                                -------       -------       -------       -------
                                                                     (In thousands, except per share data)

Interest income                                                 $ 4,114       $ 4,425       $ 4,639       $ 4,737
Interest expense                                                  2,362         2,539         2,784         2,832
                                                                -------       -------       -------       -------

Net interest income                                               1,752         1,886         1,855         1,905
Provision for loan losses                                            25            25            16            25
Non-interest income                                                 281           163            99           131
Non-interest expense                                              1,262         1,227         1,201         1,275
Income taxes                                                        280           296           270           274
                                                                -------       -------       -------       -------

Net income                                                      $   466       $   501       $   467       $   462
                                                                =======       =======       =======       =======

Basic and diluted net income per
  common share                                                  $  0.24       $  0.26       $  0.24       $  0.24
                                                                =======       =======       =======       =======

                                                                           Year Ended December 31, 1999
                                                               ---------------------------------------------------
                                                               First         Second         Third         Fourth
                                                               Quarter(1)    Quarter(1)     Quarter       Quarter
                                                                -------       -------       -------       -------
                                                                    (In thousands, except per share data)

Interest income                                                 $ 3,320       $ 3,354       $ 3,685       $ 4,032
Interest expense                                                  1,920         1,906         2,129         2,362
                                                                -------       -------       -------       -------

Net interest income                                               1,400         1,448         1,556         1,670
Provision for loan losses                                            25            36            25            27
Non-interest income                                                  68            18           450            26
Non-interest expenses                                             1,082         1,152         1,148         1,218
Income taxes                                                        163           105           305           165
                                                                -------       -------       -------       -------

Net income                                                      $   198       $   173       $   528       $   286
                                                                =======       =======       =======       =======

Basic and diluted net income per
  common share                                                  $  0.10       $  0.08       $  0.26       $  0.14
                                                                =======       =======       =======       =======

(1) Quarterly financial data (unaudited) for Pulaski Savings Bank prior to re-organization.

                PULASKI BANCORP, INC. AND SUBSIDIARY


                         Board of Directors
--------------------------------------------------------------

Edward J. Mizerski
    Chairman of the Board and retired banker
Peter C. Pietrucha
    Vice Chairman of the Board and attorney at law
Thomas Bentkowski
    President and Chief Executive Officer
Eugene J. Bogucki, M.D.
    Retired physician and surgeon
Anthony C. Majeski
    Certified Public Accountant and retired banker
Walter F. Rusak
    Principal of Grove Street School, K-5, Irvington,
    New Jersey
John T. Robertson
    Executive Vice President and  Chief Operating Officer


                         Officers
-------------------------------------------------------------------------

Thomas Bentkowski.........................................President & CEO
John T. Robertson..........................Executive Vice President & COO
Lee Wagstaff..............................Vice President, Treasurer & CFO
Valerie Kaminski...............................Vice President & Secretary
Kevin Aylward (1)...................... Vice President & Mortgage Officer
Patrick Paolella.....................................Vice President & HRO
Lynn Carnevale.................................. Assistant Vice President
Rose Ricciardi...................................Assistant Vice President
Valerie Nabb......................................... Assistant Secretary
Kristen Bourgeau......................................Assistant Treasurer
Robert Campbell.......................................Assistant Treasurer
Marion Cottrell.......................................Assistant Treasurer
Anna Fairfax..........................................Assistant Treasurer
Rana Hanclich.........................................Assistant Treasurer
Donna Queiroz.........................................Assistant Treasurer
Kimberly Weichhan.....................................Assistant Treasurer
Ruth Wozniewicz.......................................Assistant Treasurer
E. Cynthia Wyres......................................Assistant Treasurer
(1) Resigned January 6, 2001

                  Stockholder Inquiries
-------------------------------------------------------------------------

Patrick Paolella, Vice President
Pulaski Bancorp, Inc.
130 Mountain Avenue
Springfield, New Jersey  07081
(973) 564-9000

                 Annual Report on Form 10-KSB
    --------------------------------------------------

     A copy of the Company's report on Form 10-K, as filed with the Office of Thrift
     10-KSB is available without charge by
     written request addressed as set forth under Stockholder Inquiries.

                          Counsel
     --------------------------------------------------
     Alfred R. Kinney
     2040 Millburn Avenue - Suite 101
     Maplewood, New Jersey  07040

                      Special Counsel
     --------------------------------------------------


     Muldoon Murphy & Faucette LLP
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
     (908) 497-2300

                     Market Makers
     --------------------------------------------------

     Friedman, Billings, Ramsey & Co., Inc.

     Ryan, Beck & Co., Inc.

     Herzog, Heine, Geduld, Inc.

     Tucker Anthony, Inc.

     Knight Securities, L.P.

                    PULASKI BANCORP, INC.

 Market For Common Stock and Related Matters
-----------------------------------------------------

Pulaski Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities
Dealers automated quotations small cap market system under the symbol "PLSK". At March 15, 2001, 1,920,845 shares of the Company's outstanding common stock were held by approximately 644 persons or entities.

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

                                                    Closing Prices
                                              ---------------------------
Quarter Ended                                      High            Low
                                              -----------     -----------

Pulaski Savings Bank:
March 31, 1999                                   $11 1/4          $9 3/8
June 30, 1999                                    9 13/16          8 1/32

Pulaski Bancorp, Inc.:
September 30, 1999                                 8 3/4          8 3/16
December 31, 1999                                  8 1/2           6 3/4
March 31, 2000                                     8 1/4           7 5/8
June 30, 2000                                      8 1/4           7 1/8
September 30, 2000                                    10           7 1/8
December 31, 2000                                     10           8 1/8


                                                         Dividends
                                                           Paid
                                                         --------

Pulaski Savings Bank:
March 31, 1999                                            $ 0.08
June 30, 1999                                               0.08

Pulaski Bancorp, Inc.:
September 30, 1999                                          0.08
December 31, 1999                                           0.08
March 31, 2000                                              0.08
June 30, 2000                                               0.08
September 30, 2000                                          0.08
December 31, 2000                                           0.09


Future dividend policy will be determined by the Board of Directors after giving consideration to the Company's financial condition, results of operations, tax status, economic conditions and other factors.
The Board may also consider the payment of stock dividends from time to time, in addition to, or in lieu of cash dividends.