Form 10KSB, Exhibit 13
period 2001-12-31
PULASKI BANCORP INC
filed 2002-03-29
CIK 1089624

PULASKI BANCORP, INC. AND SUBSIDIARY

                          Board of Directors                                          Annual Report on Form 10-KSB
------------------------------------------------------------------------    --------------------------------------------------
Edward J. Mizerski                                                          A copy of the Company's report on Form 10-K, as
  Chairman of the Board and retired banker                                  filed with the Office of Thrift
                                                                            10-KSB is available without charge by
Peter C. Pietrucha                                                          written request addressed as set forth under
    Vice Chairman of the Board and attorney at law                          Stockholder Inquiries.

Thomas Bentkowski
    Former President and Chief Executive Officer                                                Counsel
                                                                            --------------------------------------------------
Eugene J. Bogucki, M.D.                                                     Alfred R. Kinney
    Retired physician and surgeon                                           2040 Millburn Avenue - Suite 101

Anthony C. Majeski                                                          Maplewood, New Jersey  07040
    Certified Public Accountant and retired banker
                                                                                             Special Counsel
 John T. Robertson                                                          --------------------------------------------------
    President and Chief Executive Officer
                                                                            Muldoon Murphy & Faucette LLP
 Walter F. Rusak                                                            5101 Wisconsin Avenue, N.W.
     Retired School Principal                                               Washington, D.C.  20016
                               Officers
------------------------------------------------------------------------
                                                                                          Independent Auditors
                                                                            --------------------------------------------------
John T. Robertson................................... President & CEO
Lee Wagstaff.........................Vice President, Treasurer & CFO        Radics & Co., LLC
Valerie Kaminski..........................Vice President & Secretary        55 U.S. Highway 46 East
Patrick Paolella......................................Vice President        Pine Brook, New Jersey  07058
Richard Wagner........................................Vice President
Lynn Carnevale..............................Assistant Vice President                       Stock Transfer Agent
                                                                            --------------------------------------------------
Rose Ricciardi..............................Assistant Vice President
Mary Webb...................................Assistant Vice President        Registrar and Transfer Co.
Valerie Nabb.....................................Assistant Secretary        10 Commerce Drive
Mona Cach........................................Assistant Treasurer        Cranford, New Jersey  07016
Robert Campbell..................................Assistant Treasurer        (908) 497-2300
Marion Cottrell..................................Assistant Treasurer
Anna Fairfax.....................................Assistant Treasurer                            Market Makers
                                                                            --------------------------------------------------
Rae Kee..........................................Assistant Treasurer
Donna Queiroz....................................Assistant Treasurer        Friedman, Billings, Ramsey & Co., Inc.
Kimberly Weichhan................................Assistant Treasurer
Ruth Wozniewicz..................................Assistant Treasurer        Ryan, Beck & Co., Inc.
E. Cynthia Wyres.................................Assistant Treasurer
                                                                            Herzog, Heine, Geduld, Inc.
                         Stockholder Inquiries
------------------------------------------------------------------------    Spear, Leeds & Kellog

Patrick Paolella, Vice President                                            Knight Securities, L.P.
Pulaski Bancorp, Inc.
130 Mountain Avenue
Springfield, New Jersey  07081
(973) 564-9000



                     PULASKI BANCORP, INC.

         Market For Common Stock and Related Matters
 -------------------------------------------------------------

 Pulaski Bancorp, Inc.'s common stock is presently quoted on the National Association of Securities Dealers automated quotations small cap market system under the symbol
 "PLSK".  At March 15, 2002, 1,920,845 shares of the
 Company's outstanding common stock were held by approximately 628 persons or entities.

 The following tables set forth for Pulaski Bancorp, Inc.
 the high and low closing sales prices and dividends paid per common shares for the periods indicted. Such prices do not necessarily reflect retail markups, markdowns or commissions.


                                                    Closing Prices
                                              ---------------------------
Quarter Ended                                    High            Low
 ------------                                 -----------     -----------

March 31, 2000                                    $8.25           $7.63
June 30, 2000                                      8.25            7.13
September 30, 2000                                10.00            7.13
December 31, 2000                                 10.00            8.13
March 31, 2001                                    12.42            9.00
June 30, 2001                                     18.05           11.10
September 30, 2001                                19.25           15.90
December 31, 2001                                 26.40           16.65


                                                      Dividends
Quarter Ended                                           Paid
                                                    ------------

March 31, 2000                                          $ 0.08
June 30, 2000                                             0.08
September 30, 2000                                        0.08
December 31, 2000                                         0.09
March 31, 2001                                            0.09
June 30, 2001                                             0.09
September 30, 2001                                        0.10
December 31, 2001                                         0.10


 Future dividend policy will be determined by the Board of Directors after giving consideration to the Company's financial condition, results of operations, tax status, economic conditions and other factors.
 The Board may also consider the payment of stock dividends from time to time, in addition to, or in lieu of cash dividends.

             PULASKI BANCORP, INC. AND SUBSIDIARY
  SELECTED FINANCIAL CONDITION AND OTHER DATA OF THE COMPANY




                                                                       At December 31,
                                          ---------------------------------------------------------------------------
                                              2001            2000           1999           1998            1997
                                          --------------  -------------  -------------  --------------  -------------
(In Thousands)

Financial Condition data:

Total amount of:

Assets                                        $ 236,989      $ 244,529      $ 236,550       $ 199,792      $ 181,732
Loans receivable, net                           146,925        152,287        134,522         100,894        102,212
Securities available for sale                     6,704          6,327          5,906           5,642          5,367
Mortgage-backed securities                       58,760         60,614         71,399          55,728         50,856
Investment securities                               948          6,948          6,947           6,946         10,000
Deposits                                        198,443        189,333        169,008         174,808        153,227
Advances and other borrowings                    11,000         29,000         42,000             455          5,636
Stockholders' equity                             25,343         24,395         23,783          22,806         21,689


                                                               For the Year Ended December 31,
                                          ---------------------------------------------------------------------------
                                              2001            2000           1999           1998            1997
                                          --------------  -------------  -------------  --------------  -------------
(In Thousands)

Operating data:

Interest income                                $ 15,891       $ 17,915       $ 14,391        $ 13,426       $ 12,702
Interest expense                                  8,733         10,517          8,317           7,790          7,347
                                               --------       --------       --------        --------       --------

Net interest income                               7,158          7,398          6,074           5,636          5,355
Provision for loan losses                            53             91            113             114            168
Non-interest income                                 441            674            562             295            178
Non-interest expenses                             5,941          4,965          4,600           4,160          3,571
Income taxes                                        601          1,120            738             626            673
                                               --------       --------       --------        --------       --------

Net income                                      $ 1,004        $ 1,896        $ 1,185         $ 1,031        $ 1,121
                                                =======        =======        =======         =======        =======








                                       PULASKI BANCORP, INC. AND SUBSIDIARY
                            SELECTED FINANCIAL CONDITION AND OTHER DATA OF THE COMPANY



                                                            At or For the Year Ended December 31,
                                          ---------------------------------------------------------------------------
                                              2001            2000           1999           1998            1997
                                          --------------  -------------  -------------  --------------  -------------


Selected Financial Ratios:

Return on average assets                          0.42%          0.79%          0.55%           0.54%          0.64%
Return on average equity                          4.04%          7.95%          5.11%           4.63%          6.01%
Average equity/average assets                    10.45%          9.88%         10.85%          11.69%         10.64%
Interest rate spread                              2.68%          2.73%          2.49%           2.59%          2.80%
Net yield on average
 interest-earning assets                          3.11%          3.18%          2.94%           3.08%          3.18%
Non-interest expenses to
 average assets                                   2.50%          2.06%          2.15%           2.18%          2.04%
Efficiency ratios                                79.65%         64.91%         69.32%          70.14%         64.55%
Equity/total assets                              10.69%          9.98%         10.05%          11.41%         11.93%
Capital ratios:
     Tangible                                    10.47%          9.81%          9.67%          11.41%         11.93%
     Core                                        10.47%          9.81%          9.67%          11.41%         11.93%
     Risk-based                                  21.24%         18.41%         20.95%          25.86%         28.28%
Non-performing loans
 to total assets                                  0.09%          0.13%          0.29%           0.47%          0.49%
Non-performing loans
 to total loans receivable                        0.13%          0.18%          0.43%           0.80%          0.79%
Non-performing assets
 to total assets                                  0.09%          0.13%          0.31%           0.53%          0.53%
Allowance for loan losses
 to non-performing loans                        599.52%        386.41%        167.95%         109.89%        102.47%
Average interest-earning
 assets/average
 interest-bearing liabilities                     1.11x          1.10x          1.11x           1.12x          1.09x
Net interest income after
 provision for loan losses to
 non-interest expenses                            1.20x          1.47x          1.30x           1.33x          1.45x




                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Pulaski Bancorp, Inc. (the "Company"), is the stock holding company for Pulaski Savings Bank ("the Bank"). The Company is headquartered in Springfield, New Jersey and its principal business currently consists of the operations of the Bank. Pulaski Bancorp, M.H.C., a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated July 12, 1999, owns 58% of the Company's outstanding common stock at December 31, 2001. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's non-interest income and expense. The Bank's non-interest income consists primarily of fees and other service charges and trading account income. The Bank's non-interest expense principally consists of compensation and employee benefits, occupancy and equipment expenses, advertising, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

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

Merger

On January 10, 2002, the Company announced that Kearny Financial Corp., Kearny, New Jersey ("Kearny") and the Company entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will merge with and into Kearny. Kearny Federal Savings Bank is a Federally chartered savings bank which is wholly-owned by Kearny a federally-chartered mid-tier holding company and subsidiary of Kearny, MHC, a federally-chartered mutual holding company. Pursuant to the Agreement, the mutual holding company structure of Pulaski Bancorp, M.H.C. will be eliminated and the Bank will ultimately merge with and into Kearny Federal Savings Bank. The stockholders of the Company other than Pulaski Bancorp, MHC will receive $32.90 in cash in exchange for each share of common stock.

The transaction is subject to several conditions, including the receipt of regulatory approvals and the approval of the stockholders of Pulaski Bancorp. Kearny Federal Savings Bank will establish a Pulaski Advisory Board of Directors, which will include all the directors of Pulaski Savings Bank. The depositors of Pulaski Savings Bank will become depositors of Kearny Federal Savings Bank and obtain liquidation rights and subscription rights in Kearny Federal.

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

Comparison of Financial Condition at December 31, 2001 and 2000

The Company's assets at December 31, 2001, totalled $237.0 million, which represents a decrease of $7.5 million or 3.1% as compared to $244.5 million at December 31, 2000, primarily due to decreases in loans receivable of $5.4 million and investment securities of $6.0 million, partially offset by an increase in cash and cash equivalent of $5.7 million.

Cash and cash equivalents increased $5.7 million or 58.8% to $15.4 million at December 31, 2001, from $9.7 million at December 31, 2000, primarily reflecting increases in interest-bearing deposits of $4.4 million and federal funds sold of $2.6 million.

Trading account securities at December 31, 2001, amounted to $775,000. The Company did not have trading account securities at December 31, 2000.

Securities available for sale increased $377,000 or 6.0% to $6.7 million at December 31, 2001, compared with $6.3 million at December 31, 2000. The increase during the year ended December 31, 2001, resulted primarily from purchases of securities available for sale of $338,000, along with a decrease of unrealized loss on such portfolio of $39,000. Investment securities held to maturity amounted to $948,000 and $6.9 million at December 31, 2001 and 2000, respectively. The decrease of $6.0 million or 86.4% during the year ended December 31, 2001 resulted from proceeds from calls of investment securities held to maturity of $9.0 million offset by purchases of such securities of $3.0 million.

Mortgage-backed securities held to maturity decreased $1.8 million or 3.0% to $58.8 million at December 31, 2001, as compared with $60.6 million at December 31, 2000. The decrease during the year ended December 31, 2001, resulted primarily from principal repayments of $16.0 million, offset by purchases of $14.2 million.

Net loans amounted to $146.9 million and $152.3 million at December 31, 2001 and 2000, respectively, which represents a decrease of $5.4 million or 3.5%. The decrease during the year ended December 31, 2001, resulted primarily from loan principal repayments exceeding loan originations and purchases.

Deposits at December 31, 2001, increased $9.1 million or 4.8% to $198.4 million when compared with $189.3 million at December 31, 2000.

                             PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Comparison of Financial Condition at December 31, 2001 and 2000  (Cont'd.)

At December 31, 2001 and 2000, borrowed money amounted to $11.0 million and $29.0 million, respectively, representing advances from Federal Home Loan Bank of New York ("FHLB"). The decrease during the year ended December 31, 2001 resulted from repayment of FHLB advances.

Stockholders' equity amounted to $25.3 million and $24.4 million at December 31, 2001 and 2000, respectively. During the years ended December 31, 2001 and 2000, cash dividends of $303,000 and $275,000, respectively, were paid on the Company's common stock. During the years ended December 31, 2001 and 2000, the Company repurchased 5,000 shares and 154,643 shares, respectively, of its common stock for $56,250 and $1.3 million, respectively, under a stock repurchase program.

Comparison of Operating Results for The Years Ended December 31, 2001 and 2000

GENERAL

Net income decreased by $892,000, or 47.0%, to $1.0 million during the year ended December 31, 2001, compared with $1.9 million for the year ended December 31, 2000. The decrease in net income during the 2001 period resulted from decreases in total interest income of $2.0 million and non-interest income of $233,000, along with an increase in non-interest expenses of $976,000, which more than offset decreases in total interest expense, provision for loan losses and income taxes of $1.8 million, $38,000 and $519,000, respectively.

INTEREST INCOME

Interest income on loans during the year ended December 31, 2001, decreased by $1.0 million, or 8.4%, to $11.1 million when compared to $12.1 million during 2000. The decrease during the 2001 period resulted from a decrease of $3.4 million or 2.3% in the average balance of loans outstanding from $145.8 million in 2000 to $142.4 million in 2001, along with a decrease of 52 basis points in the yield earned on the loan portfolio from 8.32% in 2000 to 7.80% in 2001.

Interest on mortgage-backed securities held to maturity decreased $917,000, or 20.5%, during the year ended December 31, 2001, to $3.6 million compared to $4.5 million for 2000. During the year ended December 31, 2001, the average balance of mortgage-backed securities outstanding decreased $4.6 million or 7.1% from $65.5 million in 2000 to $60.9 million in 2001, along with a decrease of 99 basis points from 6.83% in 2000 to 5.84% in 2001 in the yield earned on the mortgage-backed securities portfolio.

Interest earned on investment securities held to maturity and securities available for sale decreased by $247,000, or 29.5%, from $838,000 for the year ended December 31, 2000, to $591,000 for 2001. The decrease during 2001 resulted from a decrease of $2.2 million or 17.2% in the average balance of the portfolios, along with a decrease of 95 basis points in the yield earned on such portfolios from 6.43% in 2000 to 5.48% in 2001.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Comparison of Operating Results for The Years Ended December 31, 2001 and 2000 (Cont'd.)

Interest on other interest-earning assets increased $159,000, or 33.5%, to $633,000 during the year ended December 31, 2001, from $474,000 for 2000. Such increase was attributable to an increase of $7.9 million, or 95.7%, in the average balance of other interest-earning assets outstanding from $8.3 million in 2000 to $16.2 million in 2001, sufficient to offset a decrease of 182 basis points in the yield earned on other interest-earning assets from 5.73% in 2000 to 3.91% in 2001.

INTEREST EXPENSE

Interest on deposits decreased $174,000, or 2.1%, to $7.9 million during the year ended December 31, 2001 from $8.1 million for 2000. The decrease during 2001 was attributable to a decrease of 49 basis points in the average cost of interest-bearing deposits from 4.66% for 2000 to 4.17% for 2001, partially offset by an increase of $16.1 million, or 9.2%, from $174.4 million in 2000 to $190.5 million in 2001 in the average balance of interest-bearing deposits outstanding. Interest on borrowed money amounted to $786,000 and $2.4 million during the years ended December 31, 2001 and 2000, respectively. The decrease during 2001 was attributable to a decrease of $21.0 million or 56.6% in the average borrowings outstanding, along with a decrease of 157 basis points in the cost of borrowings from 6.46% for 2000 to 4.89% for 2001.

NET INTEREST INCOME

Net interest income for the year ended December 31, 2001, decreased $241,000 or 3.3%, to $7.2 million for 2001 from $7.4 million for 2000. The net interest rate spread decreased from 2.73% in 2000 to 2.68% in 2001 and the interest rate margin decreased from 3.18% in 2000 to 3.11% in 2001. The decrease primarily resulted from a 80 basis points decrease in the yield on interest-earning assets from 7.70% in 2000 to 6.90% in 2001 which more than offset a decrease of 74 basis points in the cost of average interest-bearing liabilities from 4.97% in 2000 to 4.23% in 2001.

PROVISION FOR LOAN LOSSES

During the years ended December 31, 2001 and 2000, the Bank provided $53,000 and $91,000, respectively, for loan losses. The Bank maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio which gives due consideration to changes in general market conditions and in the nature and volume of the Bank's loan activity. The allowance for loan losses amounted to $1.25 million at December 31, 2001, representing .79% of total loans and 599.5% of non-performing loans as compared to an allowance of $1.194 million at December 31, 2000, representing .69% of total loans and 386.4% of non-performing loans. The Bank monitors its loan portfolio and intends to continue to provide for loan losses based on its ongoing periodic review of the loan portfolio and general market conditions.

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Comparison of Operating Results for The Years Ended December 31, 2001 and 2000 (Cont'd.)

NON-INTEREST INCOME

Non-interest income decreased by $233,000 or 34.6% from $674,000 during the year ended December 31, 2000 to $441,000 for the year ended December 31, 2001. The decrease in non-interest income during 2001 resulted from a decrease in trading account income of $284,000, which was sufficient to offset increases in fees and service charges of $15,000 and miscellaneous income of $36,000.

During the years ended December 31, 2001 and 2000, the Bank purchased trading account securities of $26.1 million and $3.6 million, respectively, and proceeds from sales of such securities amounted $25.5 million and $6.9 million, respectively, resulting in realized gains on such sales of $126,000 and $286,000, respectively. Unrealized gains on trading account securities totalled $15,000 and $139,000 in 2001 and 2000, respectively.

NON-INTEREST EXPENSES

Non-interest expenses increased $976,000, or 19.7%, to $5.9 million during the year ended December 31, 2001 compared to $5.0 million for the year ended December 31, 2000. Salaries and employee benefits, the major component of non-interest expenses, increased $536,000 or 18.1% during the year ended December 31, 2001, while directors' fees, occupancy, equipment, advertising and miscellaneous expenses increased by $53,000, $40,000, $28,000, $38,000 and $280,000, respectively. The increase in salaries and employee benefits was primarily a result of a non-recurring charge of $482,000 relating to the retirement of the Company's former President and Chief Executive Officer.

INCOME TAXES

Income tax expense totaled $601,000 and $1.1 million during the years ended December 31, 2001 and 2000, respectively. The decrease in 2001 resulted primarily from a decrease in pre-tax income of $1.4 million. The effective income tax rates were 37.4% and 37.1% during the years ended December 31, 2001 and 2000, respectively.

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

                              PULASKI BANCORP, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Liquidity and Capital Resources  (Cont'd.)

The Bank is required to maintain sufficient liquidity to ensure its safe and sound operations by the Office of Thrift Supervision ("OTS") regulations. The Bank's liquidity averaged 21.5% during December, 2001. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payments of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives. In addition, the Bank invests its excess funds in federal funds and overnight deposits with the FHLB, which provides liquidity to meet lending requirements. Federal funds sold and interest-bearing deposits in other banks at December 31, 2001 and 2000, amounted to $12.5 million and $5.5 million, respectively.

The primary sources of investing activities are lending and investment in mortgage-backed securities. In addition to funding new loan production and the purchases of mortgage-backed securities through operations and financing activities, new loan production and the purchase of mortgage-backed securities were also funded by principal repayments on existing loans and mortgage-backed securities.

During the years ended December 31, 2001 and 2000, cash dividends paid on the Company's common stock amounted to $303,000 and $275,000, respectively. Pulaski Bancorp, M.H.C. waived its right to receive dividends. If Pulaski Bancorp, M.H.C. had not waived its right to receive dividends, the amount of such dividends, during the years ended December 31, 2001 and 2000, would have been $425,000 and $369,000, respectively.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-earning deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provide an additional source of funds. At December 31, 2001 and 2000, borrowed money amounted to $11.0 million and $29.0 million, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2001, the Bank has outstanding commitments to originate, fund or purchase loans of $26.9 million. Certificates of deposit scheduled to mature in one year or less, at December 31, 2001, totaled $110.3 million. Management believes that, based upon historical experience, a significant portion of such deposits will remain with the Bank.

At December 31, 2001, the Bank exceeded each of the three OTS capital requirements. The Bank's tangible, core and risk-based capital ratios were 10.47%, 10.47% and 21.24%, respectively, which is above the required levels of 1.5% for tangible capital, 4.0% for core capital and 8.0% for risk-based capital. The Bank qualifies as "well-capitalized" under the prompt corrective action regulations of the OTS.

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                   (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                                December 31, 2001

                      PULASKI BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                   (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                                December 31, 2001
      ---------------------------------------------------------------------



                                      INDEX


                                                                                           Page
                                                                                        ------------

Management Responsibility Statement                                                          1


Independent Auditors' Report                                                                 2


Consolidated Statements of Financial Condition as of December 31, 2001                       3
 and 2000


Consolidated Statements of Income for the Years Ended
 December 31, 2001 and 2000                                                                  4


Consolidated Statements of Comprehensive Income for the Years
  Ended December 31, 2001 and 2000                                                           5


Consolidated Statements of Changes in Stockholders' Equity for
 the Years Ended December 31, 2001 and 2000                                                  6


Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2001 and 2000                                                                7 - 8


Notes to Consolidated Financial Statements                                                 9 - 37







All schedules are omitted because the required information is either not applicable or not required or the required information is included in the consolidated financial statements or notes thereto.

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

The Board of Directors (the "Board") is responsible for determining that management fulfills its responsibilities in the preparation of financial statements and the control of operations. The Board appoints the independent certified public accountants and internal auditors. The Board meets with management, the independent certified public accountants and reviews the work of the internal auditors, and approves the overall scope of audit work, related fee arrangements, and reviews audit reports and findings.

/s/ John T. Robertson
---------------------
John T. Robertson - President

/s/ Lee Wagstaff
----------------
Lee Wagstaff-  Treasurer

January 22, 2002

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------






To The Board of Directors
Pulaski Bancorp, Inc. and Subsidiary



We have audited the accompanying consolidated statements of financial condition of Pulaski Bancorp, Inc. (the "Company") and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These auditing standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the above mentioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of Pulaski Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/Radics & Co., LLC
--------------------
Radics & Co., LLC

January 22, 2002

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------


                                                                                                       December 31,
                                                                                         -----------------------------------------
Assets                                                                   Note(s)                2001                  2000
                                                                    -------------------  -------------------   -------------------

Cash and amounts due from depository institutions                                               $ 2,916,854           $ 4,193,914
Interest-bearing deposits in other banks                                                          7,992,395             3,546,318
Federal funds sold                                                                                4,525,000             1,950,000
                                                                                                -----------           -----------

              Cash and cash equivalents                                  1 and 17                15,434,249             9,690,232

Term deposits                                                            4 and 17                    99,000                99,000
Trading account securities                                               1 and 17                   775,000                    --
Securities available for sale                                          1, 5 and 17                6,703,670             6,326,981
Investment securities held to maturity                                 1, 6 and 17                  947,835             6,947,582
Mortgage-backed securities held to maturity                            1, 7 and 17               58,759,852            60,614,491
Loans receivable                                                       1, 8 and 17              146,924,897           152,287,340
Premises and equipment                                                   1 and 9                  3,949,096             4,060,664
Federal Home Loan Bank of New York stock, at cost                           12                    1,488,700             2,350,000
Interest receivable                                                    1, 10 and 17                 982,045             1,437,088
Other assets                                                           1, 14 and 15                 925,118               715,747
                                                                                                -----------           -----------

              Total assets                                                                    $ 236,989,462         $ 244,529,125
                                                                                              =============         =============

Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                                11 and 17             $ 198,442,593         $ 189,332,804
Advances from Federal Home Loan Bank of New York                        12 and 17                11,000,000            29,000,000
Advance payments by borrowers for taxes                                                             922,878               958,747
Other liabilities                                                           14                    1,281,216               842,931
                                                                                                -----------           -----------

              Total liabilities                                                                 211,646,687           220,134,482
                                                                                                ===========           ===========

Commitments and contingencies                                           16 and 17                        --                    --

Stockholders' equity                                                  1,3,13,14, 15
--------------------                                                      and 18
Preferred stock; $.01 par value, 2,000,000 shares
  authorized; issued and outstanding - none
Common stock; $.01 par value, 13,000,000 shares
  authorized, 2,108,088 shares issued 2001 and 2000;
  1,920,845 shares (2001) and 1,925,845 (2000) outstanding                                           21,081                21,081
Paid-in capital                                                                                   9,829,231             9,805,369
Retained earnings - substantially restricted                                                     17,248,127            16,542,655
Unearned Incentive Plan Award shares                                                               (142,238)             (276,350)
Unearned Employee Stock Ownership Plan shares                                                            --              (101,936)
Accumulated other comprehensive income -
  Unrealized (loss) on securities available for sale                                                (12,000)              (51,000)
Treasury stock, at cost; 187,243 shares (2001) and
  182,243 shares (2000)                                                                          (1,601,426)           (1,545,176)
                                                                                                -----------           -----------

              Total stockholders' equity                                                         25,342,775            24,394,643
                                                                                                -----------           -----------

              Total liabilities and stockholders' equity                                      $ 236,989,462         $ 244,529,125
                                                                                              =============         =============


See notes to consolidated financial statements.


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------


                                                                                           Year Ended December 31,
                                                                                       --------------------------------
                                                                          Note(s)           2001             2000
                                                                         -----------   ---------------  ---------------
Interest income:
      Loans                                                               1 and 8         $11,108,962      $12,128,529
      Mortgage-backed securities held to maturity                            1              3,557,616        4,474,505
      Investment securities held to maturity                                 1                252,993          448,605
      Securities available for sale                                          1                337,689          389,530
      Other interest-earning assets                                                           633,402          473,570
                                                                                           -----------      -----------

           Total interest income                                                           15,890,662       17,914,739
                                                                                          -----------      -----------
Interest expense:
      Deposits                                                               11             7,946,456        8,121,324
      Advances and other borrowed money                                      12               786,348        2,395,552
                                                                                          -----------      -----------

           Total interest expense                                                           8,732,804       10,516,876
                                                                                          -----------      -----------

Net interest income                                                                         7,157,858        7,397,863
Provision for loan losses                                                 1 and 8              53,333           91,000
                                                                                          -----------      -----------

Net interest income after provision for loan losses                                         7,104,525        7,306,863
                                                                                          -----------      -----------
Non-interest income:
      Fees and service charges                                                                241,346          226,239
      Trading account income                                                 1                140,971          424,884
      Miscellaneous                                                                            58,612           22,575
                                                                                          -----------      -----------

           Total non-interest income                                                          440,929          673,698
                                                                                          -----------      -----------
Non-interest expenses:
      Salaries and employee benefits                                         14             3,497,921        2,961,717
      Directors' fees                                                        1                235,912          183,398
      Net occupancy expense of premises                                      1                597,465          557,218
      Equipment                                                              1                437,621          409,503
      Advertising                                                                             131,681           93,940
      Federal insurance premium                                                                36,207           35,484
      Miscellaneous                                                                         1,003,477          722,959
                                                                                          -----------      -----------

           Total non-interest expenses                                                      5,940,284        4,964,219
                                                                                          -----------      -----------

Income before income taxes                                                                  1,605,170        3,016,342
Income taxes                                                              1 and 15            600,993        1,120,375
                                                                                          -----------      -----------

Net income                                                                                $ 1,004,177      $ 1,895,967
                                                                                          ===========      ===========

Net income per common share:                                              1 and 14
      Basic/diluted                                                                           $ 0.53           $ 0.98
                                                                                          ===========      ===========

Dividends declared per common share                                          18               $ 0.38           $ 0.33
                                                                                          ===========      ===========

Weighted average number of common shares
  outstanding:                                                            1 and 14
      Basic/diluted                                                                         1,908,416        1,928,530
                                                                                          ===========      ===========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 -----------------------------------------------







                                                                                           Year Ended December 31,
                                                                                       --------------------------------
                                                                                            2001             2000
                                                                                       ---------------  ---------------

Net income                                                                                $ 1,004,177      $ 1,895,967
Other comprehensive income:
      Unrealized holding gain on securities
        available for sale, net of income taxes                                                39,000            1,480
                                                                                          -----------      -----------
Comprehensive income                                                                      $ 1,043,177      $ 1,897,447
                                                                                          ===========      ===========

See notes to consolidated financial statements.



                      PULASKI BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------





                                                                                                            Unearned
                                                    Common           Paid-in             Retained              RRP
                                                    stock            Capital             Earnings            Shares
                                                 --------------------------------    -----------------   ----------------

Balance - December 31, 1999                   $     21,081      $  9,833,349          $ 14,912,410       $   (428,702)

Net income for the year ending
  December 31, 2000                                     --                --             1,895,967                 --
Unrealized gain on securities
 available for sale, net of income taxes                --                --                    --                 --
Cash dividend                                           --                --              (275,410)                --
ESOP shares committed to
  to be released                                        --           (27,980)                9,688                 --
Amortization of unearned
 RRP shares                                             --                --                    --            152,352
Treasury stock, at cost                                 --                --                    --                 --
                                              ------------      ------------          ------------       ------------

Balance - December 31, 2000                         21,081         9,805,369            16,542,655           (276,350)

Net income for the year ending
  December 31, 2001                                     --                --             1,004,177                 --
Unrealized gain on securities
 available for sale, net of income taxes                --                --                    --                 --
Cash dividend                                           --                --              (302,730)                --
ESOP shares committed to
  to be released                                        --            23,862                 4,025                 --
Amortization of unearned
 RRP shares                                             --                --                    --            134,112
Treasury stock, at cost                                 --                --                    --                 --
                                              ------------      ------------          ------------       ------------

Balance - December 31, 2001                   $     21,081      $  9,829,231          $ 17,248,127       $ (142,238)
                                              ============      ============          ============       ==========


                                                                     Accumulated
                                                Unearned                Other                                   Total
                                                  ESOP              Comprehensive          Treasury         Stockholders'
                                                 Shares                 Loss                 Stock              Equity
                                             ----------------    -------------------    ----------------   -----------------

Balance - December 31, 1999                  $   (278,439)          $    (52,480)      $   (224,331)      $ 23,782,888

Net income for the year ending
  December 31, 2000                                    --                     --                 --          1,895,967
Unrealized gain on securities
 available for sale, net of income taxes               --                  1,480                 --              1,480
Cash dividend                                          --                     --                 --           (275,410)
ESOP shares committed to
  to be released                                  176,503                     --                 --            158,211
Amortization of unearned
 RRP shares                                            --                     --                 --            152,352
Treasury stock, at cost                                --                     --         (1,320,845)        (1,320,845)
                                             ------------           ------------       ------------       ------------

Balance - December 31, 2000                      (101,936)               (51,000)        (1,545,176)        24,394,643

Net income for the year ending
  December 31, 2001                                    --                     --                 --          1,004,177
Unrealized gain on securities
 available for sale, net of income taxes               --                 39,000                 --             39,000
Cash dividend                                          --                     --                 --           (302,730)
ESOP shares committed to
  to be released                                  101,936                     --                 --            129,823
Amortization of unearned
 RRP shares                                            --                     --                 --            134,112
Treasury stock, at cost                                --                     --            (56,250)           (56,250)
                                             ------------           ------------       ------------       ------------

Balance - December 31, 2001                 $          --           $    (12,000)      $ (1,601,426)      $ 25,342,775
                                            ============             ============       ============       ============



See notes to consolidated financial statements.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------


                                                                         Year Ended December 31,
                                                                    --------------------------------
                                                                         2001               2000
                                                                    ------------       ------------
Cash flows from operating activities:
     Net income                                                     $  1,004,177       $  1,895,967
     Adjustments to reconcile net income to net cash (used in)
       provided by operating activities:
         Depreciation and amortization of premises
           and equipment                                                 289,795            265,058
         Loss on sale of equipment                                         2,413                 --
         Accretion of discounts and amortization of
           premiums, net                                                  36,312            (29,143)
         Accretion of deferred fees and discounts                       (345,998)          (457,817)
         Deferred income taxes                                          (148,117)            16,017
         Provision for loan losses                                        53,333             91,000
         Purchases of trading account securities                     (26,145,838)        (3,635,942)
         Proceeds from sales of trading account securities            25,511,809          6,921,709
         Realized gain on sales of trading account securities           (126,298)          (285,979)
         Unrealized gain on trading account securities                   (14,673)          (138,905)
         Gain on sale of real estate owned                                    --             (3,981)
         Decrease (increase) in interest receivable                      455,043           (219,032)
         Increase in other assets                                        (61,254)          (149,791)
         (Decrease) increase in interest payable on deposits          (1,332,386)           857,865
         Increase in other liabilities                                   468,301              2,410
         ESOP shares committed to be released                            129,823            158,211
         Amortization of cost of stock contributed to
           Incentive Plan                                                134,112            152,352
                                                                    ------------       ------------

         Net cash (used in) provided by operating activities             (89,446)         5,439,999
                                                                    ------------       ------------

Cash flows from investing activities:
     Proceeds from maturities of term deposits                                --            197,000
     Purchase of term deposits                                                --            (99,000)
     Purchases of securities available for sale                         (337,689)          (389,530)
     Purchases of investment securities held to maturity              (3,000,000)                --
     Proceeds from calls of investment securities held                        --
       to maturity                                                     9,000,000                 --
     Purchases of mortgage-backed securities held                             --
       to maturity                                                   (14,154,187)                --
     Principal repayments on mortgage-backed securities
       held to maturity                                               15,972,261         10,743,147
     Purchases of loans                                               (2,813,769)        (6,611,451)
     Net change in loans receivable                                    8,468,877        (10,808,676)
     Capitalized costs on real estate owned                                   --             (7,471)
     Proceeds from sale of real estate owned                                  --             82,879
     Proceeds from sale of equipment                                      27,700                 --
     Additions to premises and equipment                                (238,356)          (287,834)
     Purchase of (redemption) Federal Home Loan Bank
       New York stock                                                    861,300           (250,000)
                                                                    ------------       ------------

         Net cash provided by (used in) investing activities          13,786,137         (7,430,936)
                                                                    ------------       ------------




See notes to consolidated financial statements.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                            Year Ended December 31,
                                                                     -------------------------------
                                                                         2001               2000
                                                                     ------------       ------------

Cash flows from financing activities:
     Net increase in deposits                                        $ 10,442,175       $ 19,467,289
     Net decrease in advances from Federal Home                                                   --
       Loan Bank of New York                                          (18,000,000)       (13,000,000)
     Net (decrease) increase in payments by borrowers for taxes           (35,869)            39,516
     Cash dividends paid                                                 (302,730)          (275,410)
     Purchases of treasury stock                                          (56,250)        (1,320,845)
                                                                     ------------       ------------

        Net cash (used in) provided by financing activities            (7,952,674)         4,910,550
                                                                     ------------       ------------

Net increase  in cash and cash equivalents                              5,744,017          2,919,613
Cash and cash equivalents - beginning                                   9,690,232          6,770,619
                                                                     ------------       ------------

Cash and cash equivalents - ending                                   $ 15,434,249       $  9,690,232
                                                                     ============       ============


Supplemental information:
     Cash paid during the year for:
        Income taxes                                                 $    725,931       $  1,195,697
        Interest on deposits and borrowings                            10,112,057          9,623,981

     Transfer of loans receivable to real estate owned                         --             21,605

     Transfer of automobile in settlement of liability                     30,016                 --



See notes to consolidated financial statements

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

     Basis of financial statement presentation
     -----------------------------------------

     The consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, include the accounts of Pulaski Bancorp, Inc. (the "Company") and its wholly owned subsidiary, Pulaski Savings Bank (the "Bank"), a federally chartered stock institution. All significant intercompany accounts and transactions have been eliminated in the consolidation.

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

     Business
     --------

     The Company's primary business is the operation of the Bank. The Bank provides the usual products and services of banking such as deposits and mortgage, consumer and commercial loans. At December 31, 2001 and 2000, approximately 58% of the issued and outstanding stock of the Company is owned by Pulaski Bancorp, M.H.C., a mutual holding company.

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

     Investment and mortgage-backed securities
     -----------------------------------------

     Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in the accumulated other comprehensive income component of stockholders' equity.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------
     Investment and mortgage-backed securities (Cont'd.)
     ------------------------------------------

     Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.


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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------
     Allowance for loan losses (Cont'd.)
     -------------------------

     All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

     Concentration of risk
     ---------------------

     The Bank's lending activities are concentrated in loans secured by real estate located in the State of New Jersey.

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------
         Income taxes (Cont'd.)
         ------------

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

     The Company has elected to account for stock-based compensation under APB 25 and the pro forma disclosures of net income and earnings per share required by SFAS No. 123 have been included in Note 14 to consolidated financial statements.

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
----------------------------------------------
     Net income per share (Cont'd.)
     --------------------

     During the years ended December 31, 2001 and 2000, diluted net income per share did not differ from basic net income per share as there were no contracts or securities excercisable or which could be converted into common stock which had a dilutive effect. Stock options, unearned RRP shares and ESOP shares not committed to be released existed at December 31, 2001 and 2000.

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

     Reclassifications
     -----------------

     Certain amounts as of and for the year ended December 31, 2000 have been reclassified to conform with the current year's presentation.

2. SUBSEQUENT EVENT
-------------------

At January 10, 2002, the Company, the parent corporation of the Bank and Pulaski Bancorp, M.H.C., the Mutual Holding Company, who owns the majority of outstanding capital stock of the Company, entered into a merger agreement with Kearny Financial Corp. (Kearny Financial) the parent corporation of Kearny Federal Savings Bank and Kearny MHC, the parent company of Kearny Financial. At the date of merger, the Company's common stock held by public stockholders other than Pulaski Bancorp, M.H.C. will be purchased for $32.90 per share, in cash. The transaction is expected to close during the second or third quarter of 2002.

In the event the Company enters into a merger, acquisition, consolidation or other form of business combination agreement with another entity, the Company will be required to pay Kearny Financial an amount of $1.5 million in cash upon written demand by Kearny Financial. Merger related charges, which include but are not limited to professional fees for investment banking, legal and accounting, are expected to be $589,000.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.   SUBSEQUENT EVENT(Cont'd)
---------------------

Upon effective date of the merger, Pulaski's Employee Stock Ownership Plan
(ESOP), Directors' Consultation and Retirement Plan, and Stock-Based Incentive Plan shall be terminated on such terms contained in the agreements. Upon termination, all participant accounts shall be considered fully vested and nonforefeitable, all remaining assets shall be allocated to the participants.

3.   STOCK REPURCHASE
---------------------

During the years ended December 31, 2001 and 2000, the Company repurchased, in the open market, 5,000 and 154,643 shares, respectively, of its outstanding common stock at an aggregate cost of $56,000 and $1,321,000, respectively. These repurchases are reflected as treasury stock in the consolidated statements of financial condition.

4.   TERM DEPOSITS
------------------

                                                             December 31,
                                    ---------------------------------------------------------------
                                                 2001                             2000
                                    -------------------------------    ----------------------------
                                                        Weighted                        Weighted
                                                         Average                         Average
                                        Amount            Rate           Amount           Rate
                                    ---------------    ------------    ------------    ------------

Due within one year                  $   99,000          6.77%         $       --            --
Due after one through two years              --            --              99,000          6.77%
                                     ----------                        ----------

                                     $   99,000          6.77%         $   99,000          6.77%
                                     ==========                        ==========

5.   SECURITIES AVAILABLE FOR SALE

                                                                                December 31, 2001
                                                          ---------------------------------------------------------------
                                                                                 Gross Unrealized            Carrying
                                                                           -----------------------------
                                                               Cost           Gains          Losses            Value
                                                          ---------------  ------------   --------------   --------------
Equity securities:
Mutual Fund                                                 $6,715,670      $     --      $   12,000      $6,703,670
                                                            ==========      ========      ==========      ==========


                                                                                December 31, 2000
                                                          ---------------------------------------------------------------
                                                                                 Gross Unrealized            Carrying
                                                                           -----------------------------
                                                               Cost           Gains          Losses            Value
                                                          ---------------  ------------   --------------   --------------
Equity securities:
Mutual Fund                                                 $6,377,981      $     --      $   51,000      $6,326,981
                                                            ==========      =========     ==========      ==========

There were no sales of securities available for sale during the years ended December 31, 2001 and 2000.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


6.   INVESTMENT SECURITIES HELD TO MATURITY
-------------------------------------------


                                                                                December 31, 2001
                                                          ---------------------------------------------------------------
                                                             Carrying            Gross Unrealized            Estimated
                                                                           -----------------------------
                                                              Value           Gain           Losses         Fair Value
                                                          ---------------  ------------   --------------   --------------
Trust preferred maturing after twenty years                 $947,835         $     --      $ 47,835         $900,000
                                                            ========         ========      ========         ========

                                                                                December 31, 2000
                                                          ---------------------------------------------------------------
                                                             Carrying            Gross Unrealized            Estimated
                                                                           -----------------------------
                                                              Value           Gain           Losses         Fair Value
                                                          ---------------  ------------   --------------   --------------
U.S. Government Agencies securities:
       Maturing after one year through five years            $1,000,000      $       --      $    4,790      $  995,210
       Maturing after five years through ten years            5,000,000              --          50,380       4,949,620
Trust preferred maturing after twenty years                     947,582              --          37,372         910,210
                                                             ----------      ----------      ----------      ----------
                                                             $6,947,582      $       --      $   92,542      $6,855,040
                                                             ==========      ==========      ==========      ==========




There were no sales of investment securities held to maturity during the years ended December 31, 2001 and 2000.


7.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
------------------------------------------------

                                                                     December 31, 2001
                                             -------------------------------------------------------------------
                                                 Carrying             Gross Unrealized            Estimated
                                                                -----------------------------
                                                  Value            Gains           Losses         Fair Value
                                             -----------------  -------------   -------------  -----------------
Government National Mortgage Association        $12,744,939      $   151,256      $       957      $12,895,238
Federal National Mortgage Association            14,829,305           63,561           20,656       14,872,210
Federal Home Loan Mortgage Corporation            6,621,431           25,279            5,845        6,640,865
Collateralized mortgage obligations issued
  by U.S. Government Agencies                    24,345,110           48,995               --       24,394,105
Small Business Administration                       219,067               --            3,539          215,528
                                                -----------      -----------      -----------      -----------
                                                $58,759,852      $   289,091      $    30,997      $59,017,946
                                                ===========      ===========      ===========      ===========

                                                                     December 31, 2000
                                             -------------------------------------------------------------------
                                                 Carrying             Gross Unrealized            Estimated
                                                                -----------------------------
                                                  Value            Gains           Losses         Fair Value
                                             -----------------  -------------   -------------  -----------------

Government National Mortgage Association        $12,087,788      $    76,766      $    28,918      $12,135,636
Federal National Mortgage Association            15,042,104           53,911           94,003       15,002,012
Federal Home Loan Mortgage Corporation            8,983,073           12,422           74,369        8,921,126
Collateralized mortgage obligations issued
  by U.S. Government Agencies                    24,107,430           74,589               --       24,182,019
Small Business Administration                       394,096               --            3,417          390,679
                                                -----------      -----------      -----------      -----------
                                                $60,614,491      $   217,688      $   200,707      $60,631,472
                                                ===========      ===========      ===========      ===========


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



7.    MORTGAGE-BACKED SECURITIES HELD TO MATURITY (Cont'd.)
-------------------------------------------------

There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 2001 and 2000. At December 31, 2001 and 2000, mortgage-backed securities held to maturity with carrying values of approximately $303,000 and $347,000, respectively, were pledged to secure public funds on deposit.



8.    LOANS RECEIVABLE
----------------------

                                                             December 31,
                                                   ------------------------------
                                                         2001              2000
                                                   ------------      ------------
Real estate mortgage:
        One-to-four family                         $ 93,790,073      $ 98,095,325
        Multi-family dwellings                        3,121,648         2,960,018
        Non-residential                              22,432,799        15,205,058
        VA guaranteed                                    54,693           139,177
        FHA insured                                       9,662            31,689
                                                   ------------      ------------
                                                    119,408,875       116,431,267
                                                   ------------      ------------
Real estate construction and land acquisition        23,335,913        44,000,121
                                                   ------------      ------------
R
Consumer:
        Second mortgages                              8,810,988         7,718,376
        Equity lines of credit                        5,410,603         3,958,450
        Passbook or certificate                         150,222           198,243
        Cash reserve                                     18,181             1,833
        Automobile                                      114,971            43,562
                                                   ------------      ------------
                                                     14,504,965        11,920,464
                                                   ------------      ------------
                Total loans                         157,249,753       172,351,852
                                                   ------------      ------------
Less:   Loans in process                              8,633,427        18,128,956
        Deferred loan fees, net                         444,096           741,556
        Allowance for loan losses                     1,247,333         1,194,000
                                                   ------------      ------------
                                                     10,324,856        20,064,512
                                                   ------------      ------------
                                                   $146,924,897      $152,287,340
                                                   ============      ============


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

8.    LOANS RECEIVABLE (Cont'd.)
----------------------

The Bank has entered into lending transactions, in the ordinary course of business, with executive officers and directors of the Company and Bank and to their associates on the same terms as those prevailing for comparable transactions with other borrowers. A summary of activity related to such loans is as follows:

                              Year Ended
                             December 31,
                         ----------------------
                           2001        2000
                          -----       -----
                            (In Thousands)

Balance - beginning       $  92       $ 155
New loans                    --          20
Repayments                   (8)        (83)
                          -----       -----

Balance - ending          $  84       $  92
                          =====       =====


The following is an analysis of the allowance for loan losses:

                                         Year Ended December 31,
                                     -----------------------------
                                            2001             2000
                                     -----------      -----------
Balance - beginning                  $ 1,194,000      $ 1,135,000
Provision charged to operations           53,333           91,000
Loans charged off                             --          (32,000)
                                     -----------      -----------

Balance - ending                     $ 1,247,333      $ 1,194,000
                                     ===========      ===========



Nonaccrual loans totalled $208,000 and $309,000 at December 31, 2001 and 2000, respectively. Nonaccrual loans are those on which income under the accrual method has been discontinued with subsequent interest payments credited to interest income when received or, if the ultimate collectibility of principal is in doubt, applied as principal reductions. The amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $9,600 and $7,000 for the years ended December 31, 2001 and 2000, respectively.

Impaired loans and related amounts recorded in the allowance for loan losses are as follows:

                                                   December 31,
                                             ---------------------
                                                2001          2000
                                            --------      --------
Recorded investment in impaired loans:
          With recorded allowances          $ 59,770      $125,128
          Without recorded allowances        208,056       380,932
                                            --------      --------

               Total impaired loans          267,826       506,060
Related allowance for loan losses              8,000        26,000
                                            --------      --------

               Net impaired loans           $259,826      $480,060
                                            ========      ========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


8.    LOANS RECEIVABLE  (Cont'd.)
----------------------

The average recorded investment in impaired loans was $273,000 and $516,000 for the years ended December 31, 2001 and 2000, respectively. Interest income recognized on such loans totalled approximately $25,000 and $60,000 during the years ended December 31, 2001 and 2000, respectively, of which approximately $18,000 and $54,000 in 2001 and 2000, respectively, was recorded on the cash basis.



9.    PREMISES AND EQUIPMENT
----------------------------
                                               December 31,
                                        --------------------------
                                              2001            2000
                                        ----------      ----------
Land                                    $  613,561      $  613,561
                                        ----------      ----------

Buildings and improvements               3,781,985       3,769,185
Less accumulated depreciation            1,286,852       1,157,067
                                        ----------      ----------

                                         2,495,133       2,612,118
                                        ----------      ----------

Future office site                         407,050         272,493
                                        ----------      ----------

Leasehold improvements                      87,603          82,298
Less accumulated amortization               19,189          11,238
                                        ----------      ----------

                                            68,414          71,060
                                        ----------      ----------

Furnishings and equipment                1,318,754       1,300,316
Less accumulated depreciation              953,816         808,884
                                        ----------      ----------

                                           364,938         491,432
                                        ----------      ----------

                                        $3,949,096      $4,060,664
                                        ==========      ==========

10.    ACCRUED INTEREST RECEIVABLE
----------------------------------

                                                         December 31,
                                                 --------------------------
                                                       2001            2000
                                                 ----------      ----------

Loans                                            $  690,171      $  923,900
Mortgage-backed securities held to maturity         287,324         424,639
Other interest-earning assets                         4,550          88,549
                                                 ----------      ----------

                                                 $  982,045      $1,437,088
                                                 ==========      ==========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.   DEPOSITS

                                                                          December 31,
                                              ----------------------------------------------------------------------
                                                           2001                                 2000
                                              ---------------------------------   ----------------------------------
                                               Weighted                            Weighted
                                                Average                             Average
                                                 Rate              Amount            Rate              Amount
                                              ------------    -----------------   ------------    ------------------
Demand accounts:
       Non-interest-bearing                       -- %          $  4,699,634           -- %          $  3,889,586
       Interest-bearing                          0.91%            33,429,051          3.20%            28,953,278
                                                                ------------                         ------------
                                                 0.79%            38,128,685          2.82%            32,842,864

Savings and club accounts                        2.33%            31,864,855          2.36%            23,964,205
Certificates of deposit                          4.00%           128,449,053          5.97%           132,525,735
                                                                ------------                         ------------
                                                 3.11%          $198,442,593          4.96%          $189,332,804
                                                                ============                         ============


The scheduled maturities of certificates of deposit are as follows:

                                          December 31,
                                ------------------------------
                                    2001              2000
                                ------------      ------------
One year or less                $110,336,253      $120,010,835
After one to two years            13,000,200         8,892,600
After two to three years           3,114,600         2,481,600
After three years                  1,998,000         1,140,700
                                ------------      ------------

                                $128,449,053      $132,525,735
                                ============      ============


At December 31, 2001 and 2000, certificates of deposits with a denomination of more than $100,000 amounted to approximately $20,180,000 and $15,408,000, respectively.

Interest expense on deposits consists of:

                                       December 31,
                               --------------------------
                                   2001            2000
                               ----------      ----------
Demand accounts                $  768,158      $  906,689
Savings and club accounts         601,221         590,470
Certificates of deposit         6,577,077       6,624,165
                               ----------      ----------

                               $7,946,456      $8,121,324
                               ==========      ==========


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.   BORROWED MONEY
--------------------

                                                                             December 31,
                                              ---------------------------------------------------------------------------
                                                               2001                                   2000
                                              ------------------------------------   ------------------------------------
                                                  Weighted                               Weighted
                                                Average Rate          Amount           Average Rate          Amount
                                              -----------------  -----------------   -----------------  -----------------

Advances from Federal Home Loan Bank
  maturing within one year                               1.98%       $ 4,000,000            6.67%         $ 17,000,000
Securities sold under agreement to repurchase
  maturing within one year                               4.84%         7,000,000            6.60%           12,000,000
                                                                    ------------                          ------------

                                                         3.80%      $ 11,000,000            6.62%         $ 29,000,000
                                                                    ============                          ============


The Bank has an overnight line of credit and companion commitment with FHLB subject to the terms and conditions of the lenders overnight advance program under which $23,466,000 and $24,310,800 was unused at December 31, 2001 and 2000, respectively. The advances are secured by mortgage-backed securities and a blanket assignment of qualifying mortgage loans.

                                                    December 31,
                                               -----------------------
                                                2001          2000
                                               ---------     ---------
                                               (Dollars in Thousands)
 FHLB borrowings:

 Average balance outstanding during the year   $ 16,093      $ 37,154
 Average interest rate during the year            4.81%         6.44%
 Maximum balance outstanding at any month end  $ 27,000      $ 39,900

 Mortgage-backed securities held to maturity underlying the agreements to repurchase at year end:

     Mortgage-backed securities:
         Carrying value                         $ 8,065      $ 24,107
         Estimated fair value                     8,083        24,182



13.   REGULATORY CAPITAL
------------------------

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.   REGULATORY CAPITAL  (Cont'd.)
------------------------

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per accounting principles generally accepted in the United States ("GAAP") and regulatory capital and information as to the Bank's capital levels at the dates presented:


                                                    December 31,
                                             ----------------------------
                                                 2001           2000
                                             -------------  -------------
                                                   (In Thousands)

GAAP, core and tangible capital                 $24,801        $23,996
Add:  general valuation allowance                 1,234          1,168
                                                -------        -------
Total regulatory capital                        $26,035        $25,164
                                                =======        =======





                                                                                                          To Be Well
                                                                                                        Capitalized Under
                                                                           Minimum Capital              Prompt Corrective
                                                 Actual                     Requirements               Actions Provisions
                                       ----------------------------  ----------------------------  ----------------------------
                                          Amount         Ratio          Amount         Ratio          Amount         Ratio
                                       -------------  -------------  -------------  -------------  -------------  -------------
December 31, 2001                                                       (Dollars in Thousands)

Total Capital
 (to risk-weighted assets)                  $26,035         21.24%        $ 9,806          8.00%        $12,257         10.00%

Tier 1 Capital
 (to risk-weighted assets)                   24,801         20.23%             --          --             7,354          6.00%

Core (Tier 1) Capital
 (to adjusted total assets)                  24,801         10.47%          9,476          4.00%         11,845          5.00%

Tangible Capital
 (to adjusted total assets)                  24,801         10.47%          3,554          1.50%             --            --



                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.   REGULATORY CAPITAL  (Cont'd.)
------------------------

                                                                                                          To Be Well
                                                                                                        Capitalized Under
                                                                           Minimum Capital              Prompt Corrective
                                                 Actual                     Requirements               Actions Provisions
                                       ----------------------------  ----------------------------  ----------------------------
                                          Amount         Ratio          Amount         Ratio          Amount         Ratio
                                       -------------  -------------  -------------  -------------  -------------  -------------
December 31, 2000                                                       (Dollars in Thousands)

Total Capital
 (to risk-weighted assets)               $25,164         18.41%         $10,935         8.00%          $13,669         10.00%

Tier 1 Capital
 (to risk-weighted assets)                23,996         17.55%              --           --             8,201          6.00%

Core (Tier 1) Capital
 (to adjusted total assets)               23,996          9.81%           9,781         4.00%           12,226          5.00%

Tangible Capital
 (to adjusted total assets)               23,996          9.81%           3,668         1.50%               --            --



As of March 12, 2001, the most recent notification from the Office of Thrift Supervision ("OTS"), the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.  BENEFIT PLANS
------------------

Retirement Plan
---------------

The Bank has a non-contributory pension plan covering all eligible employees. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. The following table sets forth the plan's funded status:

                                                                       December 31,
                                                            ------------------------------------
                                                                 2001                 2000
                                                            ---------------      ---------------

Projected benefit obligation - beginning                       $ 2,793,033          $ 2,562,227
      Service cost                                                 136,141              121,059
      Interest cost                                                177,252              176,132
      Actuarial loss                                               (66,086)             147,501
      Settlements                                                  (22,982)            (213,886)
                                                                 ---------            ---------

Projected benefit obligation - ending                            3,017,358            2,793,033
                                                                 ---------            ---------

Plan assets at fair value - beginning                            2,385,151            2,289,096
      Actual return on plan assets                                 141,661              119,848
      Contributions                                                199,061              190,093
      Settlements                                                  (22,982)            (213,886)
                                                                 ---------            ---------

Plan assets at fair value - ending                               2,702,891            2,385,151
                                                                 ---------            ---------

Projected benefit obligation in excess of fair value              (314,467)            (407,882)
Unrealized net loss                                                480,302              543,941
Unrecognized transition obligation                                   5,818                8,730
                                                                 ---------            ---------

Prepaid pension cost included in other assets                    $ 171,653            $ 144,789
                                                                 =========            =========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.  BENEFIT PLANS (Cont'd.)
------------------

The following table sets forth the components of net periodic pension cost:

                                                                      Year Ended December 31,
                                                                    --------------------------
                                                                        2001            2000
                                                                     ---------       ---------

      Net periodic pension cost include the following:
           Service cost                                              $ 136,141       $ 121,059
           Interest cost                                               177,252         176,132
           Expected return on plan assets                             (161,707)       (155,246)
           Amortization of unrecognized net loss                        17,599          19,748
           Amortization of transition obligation                         2,912           2,912
                                                                     ---------       ---------

           Cost included in salaries and employee benefits           $ 172,197       $ 164,605
                                                                     =========       =========


Assumptions used to develop the net periodic pension cost were:




                                          Year Ended December 31,
                                            -----------------
                                              2001     2000
                                            -------   -------

Discount rate                                 6.5%     6.5%
Expected long-term rate of return             6.5%     6.5%
Rate of increase in compensation levels       4.0%     4.0%





Directors' Consultation and Retirement Plan ("DCRP")
----------------------------------------------------

The Bank has an unfunded retirement plan for non-employee directors. The benefits are payable based on term of service as a director. In the event of a merger, all directors become fully vested.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.   BENEFIT PLANS (Cont'd.)
-------------------

The following table sets forth the DCRP's status and components of net periodic cost:



                                                                  December 31,
                                                          ---------------------
                                                               2001        2000
                                                          ---------   ---------

Projected benefit obligation - beginning                  $ 425,807   $ 377,576
      Service cost                                           37,002      36,819
      Interest cost                                          30,554      23,741
      Actuarial loss (gain)                                  44,249     (12,329)
                                                          ---------   ---------

Projected benefit obligation - ending                       537,612     425,807
                                                          ---------   ---------

Plan assets at fair value                                        --          --
                                                          ---------   ---------

Projected benefit obligation in excess of fair value       (537,612)   (425,807)
Unrealized net loss (gain)                                      121     (44,128)
Unrecognized transition obligation                          172,797     190,076
                                                          ---------   ---------

Accrued liability included in other liabilities           $(364,694)  $(279,859)
                                                          =========   =========






                                                Year Ended December 31,
                                               ----------------------
                                                2001          2000
                                               --------      --------

Net periodic cost includes the following:

      Service cost                             $ 37,002      $ 36,819
      Interest cost                              30,554        23,741
      Amortization of:
           Transition cost                       17,279        17,279
           Unrealized gain                           --       (19,008)
                                               --------      --------
      Cost included in directors' fees         $ 84,835      $ 58,831
                                               ========      ========


                                                         Year Ended December 31,
                                                         -----------------------
                                                           2001         2000
                                                         ------       ------

Assumptions used to develop the net periodic cost were:

      Discount rate                                        6.5%         6.5%
      Rate of increase in compensation levels              4.0%         4.0%


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.   BENEFIT PLANS (Cont'd.)
-------------------

Savings Plan
------------

The Bank sponsors a Savings and Investment Plan (the "Savings Plan"), pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation. The Bank will match 25% of the first 6% of each employee's contribution. The Savings Plan expense amounted to approximately $17,000 and $18,000 for the years ended December 31, 2001 and 2000, respectively.

ESOP
----

An ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation, as described by the ESOP, in the year of allocation.

The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the statements of financial condition. As shares are committed to be released from collateral, compensation expense equal to the current market price of the shares is recorded, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $130,000 and $158,000 for the year ended December 31, 2001 and 2000, respectively.

The ESOP shares were as follows:

                                         December 31,
                                     --------------------
                                        2001         2000
                                     -------      -------

Allocated shares                      67,364       62,609
Shares released                        8,812        3,373
Unreleased shares                         --       10,194
                                      ------       ------

Total ESOP shares                     76,176       76,176
                                      ======       ======

Fair value of unreleased shares      $    --      $97,480
                                      ======       ======




Stock-Based Incentive Plan
--------------------------

The Company has a Stock-Based Incentive Plan (the "Incentive Plan"), under which stock awards are granted for the benefit of directors, officers and key employees in the form of the Incentive Plan. These awards are exercisable at the rate of 20% per year over 5 years. In October 1997, 38,088 shares of Bank's common stock, having a market value of $761,760, were contributed to the Incentive Plan by the Bank from its authorized but unissued common stock. Expense of $134,000 and $152,000 related to the Incentive Plan was recorded during the years ended December 31, 2001 and 2000, respectively.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.   BENEFIT PLANS (Cont'd.)
-------------------

Stock-Based Incentive Plan  (Cont'd.)
--------------------------

Pursuant to the Incentive Plan, the Company granted stock options for the benefit of directors, officers, and other key employees. Options granted under the Incentive Plan are exercisable over a period not to exceed ten years from the date of grant. Under the Incentive Plan, the exercise price of each option equals the market price of the common stock on the date of grant.

Following is a summary of activity:

                                                Number of          Price
                                                 Shares          Per Share
                                                ------------   --------------

              Balance - December 31, 1999          95,220      $   20.00
              Activity                                 --             --
                                                   ------
              Balance - December 31, 2000          95,220          20.00
              Forfeited                            11,427          20.00
                                                   ------
              Balance - December 31, 2001          83,793          20.00
                                                   ======



As permitted by SFAS No. 123, compensation cost for stock options granted has been recognized based on the intrinsic value method instead of the fair value based method. The weighted average fair value of options granted during 1997, all of which have exercise prices equal to the market price of the common stock as of the grant date, was estimated using the Black-Sholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

     Weighted average grant - date fair value per share            $7.70
     $20.00
     Expected common stock dividend yield                           1.50%
     1.50%
     Expected volatility                                           30.71%
     38.42%
     Expected option life                                         7 years
     7 years
     Risk-free interest rate                                       6.11%
     6.11%


Had the fair value based method been used, net income for the years ended December 31, 2001 and 2000, would have decreased to approximately $922,000 and $1,802,000, respectively, and net income per share, both basic and diluted, would have been reduced to $0.48 and $0.93, respectively.


15.  INCOME TAXES
-----------------

The Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, the tax bad debt deduction must be either based on direct charge offs and/or calculated under the experience method. Retained earnings at December 31, 2001, included approximately $2.0 million of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than to absorb bad debts, including distributions in liquidation, it will be subject to income tax at the then current rate.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



15.  INCOME TAXES  (Cont'd.)
-----------------

The components of income taxes are summarized as follows:

                                          Year Ended December 31,
                                     -----------------------------
                                         2001              2000
                                     -----------       -----------
Current tax expense:
     Federal income                  $   688,787       $ 1,020,664
     State income                         60,323            83,694
                                     -----------       -----------

                                         749,110         1,104,358
                                     -----------       -----------
Deferred tax (benefit) expense:
     Federal income                     (135,766)           14,895
     State income                        (12,351)            1,122
                                     -----------       -----------

                                        (148,117)           16,017
                                     -----------       -----------

                                     $   600,993       $ 1,120,375
                                     ===========       ===========



The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes.


                                                Year Ended December 31,
                                             ----------------------------
                                                    2001            2000
                                              ----------      ----------

Federal income tax                            $  545,758      $1,025,556
Increases in taxes resulting from:
     New Jersey savings institution tax,
       net of federal income tax effect           31,662          55,979
     Other items, net                             23,573          38,840
                                              ----------      ----------

Effective income tax                          $  600,993      $1,120,375
                                              ==========      ==========



                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



15. INCOME TAXES (Cont'd.)
----------------

The income tax effects of existing temporary differences that give rise to significant portions of net deferred income tax assets are as follows:


                                                                 December 31,
                                                           ---------------------
                                                              2001         2000
                                                           --------     --------

Deferred income tax assets:
     Deferred loan fees                                    $ 16,219     $ 67,167
     Deferred compensation                                  218,783       74,749
     Reserve for uncollected interest                         2,649        3,898
     Benefit plans                                           42,231       56,136
     Allowance for loan losses in excess of bad debt
       reserves                                             354,458      295,518
                                                           --------     --------

                                                            634,340      497,468
Deferred income tax liabilities:
     Depreciation                                            70,052       81,296
                                                            --------     --------

Deferred income tax assets, net,
included in other assets                                   $564,288     $416,172
                                                           ========     ========



16.   COMMITMENTS AND CONTINGENCIES
-----------------------------------

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

                                                                        December 31,
                                                              ----------------------------
                                                                   2001           2000
                                                              ------------   -------------

Loan origination commitments expiring in three months or less  $ 7,014,100    $ 4,413,600
                                                               ===========    ===========

Loan participation purchase commitments                        $ 4,463,000    $ 4,111,000
                                                               ===========    ===========

Unused home equity lines of credit                             $ 6,741,000    $ 4,866,000
                                                               ===========    ===========

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



16.   COMMITMENTS AND CONTINGENCIES  (Cont'd.)
-----------------------------------

At December 31, 2001, of the $7,014,100 in outstanding loan origination commitments, $1,510,600 were for construction loans with terms of one to two years with interest rates to float at 1.00% above the prime rate, $360,000 is for a land loan with a fixed rate of 8.00%, $2,646,000 were for fixed rate mortgage loans with interest rates ranging from 5.50% to 7.125%, and $2,497,500 were for second mortgages with interest rates ranging from 6.49% to 7.24%.

At December 31, 2001, the loan purchase participation of $4,463,000 represent commitments to purchase participation interests in loans where the interest rate will be set at the funding date based upon either the Federal Home Loan Bank of New York 15-year advance rate or the prime rate as published in the Wall Street Journal.

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

Rentals under long-term operating leases for certain branch offices amounted to approximately $195,000 and $145,000 for the years ended December 31, 2001 and 2000, respectively. At December 31, 2001, the minimum rental commitments under all non-cancellable leases with initial or remaining terms of more than one year were as follows:

         Year Ending                                    Minimum
         December 31,                                    Rent
         ------------                                -----------

         2002                                        $   210,000
         2003                                            218,000
         2004                                            227,000
         2005                                            237,000
         2006                                            205,000
         Thereafter                                      944,000
                                                     -----------
                                                     $ 2,041,000
                                                     ===========


The Bank had an outstanding commitment in the amount of $667,000 at December 31, 2001 to construct an office in Old Bridge, New Jersey.

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



16.   COMMITMENTS AND CONTINGENCIES  (Cont'd.)
-----------------------------------

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



17. ESTIMATED FAIR VALUES OF CONSOLIDATED FINANCIAL INSTRUMENTS
---------------------------------------------------------------

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


17. ESTIMATED FAIR VALUES OF CONSOLIDATED FINANCIAL INSTRUMENTS  (Cont'd.)
---------------------------------------------------------------

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

          The carrying amounts and estimated fair values of financial instruments are as follows (in thousands):

                                                                             December 31,
                                                   -----------------------------------------------------------------
                                                               2001                             2000
                                                   -------------------------------   -------------------------------
                                                      Carrying        Estimated        Carrying        Estimated
                                                       Value         Fair Value          Value         Fair Value
                                                   ---------------  --------------   --------------  ---------------
Financial assets

Cash and cash equivalents                             $ 15,434         $ 15,434         $  9,690          $  9,690
Term deposits                                               99               99               99                99
Trading account securities                                 775              775               --                --
Securities available for sale                            6,704            6,704            6,327             6,327
Investment securities held to maturity                     948              900            6,948             6,855
Mortgage-backed securities held to maturity             58,760           59,018           60,614            60,631
Loans receivable                                       146,925          146,496          152,287           151,577
Accrued interest receivable                                982              982            1,437             1,437

Financial liabilities

Deposits                                               198,443          199,842          189,333           189,414
Borrowed money                                          11,000           11,035           29,000            29,008

Commitments

To originate or purchase loans                          11,477           11,477            8,525             8,525
Unused lines of credit                                   6,741            6,741            4,866             4,866


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



17. ESTIMATED FAIR VALUES OF CONSOLIDATED FINANCIAL INSTRUMENTS  (Cont'd.)
---------------------------------------------------------------

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


18. DIVIDENDS AND RESTRICTIONS THEREON
--------------------------------------

Pulaski Bancorp, M.H.C. waived its right to receive dividends declared by the Bank and the Company during the years ended December 31, 2001 and 2000. The OTS requires that retained earnings be restricted by the amount of such waived dividends. Such restricted amounts aggregated $1,744,000 and $1,319,000 at December 31, 2001 and 2000, respectively.

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

                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



19.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

The Company operates its wholly owned subsidiary, the Bank. The earnings of the Bank are recognized under the equity method of accounting.


        Condensed statements of financial condition
        -------------------------------------------

                                                             December 31,
                                                     ----------------------------
                                                          2001             2000
                                                     -----------      -----------

Assets
------
Cash and amounts due from financial institution      $   562,571      $   299,605
Investment in Pulaski Savings Bank                    24,801,044       23,995,647
Loan receivable                                               --          101,936
Other assets                                              51,109           20,213
                                                     -----------      -----------

     Total assets                                    $25,414,724      $24,417,401
                                                     -----------      -----------


Liabilities and stockholders' equity
------------------------------------
Other liabilities                                    $    71,949      $    22,758
Stockholders' equity                                  25,342,775       24,394,643
                                                      ----------       ----------

     Total liabilities and stockholders' equity      $25,414,724      $24,417,401
                                                     ===========      ===========




Condensed statements of income
------------------------------


        Condensed statements of income          Year Ended December 31,
        ------------------------------     -----------------------------
                                                   2001              2000
                                            -----------       -----------

Interest income                             $     9,419       $    29,007
Equity earnings of subsidiary                 1,101,260         1,933,166
                                            -----------       -----------

                                              1,110,679         1,962,173

Non-interest expenses                           156,211            84,869
                                            -----------       -----------

Net income before income tax (benefit)          954,468         1,877,304
Income tax (benefit)                            (49,709)          (18,663)
                                            -----------       -----------

Net income                                  $ 1,004,177       $ 1,895,967
                                            ===========       ===========


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



19.   PARENT ONLY FINANCIAL INFORMATION (Cont'd)
---------------------------------------

Condensed statements of cash flows
----------------------------------


Condensed statements of cash flows                              Year Ended December 31,
                                                           -----------------------------
                                                                  2001              2000
                                                           -----------       -----------
Cash flows from operating activities

Net income                                                 $ 1,004,177       $ 1,895,967
Equity earnings of subsidiary                               (1,101,260)       (1,933,166)
(Increase) in other assets                                     (30,896)           (6,958)
Increase (decrease) in other liabilities                        49,191          (152,993)
                                                           -----------       -----------

   Net cash (used in) operating activities                     (78,788)         (197,150)
                                                           -----------       -----------

Cash flows from investing activities
------------------------------------

Net decrease in loans receivable                               101,936           176,503
Dividends from subsidiary                                      598,798         1,130,000
                                                           -----------       -----------

   Net cash provided by investing activities                   700,734         1,306,503
                                                           -----------       -----------

Cash flows from financing activities
------------------------------------

Dividends paid                                                (302,730)         (275,410)
Purchases of treasury stock                                    (56,250)       (1,320,845)
                                                           -----------       -----------

   Net cash (used in) financing activities                    (358,980)       (1,596,255)
                                                           -----------       -----------

Net  increase (decrease) in cash and cash equivalents          262,966          (486,902)
Cash and cash equivalents - beginning                          299,605           786,507
                                                           -----------       -----------

Cash and cash equivalents - ending                         $   562,571       $   299,605
                                                           ===========       ===========


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



20.    QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------

                                                       Year Ended December 31, 2001
                                           ------------------------------------------------------
                                              First        Second         Third        Fourth
                                             Quarter       Quarter       Quarter       Quarter
                                           ------------  ------------  ------------  ------------
                                                   (In thousands, except per share data)

Interest income                              $ 4,444      $ 4,081       $ 3,783      $ 3,583
Interest expense                               2,682        2,336         1,981        1,734
                                             -------      -------       -------      -------
Net interest income                            1,762        1,745         1,802        1,849
Provision for loan losses                         25           25             3           --
Non-interest income                              103           60           119          159
Non-interest expense                           1,338        1,974         1,309        1,320
Income taxes (benefit)                           194          (66)          223          250
                                             -------      -------       -------      -------
Net income (loss)                            $   308      $  (128)      $   386      $   438
                                             =======      =======       =======      =======
Basic and diluted net income (loss) per
  common share                               $  0.16      $ (0.07)      $  0.21      $  0.23
                                             =======      =======       =======      =======



                                            Year Ended December 31, 2000
                                ------------------------------------------------------
                                   First        Second         Third        Fourth
                                  Quarter       Quarter       Quarter       Quarter
                                ------------  ------------  ------------  ------------
                                        (In thousands, except per share data)

Interest income                       $4,114      $4,425      $4,639      $4,737
Interest expense                       2,362       2,539       2,784       2,832
                                      ------      ------      ------      ------
Net interest income                    1,752       1,886       1,855       1,905
Provision for loan losses                 25          25          16          25
Non-interest income                      281         163          99         131
Non-interest expense                   1,262       1,227       1,201       1,275
Income taxes                             280         296         270         274
                                      ------      ------      ------      ------
Net income                            $  466      $  501      $  467      $  462
                                      ======      ======      ======      ======
Basic and diluted net income per
  common share                        $ 0.24      $ 0.26      $ 0.24      $ 0.24
                                      ======      ======      ======      ======


                      PULASKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



21.   IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------------

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on at least an annual basis. The Company will fully adopt SFAS No. 142 on January 1, 2002. The Company does not believe the adoption of SFAS No. 142 will have a material impact on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the impairment of Disposal of Long-Lived Assets." This standard sets forth the accounting for the impairment of long-lived assets, whether they are held and used or are disposed of by sale or other means. It also broadens and modifies the presentation of discontinued operations. The standard will be effective for the Company's fiscal year 2002, although early adoption is permitted, and its provisions are generally to be applied prospectively. The Company does not believe SFAS No. 144 will have a material impact on its consolidated financial statements.